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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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U.S. WIRELESS DATA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. WIRELESS DATA, INC.
2728 Orchard Parkway
San Jose, California 95134

NOTICE OF SPECIAL MEETING
To Be Held on September 14, 2007

To the Stockholders of U.S. Wireless Data, Inc.:

        Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of U.S. Wireless Data, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on September 14, 2007, at our principal executive office located at 2728 Orchard Parkway, San Jose, California 95134, to consider and act upon the following proposals:

  Amendments to Corporate Charter

  1.
  To change the Company's name to "StarVox Communications, Inc."

  2.
  To increase the authorized number of shares of our Common Stock from 19,000,000 to 200,000,000

  3.
  To effect a 1-for-2.5 share reverse split of our Common Stock

  4.
  To delete all references to the Company's Series A Preferred Stock

  5.
  To increase the authorized number of shares of our Preferred Stock from 1,000,000 to 5,000,000

  Adoption of Equity Incentive Plan

  6.
  To approve the adoption of the 2007 Equity Incentive Plan

  Other Matters

  7.
  To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

        Only stockholders of record at the close of business on August 15, 2007 are entitled to notice of and to vote at the Special Meeting.

        All stockholders are cordially invited to attend the Special Meeting in person. To ensure your representation at the Special Meeting, however, you are urged to submit your proxy as promptly as possible by following the instructions on the enclosed proxy card. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. Any stockholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

Christopher T. McKee Vice President, Legal Counsel and Secretary

San Jose, California
August 30, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

U.S. WIRELESS DATA, INC.
2728 Orchard Parkway
San Jose, California 95134

PROXY STATEMENT

SPECIAL MEETING TO BE HELD ON SEPTEMBER 14, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Wireless Data, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on September 14, 2007 (the "Special Meeting") at 10:00 a.m., local time, at our principal executive office located at 2728 Orchard Parkway, San Jose, California 95134, or at any adjournments or postponements thereof. This proxy statement and the accompanying notice and form of proxy are being mailed to stockholders entitled to vote at the Special Meeting on or about August 30, 2007.

        Unless otherwise expressly stated, all references to share amounts or share ratios in this Proxy Statement are based on share amounts and share ratios currently in effect, without adjustment for the proposals discussed below relating to (i) increasing the authorized shares of Common Stock that will result in the conversion of the Company's Series A Preferred Stock into Common Stock or (ii) the 1-for-2.5 share reverse split of the Common Stock.

Record Date and Share Ownership

        The Board of Directors has fixed the close of business on August 15, 2007 as the record date (the "Record Date"). Accordingly, only holders of record of our Common Stock or Series A Preferred Stock, as the case may be, as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or an adjournment thereof. As of July 31, 2007, an aggregate of 11,775,326 shares of our Common Stock were issued and outstanding and an aggregate of 301,594 shares of our Series A Preferred Stock were issued and outstanding.

Voting and Proxies

        The holders of Common Stock are entitled to one vote per share on any proposal presented at the Special Meeting and the holders of Series A Preferred Stock are entitled to approximately 73.6908 votes per share on any proposal presented at the Special Meeting. Execution of a proxy will not in any way affect a stockholder's right to attend the Special Meeting and vote in person. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting.

        Voting Procedures for Record Holders.    If you hold a stock certificate in your name for our Common Stock or Series A Preferred Stock, as the case may be, you are the owner of record. If you attend the meeting, you may vote in person. If you want to vote by proxy, complete, sign, date, and return the enclosed proxy card to the address provided on the proxy card.

        Voting Procedures for Shares in Street Name.    If your shares of our Common Stock or Series A Preferred Stock, as the case may be, are held in the name of a brokerage house or financial institution, you are a beneficial owner and the brokerage house or the financial institution holding your shares is the record holder. This is often referred to as being held in "street name." In order to vote your shares, you must follow the voting directions given by the brokerage house or financial institution.

        Revocation of Proxy.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with our Secretary, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy to be revoked, (2) duly executing a later-dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the Special Meeting or (3) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to U.S. Wireless Data, Inc., 2728 Orchard Parkway, San Jose, California 95134, Attention: Christopher McKee, Secretary, at or before the taking of the vote at the Special Meeting.

Quorum and Votes Required

        The quorum requirement for holding the Special Meeting and transacting business is that holders of a majority of the shares of our outstanding Common Stock and Series A Preferred Stock (on an as-converted-to Common Stock basis), entitled to vote must be present in person or represented by proxy. Under the General Corporation Law of the State of Delaware, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence of a quorum. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

        The vote required for the proposals to be considered at the Special Meeting is as follows:

  Amendments to Corporate Charter

        The approval of the following amendment to the Company's current Amended and Restated Certificate of Incorporation (the "Current Charter") will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's capital stock, on an as-converted-to Common Stock basis. In tabulating the voting results for this matter, shares that constitute broker non-votes and abstentions will have the same effect as votes against the matter.

1.
To change the Company's name to "StarVox Communications, Inc."

        The approval of the following amendments to the Company's Current Charter will require the affirmative vote of the holders of a majority of the outstanding shares of both classes of the Company's capital stock, on an as-converted-to Common Stock basis, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock, voting as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of the Company's Series A Preferred Stock, voting as a single class. In tabulating the voting results for each of these matters, shares that constitute broker non-votes and abstentions will have the same effect as votes against the matter.

2.
To increase the authorized number of shares of our Common Stock from 19,000,000 to 200,000,000 (on a post-split basis).

3.
To effect a 1-for-2.5 share reverse split of our Common Stock.

        The approval of the following amendments to the Company's Current Charter will require the affirmative vote of the holders of a majority of the outstanding shares of both classes of the Company's capital stock, on an as-converted-to Common Stock basis, and the affirmative vote of the holders of a majority of the outstanding shares of the Company's Series A Preferred Stock, voting as a single class. In tabulating the voting results for each of these matters, shares that constitute broker non-votes and abstentions will have the same effect as votes against the matter

4.
To delete all references to the Company's Series A Preferred Stock.

5.
To increase the authorized number of shares of our Preferred Stock from 1,000,000 to 5,000,000 (on a post-split basis).

  Adoption of 2007 Equity Incentive Plan and Other Matters

        The approval of the adoption of the 2007 Equity Incentive Plan and the transaction of other business will require the affirmative vote of the holders of a majority of both classes of the outstanding shares of the Company's capital stock, on an as-converted-to Common Stock basis, present in person or by proxy at the Special Meeting. In tabulating the voting results for each of these matters, shares that constitute broker non-votes and abstentions will have the same effect as votes against the matter.

6.
To approve the adoption of the 2007 Equity Incentive Plan.

7.
To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

        The persons named as attorneys-in-fact in the proxies, Thomas Rowley and Christopher McKee, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Special Meeting will be voted. If you provide specific voting instructions, your shares will be voted as you instruct. If you hold shares in your name and you sign and return the proxy card but do not provide specific voting instructions, your shares will be voted as the Board of Directors recommends.

        The Board of Directors knows of no other matter to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

        Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Common Stock or Series A Preferred Stock, as the case may be, to be represented at the Special Meeting by the proxies named on the enclosed proxy card. This proxy statement and form of proxy are being sent to you in connection with this request and have been prepared for the Board of Directors by our management.

Proxy Solicitation Costs

        The Company is bearing the cost of preparing, assembling, printing and mailing these proxy materials and soliciting votes.

Deadline for Submission of Stockholder Proposals for 2007 Annual Meeting

        As a stockholder you may be entitled to present proposals for action at a forthcoming stockholder meeting. Pursuant to the rules of the Securities and Exchange Commission and our bylaws, stockholder proposals that stockholders intend to present at our 2007 Annual Meeting of Stockholders and desire to have included in our proxy materials relating to such meeting must be received by us at a reasonable time before we begin to print and mail our proxy materials, and must be in compliance with applicable laws and regulations (including the regulations of the Securities and Exchange Commission under Rule 14a-8). We anticipate that our proxy materials for the 2007 Annual Meeting of Stockholders will be printed and mailed within 120 days of August 31, 2007. Proposals should be addressed to:

Corporate Secretary
U.S. Wireless Data, Inc.
2728 Orchard Parkway
San Jose, California 95134

        For stockholder proposals not included in our proxy materials (in accordance with Rule 14a-8) but which stockholders intend to present at our 2007 Annual Meeting of Stockholders, our bylaws provide that the stockholder generally must have given timely notice thereof in writing to the Secretary of the Company not less than 120 calendar days prior to the anniversary of the date on which we first mailed our proxy materials for our immediately preceding annual meeting of stockholders. However, because we did not have an annual meeting last year, notice by the stockholder must be received a reasonable time before we print and mail our proxy materials. A stockholder's notice to our Secretary (to the address noted above) must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

AMENDMENTS TO CURRENT CHARTER

        1.    General Background.    On March 23, 2007, the Company and StarVox Communications, Inc., a California corporation ("StarVox"), completed a merger in accordance with the terms and conditions of an Agreement and Plan of Merger, dated June 14, 2006, as amended and restated on February 6, 2007 and further amended on March 7, 2007. Pursuant to the merger, StarVox Acquisition, Inc., a wholly owned subsidiary of the Company, merged with and into StarVox, with StarVox surviving the merger and becoming a wholly-owned subsidiary of the Company and our sole operating Company.

        In connection with the merger, all issued and outstanding shares of StarVox common stock and preferred stock were exchanged for an aggregate of approximately 301,594 shares of the Company's Series A Preferred Stock. The Series A Preferred Stock are convertible into an aggregate amount of approximately 22,224,705 shares of Company Common Stock. Pursuant to the terms of the merger agreement, the shares of Series A Preferred Stock issued in connection with the merger will automatically convert into shares of Company Common Stock upon the filing of an amendment of the Company's Current Charter to increase the authorized number of shares of Common Stock (see discussion below under "Proposal #2: Increase the Authorized Shares of Common Stock."

        Upon completion of the merger, the Company ceased to be a "shell" company and commenced the business of providing voice and high speed data, and other services incident thereto, to residential and commercial customers through its wholly owned subsidiary StarVox.

        In connection with the merger, on March 26, 2007, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K describing the merger and the business of StarVox. Reference is made to this Current Report and other more recent periodic reports filed by the Company with the SEC for additional information concerning the business and financial results of the Company.

PROPOSAL #1

CHANGE CORPORATE NAME TO "STARVOX COMMUNICATIONS, INC."

        The Board of Directors of the Company has unanimously approved an amendment and restatement of the Company's Current Charter, subject to the approval of the stockholders, to change its corporate name to "StarVox Communications, Inc." The Board believes that the change of corporate name will disassociate the Company from its recent status as a "shell" company, accurately reflects the business and strategy of the Company, and permits the continued brand recognition of the corporate name.

        Subject to approval of this proposal by the stockholders, concurrent with the change of the Company's corporate name, the Company will change the name of StarVox Communications, Inc., its wholly owned subsidiary, to "StarVox, Inc."

        A copy of the proposed Second Amended and Restated Certificate of Incorporation (the "Amended Charter") that provides for the corporate name change addressed by this Proposal #1, as well as other changes contemplated by the proposals below, is attached to this proxy statement as Appendix A.

Effective Date

        If Proposal #1 is approved, the name change will become effective as of 5:00 p.m. Eastern Time on the date of filing of the Amended Charter with the office of the Secretary of State of the State of Delaware. We expect to file the Amended Charter promptly after approval of one or more of the proposals as described herein. We refer to this time and date as the "Effective Date."

Recommendation of the Board

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED CHANGE OF THE CORPORATE NAME TO "STARVOX COMMUNICATIONS, INC."

PROPOSAL #2

INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

        The Company's Board of Directors has unanimously approved an amendment and restatement of the Company's Current Charter, subject to approval of the stockholders, which would increase the authorized shares of Common Stock from 19,000,000 shares to 200,000,000, on a post-reverse split basis. A copy of the proposed Amended Charter that shows the recommended increase in authorized Common Stock addressed in this Proposal #2, as well as other proposals described in this proxy statement, is attached as Appendix A.

Purposes for the Increase in Authorized Common Stock; Conversion of Series A Preferred Stock into Common Stock

        At the time of the merger, each outstanding share of StarVox capital stock was automatically converted into the right to receive approximately 0.00140303 shares of the Company's Series A Preferred Stock. The Company and StarVox intended that all holders of StarVox capital stock of any class or series (including rights to receive StarVox capital stock) would receive Common Stock of the Company in the merger. However, the Company has insufficient shares of authorized Common Stock to accommodate this objective. As a result, it was not possible in connection with the merger to provide for the conversion of the StarVox capital stock into the right to receive Common Stock of the Company.

        Under the merger agreement between the Company, its acquisition subsidiary, and StarVox, the Company must use its commercially reasonable efforts to obtain stockholder approval to increase the authorized Common Stock in the Company's Current Charter. Subject to such approval, upon the Effective Date, and without any further action on the part of the Company's stockholders, each outstanding share of Series A Preferred Stock will be automatically converted into approximately 73.6908 shares of Common Stock.

        In addition, any outstanding options or warrants or instruments of the Company that are exercisable for or convertible into Series A Preferred Stock of the Company will automatically be exercisable for or convertible into Common Stock of the Company, based on the same conversion ratio.

        In addition to permitting the conversion of the outstanding Series A Preferred Stock into Common Stock as contemplated by the merger, the Board of Directors believes that the proposed increase in authorized shares is necessary to permit the Company to achieve the other business objectives discussed below.

Description of Current Capital Stock Structure

  General

        The following is a summary of the current rights of our Common Stock and Series A Preferred Stock, $0.01 par value, and related provisions of our Current Charter and Bylaws. Our authorized capital stock consists of 20,000,000 shares, of which 19,000,000 shares are designated as Common Stock, $0.01 par value, and 1,000,000 shares are designated as Preferred Stock, $0.01 par value. As of July 31, 2007, we had 11,775,326 shares of Common Stock outstanding and approximately 301,594 shares of our Series A Preferred Stock outstanding. Our outstanding shares of Series A Preferred Stock were issued in connection with the merger and will be automatically converted into approximately 22,224,705 shares of our Common Stock upon the filing of the Amended Charter. Upon the conversion of our Series A Preferred Stock into Common Stock, we will have 34,000,031 shares of Common Stock outstanding. In addition, as of July 31, 2007, we had 6,710,035 shares of our Common Stock and 29,093 shares of our Series A Preferred Stock that were subject to outstanding options, 9,419,311 shares of our Common Stock and 267,647 shares of our Series A Preferred Stock that were subject to outstanding warrants, and approximately 4,116,541 shares of our Common Stock were subject to issuance upon conversion of outstanding convertible notes (based on certain assumptions relevant to the conversion ratio).

  Common Stock

        The holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Our stockholders have the right to cumulate votes in the election of Directors. Holders of Common Stock will be entitled to receive dividends, if any, on a pro rata basis as may be declared from time to time by the Board of Directors out of funds legally available. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share, on a pro rata basis along with holders of Series A Preferred Stock, in all the assets of the Company remaining after payment of liabilities and distribution of any liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock in general have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

  Preferred Stock

        Pursuant to our Current Charter, our Board of Directors is authorized, without any action by our stockholders, to designate and issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, or sinking fund terms, any or all of which may be greater than the rights of our Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

  Series A Preferred Stock

        On March 21, 2007, the Company filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of U.S. Wireless Data, Inc. designating 600,000 shares of Company Preferred Stock as Series A Preferred Stock in connection with the merger. Upon the completion of the merger, approximately 301,594 shares of our Series A Preferred Stock were issued to holders of StarVox capital stock. Each outstanding share of our Series A Preferred Stock will be automatically converted, without any further action required by the holders of such stock, into approximately 73.6908 shares of Common Stock upon the effectiveness of the filing of the Amended Charter.

        Holders of Series A Preferred Stock are entitled to vote together with holders of our Common Stock as a single class on all matters submitted for a vote of our stockholders. When voting together with holders of our Common Stock, each share of Series A Preferred Stock shall entitle the holder of such share to cast one vote for each vote that such holder would be entitled to cast had such holder converted such shares of Series A Preferred Stock into shares of Common Stock. Currently, each share of Series A Preferred Stock is convertible into approximately 73.6908 shares of Common Stock. If our Board of Directors declares a dividend payable upon shares of Common Stock, each holder of Series A Preferred Stock shall be entitled to receive the dividend amount payable on the Series A Preferred Stock as would be declared payable on the number of shares of Common Stock into which such shares of Series A Preferred Stock can be converted. In the event of the liquidation, dissolution, or winding up of the Company, our remaining assets shall be distributed on a pro rata basis to the holders of our Common Stock and Series A Preferred Stock as if such shares of Series A Preferred Stock had been converted into Common Stock. Other than as set forth above, holders of our Series A Preferred Stock have no special voting rights or anti-dilution price protection, and have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Preferred Stock.

Other Purposes for Increasing the Authorized Common Stock

  Increase for General Corporate Purposes

        The Board of Directors believes that it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise without the expense and delay of a special or annual meeting of stockholders. The Board of Directors believes that the availability of such shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified by the Board of Directors in the future. As more specifically discussed below, shares may be issued for any purpose the Board of Directors deems in the best interest of the Company, including but not limited to, issuances for financing transactions or to effect acquisitions of companies or complementary businesses, products or assets. In addition, shares may be issued for a variety of other legitimate business purposes, including in the event the Board of Directors determines that it is necessary or appropriate to permit a future stock dividend or stock split, to establish a commercial or other relationship with a corporate partner or to issue shares under management incentive or employee benefit plans.

  Increase for Financing Purposes

        For the last several months, the Company has been actively engaged in contacting potential investors to raise equity capital. Any equity financing transaction is likely to include the issuance of shares of the Company's Common Stock, or convertible debentures or other instruments with equity-related features that would involve the issuance of its Common Stock either immediately or at a later time. As a result, it is critical to the Company's ability to negotiate and conclude equity financing arrangements to have sufficient authorized shares of its Common Stock. The Company has not currently entered into any agreement providing for an equity or equity-related financing but is hopeful that it will be able to reach an agreement or agreements to raise equity capital in the near term.

  Increase for Acquisition Purposes

        An important part of the Company's business plan is to expand its operations through the acquisition of competitive local exchange carriers, or CLECs. The Company's growth strategy has two key components: a strategy of acquiring customer bases by acquiring traditional CLECs, and a VoIP migration strategy for reducing costs and increasing profitability of the acquired customer bases by transitioning customers from legacy telephone networks to the Company's VoIP network and IP-based applications. Since its acquisition of CTI, a regional CLEC, in 2006, the Company has been engaged in discussions, and in some cases negotiations of preliminary acquisition terms, with a number of local or regional CLECs. Although the Company is not in contract or in current negotiations with any potential acquisition candidate at this time, the Company believes that it will be necessary to have sufficient working capital to use as purchase consideration for an acquisition. The Company's equity fundraising activities described above, and the related need for additional authorized shares of Common Stock, are fundamental to the Company's ability to effect acquisitions and realize its growth plans.

Effect of Increased Authorized Capital Stock and 1-for-2.5 Share Reverse Stock Split

        This increase in authorized Common Stock will not have an immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue the authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by the Company's certificate of incorporation, applicable laws and regulations and the rules and regulations of any exchange on which the Company's capital stock may become listed. To the extent that the additional authorized shares of Common Stock are issued in the future, they will decrease the existing stockholders' percentage equity ownership of the Company and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to the Company's existing stockholders.

        The table below illustrates the effect of the approval of "Proposal #2: Increase the Authorized Shares of Common Stock" and the resulting automatic conversion of outstanding Series A Preferred Stock into Common Stock of the Company, the approval of "Proposal #3: Effect a 1-for-2.5 Share Reverse Stock Split of Our Common Stock", and the approval of "Proposal #5: Increase the Authorized Shares of Preferred Stock", based on the outstanding share capital of the Company as of July 31, 2007:

	Capitalization at July 31, 2007: (Before effectiveness of Amended Charter)	Capitalization at July 31, 2007: (Assuming effectiveness of Amended Charter)*
Authorized Common Stock	19,000,000	200,000,000
Common Stock outstanding	11,775,326	13,600,012
Common Stock reserved for issuance under outstanding options, warrants and convertible instruments	20,245,887	8,098,355
Authorized Preferred Stock	1,000,000	5,000,000
Designated Series A Preferred	600,000	none
Series A Preferred outstanding	301,594	none
Series A Preferred reserved for issuance under outstanding options, warrants and convertible instruments	202,255	none

*
Share numbers have not been adjusted to reflect the cash payment for fractional shares resulting from the reverse stock split.

        The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares of Common Stock could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company.

Effective Date

        If Proposal #2 is approved, the increase in the authorized number of shares of Common Stock will become effective as of the Effective Date. We expect to file the Amended Charter promptly after approval of one or more of the proposals as described herein.

Relationship to Other Proposals

        In the event this Proposal #2 is not approved by the stockholders, then the Series A Preferred Stock of the Company will remain outstanding. In such event, and regardless of whether "Proposal #3: Effect a 1-for-2.5 Share Reverse Stock Split of Our Common Stock", "Proposal #4: Delete All References to the Company's Series A Preferred Stock", or "Proposal #5: Increase the Authorized Shares of Preferred Stock" are approved, the Board will modify the Amended Charter prior to filing it with the Delaware Secretary of State to include only the change of the corporate name.

        In the event this Proposal # 2 (as well as Proposals #1, 4 and 5) is approved but "Proposal #3: Effect a 1-for-2.5 Share Reverse Stock Split of Our Common Stock" is not, the Board will modify the Amended Charter prior to filing it with the Delaware Secretary of State to include only the change of the corporate name, the increase in the authorized Common Stock, the increase in the authorized Preferred Stock and the deletion of all current references to the Series A Preferred Stock.

Recommendation of the Board

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" AN INCREASE IN THE AUTHORIZED COMMON STOCK TO 200,000,000 SHARES.

PROPOSAL #3

EFFECT A 1-FOR-2.5 SHARE REVERSE SPLIT OF OUR COMMON STOCK

General

        The Board of Directors has unanimously approved an amendment and restatement of the Company's Current Charter, subject to the approval of the stockholders, to implement a reverse stock split of the Company's outstanding Common Stock based on a split ratio of 1-for-2.5. A copy of the proposed Amended Charter that provides for the 1-for-2.5 share reverse stock split addressed by this Proposal #3, as well as other proposals described in this proxy statement, is attached as Appendix A.

Purpose of a Reverse Stock Split

        The reason for the reverse stock split is to decrease the number of common shares outstanding. The Board of Directors believes that a reverse stock split would allow the Company to present a more rational capital structure to the financial community, including potential investors in the Company. As of July 31, 2007, we had 11,775,326 shares of Common Stock issued and outstanding, 91,057 shares of Common Stock subject to outstanding options, 9,419,311 shares of Common Stock subject to outstanding warrants, approximately 4,116,541 shares of Common Stock issuable upon conversion of outstanding convertible notes (based on certain assumptions relevant to the conversion ratio), and 22,224,705 shares of Common Stock issuable upon conversion of our outstanding Series A Preferred Stock and our Series A Preferred Stock subject to outstanding warrants.

        The reverse stock split is not intended as, and is not a part of or first step in, a "going private" transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). In addition, the Company is not able in the near term to satisfy the listing requirements for the listing of its stock on any stock exchange or dealer quotation system.

Risks and Potential Benefits of a Reverse Stock Split

        There can be no assurance that the market price of the Common Stock after the reverse stock split will adjust to reflect the ratio of the reverse stock split. In addition, it is possible that the liquidity of the Common Stock will be affected adversely by the reduced number of shares outstanding following the reverse stock split.

        In evaluating whether to seek stockholder approval for the reverse stock split, the Board of Directors took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.

        A sustained higher per share price of our Common Stock, which may result from the reverse stock split, could, however, increase the interest of the financial community in the Company and broaden the pool of investors that may consider investing in the Company, potentially increasing the trading volume and liquidity of our Common Stock. As a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. To the extent that the price per share of our Common Stock remains at a higher per share price as a result of the reverse stock split, some of these concerns may be ameliorated.

Principal Effects of a Reverse Stock Split

        Reference is made to the table above on page 9 for illustration of the impact of "Proposal #2: Effect of Increase Authorized Capital Stock" and this Proposal #3, and "Proposal #5: Increase the Authorized Shares of Preferred Stock" on the Company's share capital as of July 31, 2007.

        If the reverse stock split is authorized by the stockholders and is implemented, each issued share of Common Stock (including the outstanding Series A Preferred Stock as converted into Common Stock) immediately prior to the effective time of the reverse stock split, including any treasury shares, will automatically be converted, as of the effective time of the reverse stock split, into 0.4 shares of Common Stock. For current holders of the Series A Preferred Stock of the Company, each full share of such Series A Preferred Stock prior to the filing of the Amended Charter is convertible into approximately 73.6908 shares of Common Stock before the reverse stock split; upon the occurrence of the reverse stock split with the filing of the Amended Charter, each full share of such Series A Preferred Stock will automatically convert into approximately 29.4792 shares of Common Stock.

        Proportional adjustments will be made to the maximum number of shares issuable under, and other terms of, the Company's stock plans, as well as to the number of shares issuable under, and the exercise price of, the Company's outstanding options and warrants and instruments convertible into Common Stock.

        No fractional shares of Common Stock will be issued in connection with the reverse stock split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the reverse stock split will receive cash in lieu of the fractional share, as explained more fully below under the heading "Cash Payment in Lieu of Fractional Shares."

        Because the reverse stock split would apply to all issued shares of Common Stock, the proposed reverse stock split would not alter the relative rights and preferences of existing stockholders.

        The reverse stock split would not affect the $0.01 par value of our Common Stock. As a result, at the effective time of the reverse stock split, the stated capital with respect to our Common Stock on our balance sheet would be reduced to 40% of its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital account is reduced. The reverse stock split would affect our per share loss and net book value per share of the Common Stock, as there would be fewer shares of Common Stock outstanding.

        If the reverse stock split is authorized by the stockholders and effected by filing the Amended Charter, some stockholders may consequently own "odd lots" of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in "round lots" of even multiples of 100 shares. Therefore, those stockholders who own odd lots following a reverse stock split may be required to pay higher transaction costs should they then determine to sell their shares of Common Stock.

        If a reverse stock split is implemented, proportional adjustments will not be made to the 200,000,000 authorized shares of the Company Common Stock for which stockholder approval is sought under "Proposal #2: Increase the Authorized Shares of Common Stock". Accordingly, if this Proposal #3 is approved, the reverse stock split will increase the proportion of authorized but unissued shares of Common Stock relative to our outstanding and reserved Common Stock. Pursuant to the reverse stock split, the number of outstanding shares of our Common Stock will be reduced by a factor of 2.5. However, the 200,000,000 shares of Common Stock authorized under "Proposal #2: Increase the Authorized Shares of Common Stock" will not be reduced. Reference is made to the discussion under "Proposal #2: Increase the Authorized Shares of Common Stock" for the possible effects of increasing the authorized Common Stock substantially in excess of the Common Stock outstanding or reserved for issuance.

        Our Common Stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our Common Stock under the Exchange Act.

        American Stock Transfer & Trust Company will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time of the conversion of the Series A Preferred Stock into Common Stock and the reverse stock split, transmittal forms will be mailed to each record holder of Common Stock and Series A Preferred Stock. Stockholders will be asked to surrender all certificates evidencing shares of Series A Preferred Stock and Common Stock owned prior to the reverse stock split in exchange for certificates evidencing the new shares of Common Stock in accordance with the instructions set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate or certificates, together with the properly completed and executed letter of transmittal, to the exchange agent. Any old shares of Series A Preferred Stock and Common Stock submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares of Common Stock. Stockholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares they are entitled to hold as a consequence of the reverse stock split.

        Stockholders will not be entitled to exercise rights of appraisal in connection with the reverse stock split.

Effect on Series A Preferred Stock

        We are not proposing any stock split of our outstanding Series A Preferred Stock. In the event that Proposal #2 and Proposal #3 are approved, then immediately on upon the effectiveness of the filing of the Amended Charter with the Delaware Secretary of State, and without any further action on the part of the Company's stockholders, each outstanding share of Series A Preferred Stock will be automatically converted into approximately 73.6908 shares of Common Stock, on a pre-reverse split basis and each such share of Common Stock will then be automatically converted into 0.4 shares of Common Stock post-split as described above under the heading "Principal Effects of a Reverse Stock Split."

Cash Payment in Lieu of Fractional Shares

        In lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of the reverse stock split, we will pay the holder cash equal to that fraction multiplied by the fair market value of the Common Stock as determined by the board of directors. The board of directors has determined that the fair market value of the Common Stock at the date of mailing of this proxy statement is $0.04, notwithstanding the trading price of the Common Stock in the over-the-counter market. The Board's determination of the fair market value of the stock of the Company is based on a valuation report from an independent valuation firm, dated as of June 1, 2007 as more fully explained in "Proposal #6: Approve the Adoption of the 2007 Equity Incentive Plan" under the heading "Number of Awards Granted to Employees, Consultants, and Directors." Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

        Cash received in lieu of fractional shares will be treated as payment in exchange for such shares. The difference between the amount of cash received and basis allocable to such fractional shares should be a capital gain or loss (long-term if such fractional share (pre-reverse split) has been held for more than one year), as the case may be, provided that such shares are held as a capital asset on the effective date of the reverse stock split.

Effective Date

        If the proposed reverse stock split is approved, the reverse stock split will become effective as of the Effective Date. We expect to file the Amended Charter promptly after approval of one or more of the proposals as described herein. Except as explained above with respect to fractional shares, on the Effective Date, shares of our Common Stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined, converted and changed into new shares of Common Stock in accordance with the reverse stock split explained in this proposal.

Relationship to Other Proposals

        In the event "Proposal #2: Increase the Authorized Shares of Common Stock" above is not approved by the stockholders (regardless of whether this Proposal #3 is approved), then the Board of Directors will exercise its discretionary authority and will modify the Amended Charter prior to filing it with the Delaware Secretary of State to include only the change of the corporate name.

Recommendation of the Board

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED 1-for-2.5 SHARE REVERSE SPLIT OF THE COMMON STOCK.

PROPOSAL #4

DELETE ALL REFERENCES TO THE COMPANY'S SERIES A PREFERRED STOCK

        The Board of Directors has unanimously approved an amendment and restatement of the Company's Current Charter, subject to the approval of the stockholders, to delete all references to the Company's Series A Preferred Stock, including the rights, preferences and privileges of the Series A Preferred Stock. A copy of the proposed Amended Charter that shows the deletion of all references to the Series A Preferred Stock, as well as other proposals described in this proxy statement, is attached as Appendix A.

        Upon the approval of Proposal #2 above by the Company's stockholders, the Amended Charter will be filed with the Secretary of the State of the State of Delaware. Upon the filing of the Amended Charter, all of the outstanding shares of the Company's Series A Preferred Stock will automatically convert into Common Stock and all references to the Company's Series A Preferred Stock will be eliminated.

Relationship to Other Proposals

        In the event that "Proposal #2: Increase the Authorized Shares of Common Stock" is not approved by the stockholders then the Series A Preferred Stock of the Company will remain outstanding. In such event (and regardless of whether this Proposal #4 is approved), the Board of Directors will modify the Amended Charter prior to filing it with the Delaware Secretary of State to include only the change of the corporate name.

Recommendation of the Board

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED DELETION OF ALL REFERENCES TO THE COMPANY'S SERIES A PREFERRED STOCK.

PROPOSAL #5

INCREASE THE AUTHORIZED PREFERRED STOCK

        The Company's Board of Directors has unanimously approved an amendment and restatement of the Company's Current Charter, subject to approval of the stockholders, which would increase the authorized shares of Preferred Stock from 1,000,000 shares to 5,000,000 shares, on a post-reverse split basis. A copy of the proposed Amended Charter that shows the recommended increase in authorized Preferred Stock addressed in this Proposal #5, as well as other proposals described in this proxy statement, is attached as Appendix A.

Purpose for and General Effect of the Increase in Authorized Preferred Stock

        In the event that "Proposal #2. Increase the Authorized Shares of Common Stock" is approved by the stockholders, all outstanding Series A Preferred Stock will automatically convert into Common Stock upon the Effective Date. One of the purposes of the Amended Charter is to eliminate references to the currently authorized and outstanding Series A Preferred Stock which will automatically be converted into Common Stock upon the Effective Date. The proposed Amended Charter will thereafter provide the Company with the flexibility to issue up to 5,000,000 shares (post-reverse split) of Preferred Stock in series, with such rights, preferences and privileges as the Board of Directors shall determine, without the need for further stockholder approval. From time to time, the Board may determine that the designation and issuance of Preferred Stock with certain rights and preferences is necessary to achieve the same business objectives discussed above under "Proposal #2: Increase the Authorized Shares of Common Stock". Because the terms of such stock may be fixed by the Board of Directors without stockholder action, it can be designated and issued quickly in the event the Company requires additional equity capital.

        The existence of authorized but undesignated Preferred Stock could also have the effect of delaying or preventing a change of control of the Company without further action by the stockholders. Shares of authorized and unissued Preferred Stock could (within the limits imposed by applicable law) be given terms and issued in one or more transactions which would make a takeover of the Company more difficult, and therefore less likely. Shares of undesignated Preferred Stock could also be issued to persons who are friendly to existing management or used to make acquisitions or enter into other transactions which might frustrate potential acquirors. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Further, any Preferred Stock designated and issued could have rights equal to or superior to those of the outstanding Common Stock and could adversely affect the voting or other rights of the Common Stock. Finally, any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of all outstanding shares of Common Stock, and not just diluting the stock ownership or voting rights of persons seeking to obtain control of the Company. The Company does not presently contemplate the issuance of any such undesignated Preferred Stock.

Effective Date

        If this Proposal #5 is approved, the increase in the authorized number of shares of Preferred Stock will become effective as of the Effective Date. We expect to file the Amended Charter promptly after approval of one or more of the proposals as described herein.

Relationship to Other Proposals

        In the event this Proposal #5 is not approved by the stockholders but Proposals #1, 2, 3 and 4 are approved, the Board will modify the Amended Charter prior to filing it with the Delaware Secretary of State to include only the change of the corporate name, the increase in the authorized Common Stock, the reverse split of the Common Stock and the deletion of all current references to the Series A Preferred Stock.

Recommendation of the Board

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" AN INCREASE IN THE AUTHORIZED PREFERRED STOCK TO 5,000,000 SHARES.

PROPOSAL #6

APPROVAL OF THE 2007 EQUITY INCENTIVE PLAN

        The stockholders are being asked to approve a new 2007 Equity Incentive Plan (the "Incentive Plan"). The Board of Directors has approved the Incentive Plan, subject to approval from the stockholders at the Special Meeting. If the stockholders approve the Incentive Plan it will replace the 2007 Stock Plan of StarVox (the "2007 Stock Plan") and no further awards will be made thereunder. The 2007 Stock Plan, however, will continue to govern awards previously granted under that plan.

        The Board of Directors believes that equity incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. The Board of Directors believes that the Incentive Plan will increase the Company's ability to achieve this objective by allowing for several different forms of long-term equity incentive awards, which will help the Company to recruit, reward and retain talented personnel. The Board of Directors further believes that due to recent changes in the equity compensation accounting rules under Statement of Financial Accounting Standards No. 123(R), it will be beneficial to the Company to have greater flexibility under the Company's employee equity incentive plan to use equity compensation awards other than stock options.

        The Board of Directors believes strongly that the awards permitted under the Incentive Plan are vital to the Company's ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which the Company competes. Such awards also are crucial to the Company's ability to motivate employees to achieve its goals and to the Company's success.

        The following is a summary of the principal features of the Incentive Plan and its operation. The summary is qualified in its entirety by reference to the Incentive Plan itself attached as Appendix B.

        Unless otherwise expressly stated, all references to share amounts in this Proposal #6 are based on share amounts currently in effect, without adjustment for the proposals discussed above relating to (i) increasing the authorized shares of Common Stock that will result in the conversion of the Company's Series A Preferred Stock into Common Stock or (ii) the 1-for-2.5 share reverse split of the Common Stock.

General

        The Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance shares and performance units, and (vi) other stock or cash awards. Each of these is referred to individually as an "Award." Employees, Directors and consultants who provide services to the Company and its affiliates are eligible to receive awards under the Incentive Plan. As of July 31, 2007, approximately 72 employees, 4 directors and 9 consultants would be eligible to participate in the Incentive Plan.

Number of Shares of Common Stock Available Under the Incentive Plan

        The Board has reserved 907,998 shares of the Company's Common Stock for issuance under the Incentive Plan plus

            (i)  any shares subject to stock options or similar awards granted under the 2007 Stock Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2007 Stock Plan that are forfeited to or repurchased by the Company; and

           (ii)  an annual automatic increase to be added on the first day of the Company's fiscal year beginning with the 2009 fiscal year (commencing September 1, 2008), equal to the least of (A) 1,000,000 shares, (B) four percent (4%) of the outstanding shares on the last day of the immediately preceding fiscal year or (C) such number of shares determined by our board of directors.

The shares may be authorized, but unissued, or reacquired Common Stock. As of July 31, 2007, no Awards have been granted under the Incentive Plan. References to Common Stock in the Incentive Plan are deemed to refer to Series A Preferred Stock of the Company pending automatic conversion of such shares into Common Stock.

        If the Company declares a dividend or other distribution or engages in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Company's Common Stock, the Administrator (as defined below) will adjust the number and class of shares that may be delivered under the Incentive Plan, the number, class, and price of shares covered by each outstanding Award, and the numerical per-person limits on Awards.

Administration of the Incentive Plan.

        The Board of Directors, or a committee of Directors or of other individuals satisfying applicable laws and appointed by the Board of Directors (referred to herein as the "Administrator"), will administer the Incentive Plan. To make grants to certain of the Company's officers and key employees, the members of the committee must qualify as "non-employee Directors" under Rule 16b-3 of the Securities Exchange Act of 1934 ("Exchange Act"), and as "outside Directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") so that the Company can receive a federal tax deduction for certain compensation paid under the Incentive Plan and such awards can be exempt from certain requirements of Section 16 of the Exchange Act. Subject to the terms of the Incentive Plan, the Administrator has the sole discretion to select the employees, consultants, and Directors who will receive Awards, determine the terms and conditions of Awards, and to interpret the provisions of the Incentive Plan and outstanding Awards. Notwithstanding the foregoing, the Administrator may not modify or amend an option or stock appreciation right to reduce the exercise price of that Award after it has been granted or to cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right with a lower exercise price without stockholder approval.

Options.

        The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares subject to each option, although the Incentive Plan provides that a participant may not receive options for more than 1,000,000 shares in any fiscal year.

        The Administrator determines the exercise price of options granted under the Incentive Plan, provided the exercise price must be at least equal to the fair market value of the Company's Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of the Company's outstanding stock must be at least 110% of the fair market value of the Common Stock on the grant date.

        The term of an option may not exceed ten years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company's outstanding capital stock, the term of an incentive stock option may not exceed five years.

        After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant's Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights.

        Stock appreciation rights are rights to receive the appreciation in fair market value of Common Stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of Common Stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Incentive Plan. The Administrator, subject to the terms of the Incentive Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Incentive Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed ten years. No participant will be granted stock appreciation rights covering more than 600,000 shares during any fiscal year.

        After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant's Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock.

        Awards of restricted stock are rights to acquire or purchase shares of the Company's Common Stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Award agreement will generally grant the Company a right to repurchase or reacquire the unvested shares upon the termination of the participant's service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 400,000 shares of restricted stock during any fiscal year.

Restricted Stock Units.

        Restricted stock units are rights to receive a specified number of shares of Company common stock (or the cash value thereof) upon satisfying vesting criteria determined by the Administrator. For example, the Administrator may set restrictions based on the achievement of specific performance goals. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator may reduce or waive any vesting criteria that must be met to receive a payout. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the Incentive Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to the Company. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 400,000 restricted stock units during any fiscal year.

Performance Units and Performance Shares.

        Performance units and performance shares are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than 400,000 performance shares and no participant will receive performance units having an initial value greater than $300,000. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of the Company's Common Stock on the grant date.

Performance Goals.

        Awards of stock options, restricted stock, restricted stock units, performance shares, performance units and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: business divestitures and acquisitions; cash flow; cash position; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; economic value added; equity or stockholder's equity; expenses; gross margin; market share; net income; net profit; net sales; new product development; number of customers; operating earnings; operating income; operating margin; profit after taxes; profit before taxes; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on capital; return on equity; return on investments; return on net assets; return on sales; return on stockholder equity; return to stockholders; revenue; sales; sales growth; time to market; and working capital. The performance goals may differ from participant to participant and from Award to Award and may be used to measure the performance of the Company's business as a whole or one of the Company's business units and may be measured relative to a peer group or index.

Transferability of Awards.

        Awards granted under the Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant's lifetime only to the participant.

Change of Control.

        In the event of a change of control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the

Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination of the Incentive Plan.

        The Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Incentive Plan will terminate in 2017, unless the Board terminates it earlier.

Federal Tax Aspects

        The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

        Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

        Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

        Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

        Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

        Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company's Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Incentive Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

        Section 409A.    Section 409A of the Code prescribes certain requirements for non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions may only be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual's distribution commence no earlier than six months after separation from service.

        Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Recommendation of the Board

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ADOPTION OF THE 2007 EQUITY INCENTIVE PLAN.

Director Compensation

        Our Directors do not currently receive any cash compensation for their service as members of the Board of Directors. It is anticipated that current and newly elected non-employee Directors will receive varying levels of compensation for their services as Directors and on committees of the Board. We anticipate determining director compensation in accordance with industry practice and standards.

        In the past, USWD has issued warrants to purchase Common Stock to its Directors upon their joining the Board of Directors. The warrants granted to these Directors contained standard "piggyback" registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights; provided, however, that the shares of Common Stock issued upon exercise of such warrants will be subject to restrictions on resale for a period of one year from the date of exercise. The warrants granted to these Directors are as follows:

Name	Date of Grant	Number of shares Underlying Warrant	Exercise Price	Expiration Date
David Chazen Former President and Director of USWD	1/18/2006	150,000	$1.00	1/18/2008
David Goddard Former Director of USWD	2/13/2006	50,000	$1.00	2/13/2008
Barry Regenstein Director of USWD	1/18/2006	50,000	$1.00	1/18/2008

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Executive Compensation

        The following table provides information regarding the compensation of StarVox's Chief Executive Officer, USWD's Chief Executive Officer and each of the four other most highly compensated executive officers during the year ended August 31, 2006. We refer to these executive officers as our named executive officers. In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by a named executive officer that do not exceed the lesser of $50,000 or 10% of that officer's salary and bonus as disclosed in this table.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Other Annual Compensation		Securities Underlying Options (#)	All Other Compensation ($)
Thomas E. Rowley(1) CEO and Director	2006 2005 2004	147,000 — —		— — —	— — —		— — —	60,000 36,000 —
Douglas S. Zorn President and Director	2006 2005 2004	175,667 60,000 —	(2)	— — —	9,684 — —	(3)	— — —	— — —
Sherri L. Bakos Vice President, Sales	2006 2005 2004	159,470 — —		— — —	— — —		— — —	— — —
Richard J. Barry Vice President, Marketing	2006 2005 2004	150,000 84,500 —		— — —	— — —		— — —	— — —
Michael Sharman Vice President, Operations	2006 2005 2004	148,864 12,500 —		— — —	— — —		— — —	— — —
Robert S. Ellin(4) CEO & Director	2006 2005 2004	— — —		— — —	— — —		— — —	— — —

(1)
Mr. Rowley became our Chief Executive Officer upon the completion of the merger of StarVox with US Wireless Data on March 26, 2007. Mr. Rowley served as StarVox's Chief Executive Officer since June 2006. All other compensation consisted of consulting services charged to StarVox for fiscal years ended August 31, 2006, and 2005.

(2)
This amount represents deferred compensation.

(3)
Other compensation was attributable to the use of Company vehicle.

(4)
Mr. Ellin resigned as USWD's Chief Executive Officer upon completion of the merger.

Option Grants in Last Fiscal Year

        Neither StarVox nor USWD granted any stock options to our named executive officers in fiscal 2004, 2005 or 2006.

Options Grants through July 31, 2007

        The following table provides information regarding grants of stock options to each of the named executive officers through July 31, 2007. The percentage of total options set forth below is based on options to purchase an aggregate of 5,451,515 shares of our Common Stock, assuming the conversion of preferred stock into Common Stock, granted to employees during such time. All options were granted at the fair market value of StarVox Common Stock, as determined by StarVox's Board of Directors on the date of grant. These options were granted under the 2007 Stock Plan. The options vest over a four year period, at a rate of 25% upon the first anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter. See "Employee Benefit Plans—2007 Stock Plan" for a further description of certain terms relating to these options.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employee (%)	Exercise Price per share ($)	Expiration Date
Thomas E. Rowley	1,835,180	33.7%	$0.30	2/18/2017
Douglas S. Zorn	1,654,246	30.3%	$0.30	2/18/2017
Sherri L. Bakos	361,866	6.6%	$0.30	2/18/2017
Richard J. Barry	361,866	6.6%	$0.30	2/18/2017
Nancy A. Dirgo	271,658	5.0%	$0.30	2/18/2017
Michael Sharman	361,866	6.6%	$0.30	2/18/2017

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        None of our named executive officers held options in fiscal 2006 and therefore no options were exercised in fiscal 2006.

Employment Agreements and Change in Control Arrangements

        Thomas E. Rowley, our Chief Executive Officer, entered into an employment agreement with StarVox in February 2007. The agreement has no specific term and constitutes at-will employment. The agreement provides for an annual base salary of $252,000 and a quarterly performance bonus with a target amount of $12,000 per quarter. Subject to Board approval, the agreement also provides Mr. Rowley with an option to purchase 1,835,180 shares (on a post-merger, post-conversion basis) of the Company's Common Stock under the Company's 2007 Stock Plan. In the event Mr. Rowley's employment is terminated without Cause or if Mr. Rowley resigns for Good Reason, as all such terms are defined in the agreement, Mr. Rowley will receive a cash payment equal to six (6) months of his base salary paid (at StarVox's election) over a six (6) month period or as a lump sum, the immediate vesting of six (6) additional months for all his options, and the right to exercise his options for a period of six (6) months following the date of termination or resignation. Any severance payments or accelerated vesting under the agreement is subject to Mr. Rowley signing a separation agreement and release of claims. In the event Mr. Rowley's employment is terminated, Mr. Rowley is subject to a two-year non-solicit covenant.

        Douglas S. Zorn, our President, entered into an employment agreement with StarVox in February 2007. The agreement has no specific term and constitutes at-will employment. The agreement provides for an annual base salary of $252,000. The agreement further provides for a quarterly performance bonus with a target amount of $12,000 per quarter. Subject to Board approval, the agreement also provides Mr. Zorn with an option to purchase 1,654,246 shares (on a post-merger, post-conversion basis) of the Company's Common Stock under the Company's 2007 Stock Plan. In the event Mr. Zorn's employment is terminated without Cause or if Mr. Zorn resigns for Good Reason, as all such terms are defined in the agreement, Mr. Zorn will receive a cash payment equal to six (6) months of his base salary paid (at StarVox's election) over a six (6) month period or as a lump sum, the immediate vesting of six (6) additional months for all his options, and the right to exercise his options for a period of six (6) months following the date of termination or resignation. Any severance payments or accelerated vesting under the agreement is subject to Mr. Zorn signing a separation agreement and release of claims. In the event Mr. Zorn's employment is terminated, Mr. Zorn is subject to a two-year non-solicit covenant.

        Christopher T. McKee, Vice President, Legal Counsel and Secretary, executed an offer letter in June 2007. The agreement has no specific term and constitutes at-will employment. Mr. McKee's current annual base salary with StarVox is $200,000. Subject to Board approval, the agreement also provides Mr. McKee with an option to purchase shares of Common Stock of the Company under the Company's 2007 Stock Plan equal to 0.25% of the fully diluted capital stock of the Company as determined immediately following the completion of an equity financing for not less than $30 million.

        Sherri Bakos, our Vice President of Sales, executed an offer letter in January 2006. The agreement has no specific term and constitutes at-will employment. Ms. Bakos's current annual base salary with Starvox is $200,000, and she is currently eligible to receive an annual commission incentive with a target amount equal to 75% of her base salary. Her offer letter also provides that if she is involuntarily terminated, she will be entitled to a severance payment equal to three (3) months of her base salary. In addition, her offer letter provides that if she is terminated within 12 months of a change of control, she will be entitled to receive to a severance payment equal to twelve (12) months of her base salary.

Employee Benefit Plans

2007 Stock Plan

        The 2007 Stock Plan was adopted by the StarVox board of directors in January 2007 and approved by its stockholders in February 2007. The Company assumed the 2007 Stock Plan, as well as then outstanding stock option grants under the 2007 Stock Plan, in connection with the merger of StarVox and the Company. These assumed awards and the share reserve under the plan were adjusted to cover shares of our common stock at the exchange ratios set forth in the merger agreement.

        The assumed option grants currently provide for the purchase of a total of 29,093 shares of the Company's Series A Preferred Stock (which will be converted automatically into the right to purchase Common Stock upon filing of the Amended Charter, subject to approval of Proposal #2: "Increase the Authorized Shares of Common Stock"). Subject to stockholder approval of the Incentive Plan under Proposal #6, the StarVox 2007 Stock Plan will not be used for any further option grants or other awards.

        The 2007 Stock Plan provides for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants of the Company and any parent or subsidiary corporation. Incentive stock options may be granted to employees of the Company or any parent or subsidiary corporation.

        Our board of directors administers the 2007 Stock Plan, but the board of directors has authority to delegate administrative authority to a committee that complies with applicable law. Subject to the terms of the 2007 Stock Plan, the administrator has broad authority to determining the terms of the options and stock purchase rights, including the service providers who will receive awards, the number of shares subject to each such awards, the exercisability of options and stock purchase rights and the form of consideration payable upon exercise.

        Stock options are granted under the 2007 Stock Plan pursuant to stock option agreements. The exercise price of options may not be less than the fair market value of the underlying shares on the grant date and the option term may not exceed ten years, except that any incentive stock option granted to a participant who owns more than 10% of the voting power of all classes of our outstanding stock may not have a term exceeding five years and an exercise price less than 110% of the fair market value of the underlying shares on the grant date. Options vest at a rate specified in the option agreements. Except for options granted to officers, directors and consultants, vesting must be at least 20% per year over five years from grant.

        After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time as the administrator may determine. In the absence of a specified time, the option will remain exercisable for thirty days following termination other than by reason of death or disability and for six months following termination for death or disability. If, on the date of termination, the employee, director or consultant is not vested as to his or her entire option, the shares covered by the unvested portion of the option revert to the 2007 Stock Plan, or to the Incentive Plan if shareholders approve Proposal #6. In no event may an option be exercised after the expiration of the term of the option set forth in the option agreement.

        Acceptable consideration for the purchase of shares issued pursuant to options granted under the 2007 Stock Plan includes cash, check, common stock previously owned by the optionee, a promissory note or consideration received through a cashless exercise program.

        Unless the administrator provides otherwise, our 2007 Stock Plan does not allow for the transfer of options other than by will or the laws of descent and distribution and only the recipient of an option may exercise an option during his or her lifetime. The 2007 Stock Plan permits the administrator to implement an option exchange program, whereby outstanding options may be exchanged for new options (which may have a lower exercise price or different terms).

        Stock purchase rights entitle the holder to purchase shares of our stock subject to a restricted stock purchase agreement. Stock purchase rights are generally nontransferable and may have a term not longer than ten years. Unless the administrator determines otherwise, a restricted stock purchase agreement grants us a repurchase option exercisable within 90 days of the voluntary or involuntary termination of the purchaser's service. The repurchase price is the original price paid by the purchaser or the fair market value as determined by the administrator and may be paid by cancellation of any indebtedness of the purchaser. The repurchase option lapses at such rate as the administrator may determine. Except with respect to shares purchased by officers and directors, the repurchase option lapses at a rate of no less than 20% per year over five years from the date of purchase

        In the event of a dividend or other distribution, recapitalization, stock split, reverse stock split or other change in corporate structure affecting our shares, the administrator shall adjust the number of shares deliverable under the plan and the price and number of shares subject to awards in order to prevent diminution or enlargement of benefits under the 2007 Stock Plan.

        The 2007 Stock Plan provides that in the event of our "change in control," the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding option or stock purchase right. If there is no assumption or substitution of outstanding options or rights, the administrator will provide notice to the recipient that he or she has the right to exercise the option or right as to all of the shares subject thereto for a specified period, after which time any unexercised awards will terminate.

        The 2007 Stock Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2007 Stock Plan, provided such action does not impair the rights of any participant. Our board of directors has decided to discontinue the use of the 2007 Stock Plan for any further grants if our stockholders approve the Incentive Plan.

Retirement Plan

        We maintain a retirement plan, the CTI Retirement Investment Plan, which is intended to be a tax-qualified retirement plan. The CTI Retirement Investment Plan covers the prior CTI employees only. Currently, these employees may elect to defer up to the maximum amount which will not cause the plan to violate the actual deferral percentage test or the statutorily prescribed limit, if less, to the CTI Retirement Investment Plan. The CTI Retirement Investment Plan has a discretionary matching component, whereby we can match a percentage of employee contributions in an amount to be determined annually by the board of directors. An employee's interests in his or her deferrals are 100% vested when contributed. The CTI Retirement Investment Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of July 31, 2007.

  •
  Each person who we know beneficially owns more than five percent of our outstanding shares of Common Stock or our outstanding shares of Series A preferred stock;

  •
  Each of our Directors;

  •
  Each of our named executive officers; and

  •
  All of our Directors and executive officers as a group.

        The table shows percentage ownership of each class of our equity securities outstanding as of July 31, 2007 and percentage ownership of our Common Stock, assuming the conversion of all outstanding preferred stock into shares of Common Stock. As of July 31, 2007, we had 34,000,301 shares of Common Stock outstanding, assuming the conversion of all outstanding preferred stock into Common Stock prior to the 1-for-2.5 share reverse stock split.

        We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of July 31, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. All references to shares in the footnotes refer to shares of our Common Stock unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o StarVox Communications, Inc., 2728 Orchard Parkway, San Jose, California 95134-2012.

		Beneficial Ownership
					As Converted to Common Stock
		Outstanding
Beneficial Owner
	Class of Shares	Shares	Percent		Shares	Percent
5% Stockholders:
Trinad(1)	Series A preferred stock common stock	99,664 4,280,000	32.4 34.7	% %	11,624,310	33.2%
David S. Smith(2)	Series A preferred stock common stock	121,045 2,892,857	32.4 20.8	% %	11,812,754	28.5%
Novus Ventures(3)	Series A preferred stock common stock	34,751 —	11.4 —%		2,560,838	7.5%
Lyrical Partners, L.P.(4)	Series A preferred stock common stock	9,703 910,714	3.2 7.6	% %	1,625,751	4.7%
David Chazen(5)	Series A preferred stock common stock	3,244 600,866	1.1 5.0	% %	839,894	2.5%
Directors and Named Executive Officers:
Robert S. Ellin(1)(6)	Series A preferred stock common stock	106,151 4,280,000	34.5 34.7	% %	11,863,338	33.9%
Jay A. Wolf(1)(7)	Series A preferred stock common stock	102,908 4,280,000	33.5 34.7	% %	12,102,366	34.6%
Barry I. Regenstein(8)	Series A preferred stock common stock	— 50,000	— *		50,000	*
Daniel D. Tompkins(3)(9)	Series A preferred stock common stock	36,914 —	12.1 —%		2,720,190	7.9%
Douglas S. Zorn(10)	Series A preferred stock common stock	21,745 0	7.0 —%		1,602,401	4.6%
Thomas Rowley(11)	Series A preferred stock common stock	9,339 0	3.0 —%		688,192	2.0%
Sherri Bakos(12)	Series A preferred stock common stock	1,637 0	* —		120,622	*
Richard J. Barry(13)	Series A preferred stock common stock	2,520 0	* —		185,729	*
Michael C. Sharman(14)	Series A preferred stock common stock	2,148 0	* —		158,317	*
Executive officers and directors as a group (9 persons)(15)	Series A preferred stock common stock	183,698 4,330,000	55.1 35.0	% %	17,866,845	48.4%

*
Less than 1%

(1)
Consists of (i) 3,720,000 shares of Common Stock held of record by Trinad Capital, LP; (ii) 560,000 shares of Common Stock issuable upon exercise of warrants held by Trinad Capital Master Fund, Ltd.; (iii) 6,961,766 shares of Common Stock issuable upon conversion of 94,473 shares of Series A preferred stock held of record by Trinad Capital Master Fund, Ltd.; and (iv) 382,544 shares of Common Stock issuable upon conversion of 5,191 shares Series A preferred stock issuable upon exercise of warrants held by Trinad Capital Master Fund, Ltd. Robert Ellin and Jay Wolf share voting and dispositive power over the shares held by Trinad Capital Master Fund, Ltd. as the managing member and managing director, respectively, of Trinad Advisors GP, LLC, the general partner of Trinad Capital Master Fund Ltd. Each of Messrs. Ellin and Wolf is a member of our Board of Directors, and disclaim beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for these entities is 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067.

(2)
Consists of (i) 750,000 shares of Common Stock held of record by Mr. Smith; (ii) 2,142,857 shares of Common Stock issuable upon exercise of warrants held by Destar, LLC; (iii) 3,635,465 shares of Common Stock issuable upon conversion of 49,334 shares of Series A preferred stock held of record by Mr. Smith; (iv) 5,284,432 shares of Common Stock issuable upon conversion of 71,711 shares of Series A preferred stock issuable upon exercise of warrants held by Destar, LLC. As the General Partner of Destar, LLC Mr. Smith has voting and dispositive power over the shares held by Destar, LLC. The address for Mr. Smith and Destar, LLC is 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067. While Trinad Capital Master Fund, Ltd. has an economic interest in Destar, LLC, It has no power to vote or dispose of the shares held by Destar, LLC and, accordingly, disclaims beneficial ownership held by Destar, LLC except to the extent of its pecuniary interest therein.

(3)
Consists of (i) 84,148 shares of Common Stock issuable upon conversion of 1,142 shares of Series A preferred stock held of record by Novus Ventures, L.P.; (ii) 20,678 shares of Common Stock issuable upon conversion of 281 shares of Series A preferred stock issuable upon exercise of warrants held of record by Novus Ventures, L.P.; (iii) 336 shares of Common Stock issuable upon conversion of 5 shares of Series A preferred stock held of record by Novus Ventures I, L.P.; (iv) 2,171,076 shares of Common Stock issuable upon conversion of 29,462 shares of Series A preferred stock held of record by Novus Ventures II, L.P.; (v) 120,806 shares of Common Stock issuable upon conversion of 1,639 shares of Series A preferred stock issuable upon exercise of warrants held of record by Novus Ventures II, L.P.; (vi) 124,574 shares of Common Stock issuable upon conversion of 1,690 shares of Series A preferred stock held of record by Novus Ventures II-A, L.L.C.; (vii) 20,322 shares of Common Stock issuable upon conversion of 276 shares of Series A preferred stock issuable upon exercise of warrants held of record by Novus Ventures II-A, L.L.C.; (viii) 13,729 shares of Common Stock issuable upon conversion of 186 shares of Series A preferred stock held of record by Novus Annex Fund, L.P.; and (ix) 5,169 shares of Common Stock issuable upon conversion of 70 shares of Series A preferred stock issuable upon exercise of warrants held of record by Novus Annex Fund, L.P. Daniel Tompkins is a member of our Board of Directors. Dan Tompkins is a general partner of DT Associates, the sole general partner of Novus Ventures, L.P. Dan Tompkins is a managing director of DT Associates II, the sole general partner of Novus Ventures II, L.P. Dan Tompkins is a managing director of DT Annex Associates, LLC, the sole general partner of Novus Ventures Annex Fund, L.P., and the sole managing director of Novus Ventures II-A, LLC. Dan Tompkins has shared voting, investment and dispositive power regarding the shares held by Novus Ventures, L.P., Novus Ventures II, L.P., Novus Annex Fund, L.P. and Novus Ventures II-A, LLC. The address for these entities is 20111 Stevens Creek Blvd., Suite 130, Cupertino, CA 95014.

(4)
Consists of (i) 750,000 shares of Common Stock held of record by Lyrical Opportunity Partners, L.P.; (ii) 107,143 shares of Common Stock issuable upon exercise of warrant held by Lyrical Opportunity Partner L.P.; (iii) 53,571 shares of Common Stock issuable upon exercise of warrants held by Lyrical Multi-Manager Offshore Fund, L.P.; (iv) 318,704 shares of Common Stock issuable upon conversion of 4,325 shares of Series A preferred stock held of record by Lyrical Opportunity Partners, L.P.; (v) 264,222 shares of Common Stock issuable upon conversion of 3,586 shares of Series A preferred stock held of record by Lyrical Multi-Manager Fund, L.P.; and (vi) 132,111 shares of Common Stock issuable upon conversion of 1,793 shares of Series A preferred stock held of record by Lyrical Multi-Manager Offshore Fund, L.P. Jeff Keswin is the Managing Member of Lyrical Corp II, LLC which is the General Partner of Lyrical Muti-Manager GP, L.P. which is the General of Lyrical Multi-Manager Fund, L.P. Lyrical Corp II, LLC also is the General Partner of Lyrical Opportunity Partners G.P., L.P. which is the General Partner of Lyrical Opportunity Partners L.P. Jeff is also the Managing Member of Lyrical Corp I, LLC which is the General Partner of Lyrical Partners, L.P. which is the Investment Manager of Lyrical Multi-Manager Offshore Fund, Ltd. AS the Managing Member of Lyrical Corp II, LLC, Mr. Keswin has

  voting and dispositive power over the shares held by Lyrical Opportunity Partners, LP, Lyrical Multi-Manager Fund, L.P. and Lyrical Multi-Manager Offshore Fund, L.P. The address for these entities is 405 Park Avenue—6th floor, New York, N.Y., 10022.

(5)
Consists of (i) 300,866 shares of Common Stock held of record by David Chazen; (ii) 159,352 shares of Common Stock issuable upon conversion of 2,162 shares of Series A preferred stock held of record by Mr. Chazen; (iii) 150,000 shares of Common Stock issuable upon exercise of warrants held of record by Mr. Chazen; (iv) 150,000 shares of Common Stock held of record by Chazen Capital Partners, LLC; (v) 79,676 shares of Common Stock issuable upon conversion of 1,081 shares of Series A preferred stock held by Chazen Capital Partners, LLC. As the Managing Director of Chazen Capital Partners, LLC Mr. Chazen has voting and dispositive power over the shares held by Destar, LLC. The address for this entity is 767 Fifth Avenue, New York, NY 10153.

(6)
In addition to the shares held of record by Trinad Capital, includes 478,056 shares of Common Stock issuable upon conversion of 6,487 shares of Series A preferred stock. Mr. Ellin is a member of our Board of Directors.

(7)
In addition to the shares held of record by Trinad Capital, includes 239,028 shares of Common Stock issuable upon conversion of 3,244 shares of Series A preferred stock. Mr. Wolf is a member of our Board of Directors.

(8)
Includes 50,000 shares of Common Stock issuable upon exercise of warrants. Mr. Regenstein is a member of our Board of Directors.

(9)
In addition to the shares held of record by Novus, includes 159,352 shares of Common Stock issuable upon conversion of 2,162 shares of Series A preferred stock. Mr. Tompkins is a member of our Board of Directors.

(10)
Includes 982,059 shares of Common Stock issuable upon conversion of 13,327 shares of Series A preferred stock and 620,342 shares of Common Stock issuable upon conversion of 8,418 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of July 31, 2007. Mr. Zorn is our President and a member of our Board of Directors.

(11)
Includes 688,192 shares of Common Stock issuable upon conversion of 9,339 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of July 31, 2007. Mr. Rowley is our Chief Executive Officer and a member of our Board of Directors.

(12)
Includes 120,622 shares of Common Stock issuable upon conversion of 1,637 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of July 31, 2007.

(13)
Includes 185,729 shares of Common Stock issuable upon conversion of 2,520 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of July 31, 2007.

(14)
Includes 158,317 shares of Common Stock issuable upon conversion of 2,148 shares of Series A preferred stock issuable upon exercise of options that are exercisable within 60 days of July 31, 2007.

(15)
Includes (i) 610,000 shares of Common Stock issuable upon exercise of warrants; (ii) 549,519 shares of Common Stock issuable upon conversion of 7,457 shares of Series A preferred stock issuable upon exercise of warrants; and (iii) 1,723,173 shares of Common Stock issuable upon conversion of 23,384 shares of Series A preferred stock issuable upon exercise of options exercisable within 60 days of July 31, 2007.

Financial and Other Information

        Representatives of Armanino McKenna LLP, the principal accountants of the Company for the current year and for the most recently completed fiscal year, are expected to be present at the Special Meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with U.S. Wireless Data, Inc. ("USWD") unaudited financial statements and accompanying notes as of May 31, 2007 included elsewhere in this proxy statement.

Overview

        Effective March 23, 2007, USWD and StarVox completed the merger of StarVox with a wholly owned subsidiary of USWD. For accounting purposes, the merger was accounted for as a reverse acquisition with StarVox as the acquirer. Accordingly, the historical financial statements of USWD became the historical financial statements of StarVox. Results of operations of USWD have been included in the financial statements from March 23, 2007, the effective date of the merger. Our discussion and analysis should be read in conjunction with the financial statements and notes included within our Form 8-K filed with the SEC on March 26, 2007.

        StarVox, founded on June 1, 2004, was established to build a large base of business subscribers by acquiring the customer bases of Competitive Local Exchange Carriers or ("CLECs") that typically are concentrated in Tier 2 and Tier 3 markets and are serving their customer base with legacy voice communication technology—such as TDM (time division multiplexing) technology. In implementing this business strategy, StarVox also will seek to migrate the legacy network of the acquired CLECs to the VoIP (voice over the internet protocol) network.

        In addition, StarVox intends to migrate the customer base to new generation integrated voice and data products. StarVox currently offers a suite of both the TDM and VoIP products designed to meet the voice and data communication needs of these acquired customers. StarVox's VoIP Voice and Data or IVAD product allows local voice service, long distance service and data service such as Internet Access, to be offered to a business site over an integrated voice and data access line. StarVox's IP Centrex product combines the IVAD offering with a StarVox network hosted office phone system, such that a business site can outsource all its voice and data communications to a single supplier—StarVox.

        As of May 31, 2007, we had total liabilities of $30.4 million, a working capital deficit of $23.1 million, and an accumulated deficit of $35.0 million. For the three and nine months ended May 31, 2007, we incurred losses of $5.6 million and $16.6 million respectively. In order for us to continue operations at current levels we will require additional financing in the near term. If we are unable to obtain such financing, it is likely that our stockholders will lose all or substantially all of their investment.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of these financial statements in accordance with U.S. GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during a fiscal period. The SEC considers an accounting policy to be critical if it is important to a company's financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application. Although we believe that our judgments and estimates are appropriate and correct, actual results may differ from those estimates.

        We believe the following to be our critical accounting policies because they are both important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected. See "Risk Factors" for certain matters bearing risks to our future results of operations. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of those estimates, see Note 1, Basis of Presentation and Significant Accounting Policies, contained in the explanatory notes to our annual financial statements contained in the Current Report on Form 8-K which was filed with the SEC on March 26, 2007. On an on-going basis, we evaluate our estimates, including those related to reserves, deferred tax assets and valuation allowance, and impairment of long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

        Revenue Recognition.    We recognize revenue when the services and products are delivered, rates are fixed and determinable and collection is deemed probable. We invoice our customers weekly, semi-weekly and monthly after telecommunication services and products have been provided.

        Stock-Based Compensation.    During the first quarter of fiscal 2007, we adopted the provisions of, and accounted for stock-based compensation in accordance with, the Financial Accounting Standards Board's ("FASB") SFAS No. 123—revised 2004 ("SFAS 123(R)"), "Share-Based Payment", which replaced SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected to use the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123(R) apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.

        The adoption of SFAS 123(R) did not have a material impact on our consolidated financial position, results of operations and cash flows. See Note 4 for further information regarding the Company's stock-based compensation assumptions and expenses.

        Valuation of Goodwill.    We account for goodwill in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which, among other things, establishes new standards for goodwill acquired in a business combination, eliminates the amortization of goodwill and requires the carrying value of goodwill and certain non-amortizing intangibles to be evaluated for impairment on an annual basis. As required by SFAS No. 142, we perform an annual impairment test on recorded goodwill by comparing the estimated fair value to its carrying value. Our estimation of the fair value requires making judgments concerning future cash flows and appropriate discount rates. The estimate of the fair value of goodwill could change over time based on a variety of factors, including our actual operating performance. If the carrying value of the assets and liabilities, including goodwill, were to exceed our estimation of the fair value, we would record an impairment charge in an amount equal to the excess of the carrying value of goodwill over the implied fair value of the goodwill.

Recently Issued Accounting Standards

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes: an interpretation of FASB statement No. 109" (FIN 48). FIN 48 clarifies the accounting treatment for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes," by defining the minimum recognition threshold a tax position is required to meet before being recognized in our financial statements. FIN 48 is effective commencing with the Company's fiscal year beginning September 1, 2007. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its financial position and results of operations.

        In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning September 1, 2008. The Company is currently evaluating the impact of the provisions of SFAS 157 on its financial position, results of operations and cash flows and does not believe the impact of the adoption will be material.

        In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115" (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS 159 are effective for the fiscal year beginning September 1, 2008. The Company is currently evaluating the impact of the provisions of SFAS 159 on its financial position, results of operations and cash flows and does not believe the impact of the adoption will be material.

Results of Operations

        The following tables set forth, for the periods indicated, certain financial data:

U.S. Wireless Data, Inc.

Condensed Consolidated Statement of Operations

(in thousands)

	Three Months Ended May 31, 2006		Nine Months Ended May 31, 2006
	2006	2007	2006	2007
	(unaudited)		(unaudited)
Revenues	$4,800	$8,491	$12,239	$32,115
Operating expenses:
Cost of sales	5,887	4,977	14,551	20,883
Operating expenses	656	7,641	2,149	20,506
Depreciation and amortization	70	841	249	2,502
Stock based compensation expense	—	35	—	168
Impairment charge	—	—	1,017	26

Total operating expenses	6,613	13,494	17,966	44,085

Loss from operations	(1,813)	(5,003)	(5,727)	(11,970)
Other expense (income):
Interest and warrant amortization expense	166	602	305	4,593
Other expense (income), net	12	(2)	62	(3)
Loss (Gain) on sale of assets	—	(18)	—	(18)

Total other expense	178	582	367	4,572

Net loss before taxes	(1,991)	(5,585)	(6,094)	(16,542)
Provision for taxes	16	—	16	18

Net loss	$(2,007)	$(5,585)	$(6,110)	$(16,560)

U.S. Wireless Data, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

	August 31, 2006	May 31, 2007
	(unaudited)
Cash	$1,386	$881
Accounts receivable, net	7,018	3,961
Total assets	28,682	24,963
Current liabilities	32,743	29,066
Total liabilities	32,785	30,455
Total stockholders' deficit	$(12,976)	$(5,495)

Revenues

Three Months Ended May 31,			Nine Months Ended May 31,
2006	2007	% Change	2006	2007	% Change
$4,800	$8,491	77%	$12,239	$32,115	162%

        We derive our revenue primarily from the sale of voice and data services and products to small and medium size domestic businesses. Revenues increased significantly in the three and nine months ended May 31, 2007 when compared to the same periods in the prior year. The increase in revenue for the three months and nine months ended May 31, 2007 when compared to the three months and nine months ended May 31, 2006 was primarily due to additional revenue generated from the acquisition of CTI in June of 2006. CTI generated approximately $2.7 million per month in additional revenue.

1)
Cost of Sales

Three Months Ended May 31,			Nine Months Ended May 31,
2006	2007	% Change	2006	2007	% Change
$5,887	$4,977	-15%	$14,551	$20,883	44%

        Expenses related to the operation of StarVox's next generation network are comprised of both fixed and variable costs.

        The fixed costs include IP backbone expenses, fixed rate transport costs paid to third party vendors, co-location rent and network support services. Our co-location facilities reside in the metro areas of Hanover, Philadelphia and Harrisburg, Pennsylvania; San Antonio, Corpus Christi, Houston and Richardson, Texas; and Atlanta, Georgia.

        The variable costs are comprised of minutes of use, or MOU, costs that we incur for origination, termination and transport services we paid to third party vendors in connection with services provided our customers' co-location facilities.

        For the three months ended May 31, 2007 versus the three months ended May 31, 2006, cost of sales decreased. This is due to eliminating negative margin international business and consolidating much of the CTI separate network costs onto the StarVox owned network system. The increase in cost of sales for the nine months ended May 31 2007 relates to the acquisition of CTI. We anticipate that our fixed costs will continue to increase in absolute dollars but decrease as a percentage of revenue for the remainder of fiscal 2007 and thereafter, as we grow the business and integrate any acquisitions.

Operating Expenses

Three Months Ended May 31,			Nine Months Ended May 31,
2006	2007	% Change	2006	2007	% Change
$656	$7,641	1065%	$2,149	$20,506	854%

        Operating expenses are comprised primarily of network operations expense, sales and marketing expense and general and administrative expense.

        Network operations expense consists primarily of compensation costs for engineering staff responsible for maintaining the infrastructure necessary to deliver our services.

        Sales and marketing expense consists primarily of compensation costs of our sales and marketing team and costs associated with various marketing programs.

        General and administrative expense consist primarily of compensation costs of executives, finance and accounting and management information systems personnel, professional fees and general corporate overhead.

        The increase in operating expenses for the three and nine month periods in fiscal 2007 periods when compared to the same periods in fiscal 2006 was primarily due to additional expenses incurred as a result of the acquisition CTI in June of 2006 and costs related to being a public company. General and administrative expenses increased for executive salaries, legal fees, audit fees and outside contractor expenses necessary to sustain the requirements of being a public company.

        We expect to increase our sales efforts in the future and will add additional sales staff accordingly. We expect sales and marketing expense to increase in absolute dollars for the remainder of fiscal 2007. We expect that in fiscal 2007 and thereafter for the foreseeable term, general and administrative expenses will grow in absolute dollars primarily due to the costs associated with being a public company. We will incur additional costs to implement and maintain new accounting and reporting systems and to hire additional personnel to enable us to meet corporate compliance and reporting requirements.

2)
Depreciation and Amortization Expenses

Three Months Ended May 31,			Nine Months Ended May 31,
2006	2007	% Change	2006	2007	% Change
$70	$841	1101%	$249	$2,502	905%

        We depreciate assets, once placed in service, over their estimated useful lives using the straight-line method. We generally depreciate network related equipment, which represents the majority of our assets, over a five-year period. We depreciate IT equipment and licenses over a three year period and furniture and equipment over a five year period. Leasehold improvements are amortized over a two year period, which is the shorter of the respective lease term or the duration of the economic benefit of the asset.

        The increase in depreciation and amortization expenses for the fiscal 2007 periods when compared to the fiscal 2006 periods was primarily due to the amortization of intangible assets stemming from the acquisition of CTI in June 2006. The amortization of CTI intangible assets was approximately $0.5 and $1.5 million in the three and nine months ended May 31, 2007, respectively. The remaining increase stems from the depreciation added by the acquisition of CTI assets in June 2006 and newly acquired assets to support the business.

        As of May 31, 2006, management determined that purchased and unamortized software licenses totaling $1.0 million had no net realizable value and accordingly an impairment charge was recorded to write off the full amount. In fiscal 2007, management determined that the goodwill relating to the ZFone acquisition had no net realizable value. Accordingly an impairment charge in the amount of $26,000 was recorded to write off the full value of this asset.

Interest Expense and Other Expense, net

Three Months Ended May 31,			Nine Months Ended May 31,
2006	2007	% Change	2006	2007	% Change
$178	$582	227%	$367	$4,572	1146%

        The increase in interest and other expenses for the fiscal 2007 periods when compared to the fiscal 2006 periods was primarily due to the interest expense associated with the notes payable issued by the Company including the amortization of the fair value of warrants issued in connection with the notes. The amortization of warrant expense was $0 and $2.6 million in the three and nine months ended May 31, 2007, respectively.

3)
Liquidity and Capital Resources

        As of May 31, 2007, our working capital deficit, defined as current assets less current liabilities, was $23.1 million, compared to a deficit of $23.5 million as of August 31, 2006, a decrease of approximately $0.4 million.

        During the first nine months of fiscal 2007, cash used in operating activities was $4.3 million reflecting a net loss adjusted for non cash charges of $6.8 million offset by cash provided by changes in working capital of $5.4 million.

        During the first nine months of fiscal 2007, cash used in investing activities included $41,000 for the purchase of property and equipment.

        Cash provided by financing activities in the first nine months of fiscal 2007 consisted of $3.8 million. $5.6 million was derived from proceeds received from the issuance of unsecured demand promissory notes offset by $1.8 million for the payoff of the line of credit and other notes payable.

        Historically, we financed StarVox primarily through the issuance of preferred stock and loans. From October through May 2007, we completed a bridge financing through the issuance of unsecured demand promissory notes with attached warrants. The outstanding principal balance of these notes was subsequently used by the note holders to exercise the warrants.

        In September 2006, we finalized a two-part credit facility with a financial institution. The first part is a line of credit of $6.0 million that permits borrowing up to 80% of eligible accounts receivable. Interest is calculated at prime plus 1% or prime plus 1.5% depending on a specific quick ratio. The second part of the credit facility is a $6.0 million general term facility that can increase to $10.0 million if we achieve certain profitability goals. The interest rate is prime plus 2.25%. StarVox issued a warrant to purchase 300,000 shares of its Series A preferred stock, exercisable at $0.50 per share (re-priced to $0.05 in February 2007). We must maintain a fixed debt service coverage ratio, and certain EBITDA targets, and obtain the bank's consent to enter into material agreements. Borrowings under both credit facilities are secured by all of our assets and are senior to all other debts. See Note 13 for additional information.

        As of August 31, 2006 and May 31, 2007, we borrowed (including accrued interest) $1.1 million and zero, respectively, on the credit line facility.

        In March 2007, we sold our facility located in York, Pennsylvania consisting of approximately 8,500 square feet for approximately $500,000. We signed a lease agreement to continue using a portion of the building through August 2007, at zero rent expense but with approximately $3,000 per month in operating expense pass through. After August 2007 we may elect to stay in the facility on a month to month basis with a rental charge of $6,000 per month plus expenses.

        From October 2006 through March 2007, for the purpose of securing additional working capital, we issued to our current investors' unsecured demand promissory notes and attached warrants for an aggregate principal amount of $5.9 million of which $5.7 million was received in the six months ended February 28, 2007. The promissory notes bear interest at 5 percent per annum and the warrants, with a 10 year term, would convert into approximately 181,400,000 shares of the StarVox common stock or 50% of the Company, whichever is greater. The related warrants can only be exercised through the cancellation of the principal and accrued interest of the related notes. Concurrent with the merger with USWD in March 2007, 254,492 shares of USWD Series A preferred stock were issued in exchange for cancellation of the notes and related accrued interest.

        On June 1, 2007, in connection with the issuance and sale of Debentures, the Company terminated its credit agreement with a financial institution. No amounts were outstanding at the time of termination, and the cost to the Company for termination of the facility included legal fees of $4,000 and a termination fee of $60,000. The Company currently has no available lines of credit.

        We will need to raise additional cash in the near future, in addition to the loan arrangement that was entered into on June 1, 2007. We will seek to raise additional funds through the public or private sale of debt or equity securities, debt financing or short-term loans, or a combination of the foregoing. We also may seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. There is no assurance that future financings will be available to us on acceptable terms. If financing is not available to us on acceptable terms, we will not be able to continue our operations. We have historically incurred net losses since inception through May 31, 2007. These historical losses raise doubt about the Company's ability to continue as a going concern.

Contractual Obligations

        The following table summarizes our contractual cash obligations at May 31, 2007 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

Year ending August 31	Capital lease payments	Operating lease payments	Senior secured convertible notes*	Total expected cash payments
2007	$436	$164	$—	$600
2008	872	284	17,057	18,213
2009	872	213	—	1,085
2010	218	164	—	382
2011	—	55	—	55

	$2,398	$880	$17,057	$20,335

*
Includes principle and accrued interest through November 2, 2007.

Quantitative and Qualitative Disclosures About Market Risks

        Foreign Currency Exchange Risk.    Our results of operations and cash flows are not subject to fluctuations due to changes in foreign currency exchange rates because the Company transacts all of its business in U.S. dollars.

        Interest Rate Sensitivity.    Interest rates on bank debt are sensitive to changes in the general level of U.S. interest rates. Based on the nature and current level of our bank borrowings, increases in the general level of U.S. interest rates would put increased pressure on the Company's cash flows; however, we believe that the risk of exposure is currently not material.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the historical financial statements and accompanying notes of Starvox, as of March 31, 2007, included elsewhere in this proxy statement.

History

Introduction

        As discussed in Item 1.02 and Item 2.01 above, effective March 23, 2007, USWD and StarVox completed the merger of StarVox with a wholly owned subsidiary of USWD. For accounting purposes, the merger will be accounted for as a reverse acquisition with Starvox as the acquirer. Accordingly, the historical financial statements of USWD will become the historical financial statements of StarVox. Results of operations of USWD will be included in the financial statements from March 23, 2007, the effective date of the merger. Since StarVox is considered to be the accounting acquirer, our discussion and analysis of financial condition and results of operations only includes the operating and financial activity of StarVox. Our discussion and analysis should be read in conjunction with the financial statements and notes, and pro forma financial statements, included within this report.

        StarVox, founded on June 1, 2004, was established to build a large base of business subscribers by acquiring the customer bases of Competitive Local Exchange Carriers or ("CLECs") that typically are concentrated in Tier 2 and Tier 3 markets and are serving their customer base with legacy voice communication technology—such as TDM (time division multiplexing) technology. In implementing this business strategy, StarVox also will seek to migrate the legacy network of the acquired CLECs to the VoIP (voice over the internet protocol) network.

        In addition, StarVox intends to migrate the customer base to new generation integrated voice and data products. StarVox currently offers a suite of both the TDM and VoIP products designed to meet the voice and data communication needs of these acquired customers. StarVox's VoIP Voice and Data or IVAD product allows local voice service, long distance service and data service such as Internet Access, to be offered to a business site over an integrated voice and data access line. StarVox's IP Centrex product combines the IVAD offering with a StarVox network hosted office phone system, such that a business site can outsource all its voice and data communications to a single supplier—StarVox.

        As of November 30, 2006, the Company had total liabilities of $36.5 million, a working capital deficit of $27.1 million and an accumulated deficit of $20.1 million. For the fiscal year ended August 31, 2006 and the three months ended November 30, 2006, the Company incurred losses of $13.1 million and $4.5 million respectively. In order for us to continue operations at current levels we will require additional financing in the near term. If we are unable to obtain such financing, it is likely that our stockholders will lose all or substantially all of their investment.

Sources of Revenue

        We derive our revenue primarily from the sale of voice and data services and products to small and medium size domestic businesses.

Cost of Sales

        Expenses related to the operation of StarVox's next generation network are comprised of both fixed and variable costs. The fixed costs include IP backbone expenses, fixed rate transport costs paid to third party vendors, co-location rent and network support services. Our co-location facilities reside in the metro areas of Hanover, Philadelphia and Harrisburg, Pennsylvania; White Plains, New York; San Antonio, Corpus Christi, Houston and Richardson, Texas; and Atlanta, Georgia.

        The variable costs are comprised of minutes of use, or MOU, costs that we incur for origination, termination and transport services we paid to third party vendors in connection with services provided our customers' co-location facilities.

        We anticipate that our fixed costs will continue to increase in absolute dollars but decrease as a percentage of revenue beginning in fiscal year 2007 and thereafter, as we grow the business and integrate any acquisitions.

Operating Expenses

        Operating expenses are comprised primarily of network operations expense, sales and marketing expense and general and administrative expense.

        Network operations expense consists primarily of compensation costs for technical staff responsible for maintaining the infrastructure necessary to deliver our services and products.

        Sales and marketing expense consists primarily of compensation costs of our sales and marketing team and costs associated with various marketing programs. We expect to increase our sales efforts substantially in the future and will add additional sales staff accordingly. We expect sales and marketing expense to increase in absolute dollars in fiscal year 2007.

        General and administrative expense consist primarily of compensation costs of executives, finance, accounting, management information systems personnel, professional fees and general corporate overhead. We expect that in fiscal year 2007, and for some period of time thereafter, general and administrative expenses will grow in absolute dollars primarily due to the costs associated with being a public company. We will incur additional costs to implement and maintain new accounting and reporting systems and to hire additional personnel to enable us to meet corporate compliance and reporting requirements.

Depreciation and Amortization Expense

        We depreciate assets, once placed in service, over their estimated useful lives using the straight-line method. We generally depreciate network related equipment, which represents the majority of our assets, over a five-year period. We depreciate IT equipment and licenses over a three year period and furniture and equipment over a five year period. Leasehold improvements are amortized over a two year period, which is the shorter of the respective lease term or the duration of the economic benefit of the asset.

Interest and Amortization Expense

        Interest expense consists primarily of interest paid on our lines of credit, our convertible notes and other notes payable, and warrant amortization expense.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of these financial statements in accordance with U.S. GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during a fiscal period. The SEC considers an accounting policy to be critical if it is important to a company's financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application. Although we believe that our judgments and estimates are appropriate and correct, actual results may differ from those estimates.

        We believe the following to be our critical accounting policies because they are both important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operation for future periods could be materially affected. See "Risk Factors" for certain matters bearing risks to our future results of operations.

        The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of those estimates, see Note 1, Basis of Presentation and Significant Accounting Policies, contained in the explanatory notes to our financial statements contained in this proxy statement. On an on-going basis, we evaluate our estimates, including those related to reserves, deferred tax assets and valuation allowance, and impairment of long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

        Revenue Recognition.    We recognize revenue when the telecommunication services and products are delivered, rates are fixed and determinable and collection is deemed probable. We invoice our customers weekly, semi-weekly and monthly and we defer revenue and costs for services and products that have not yet been provided.

        Stock-Based Compensation.    We account for stock-based compensation in accordance with Accounting Principles Board or APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and elected to utilize the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." Under the provisions of APB No. 25 and related interpretations, compensation expense is to be recognized when options to purchase shares of common stock are issued below the fair market value of the underlying stock on the date of grant. The amount of compensation expense to be recognized is equal to the intrinsic value per share, which is the difference between the exercise price and the fair market value at the date of grant. The Company did not have any issued or outstanding stock options in fiscal year 2006 or 2005.

        Valuation of Goodwill.    We account for goodwill in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which, among other things, establishes new standards for goodwill acquired in a business combination, eliminates the amortization of goodwill and requires the carrying value of goodwill and certain non-amortizing intangibles to be evaluated for impairment on an annual basis. As required by SFAS No. 142, we perform an annual impairment test on recorded goodwill by comparing the estimated fair value to its carrying value. Our estimation of the fair value requires making judgments concerning future cash flows and appropriate discount rates. The estimate of the fair value of goodwill could change over time based on a variety of factors, including our actual operating performance. If the carrying value of the assets and liabilities, including goodwill, were to exceed our estimation of the fair value, we would record an impairment charge in an amount equal to the excess of the carrying value of goodwill over the implied fair value of the goodwill.

Results of Operations

        The following table sets forth selected statement of operations data from our audited financial statements for the years ended August 31, 2005 and 2006 and for the three months ended November 30, 2005 and 2006, respectively. The information for the three months ended November 30, 2005 and 2006 is derived from our unaudited financial statements, which in the opinion of management contain all adjustments necessary for a fair presentation of such financial data. Operating results for these periods are not necessarily indicative of the operating results for a full year. Historical results are not necessarily indicative of the results to be expected in future periods. You should read this data together with our financial statements and the related notes to these financial statements included elsewhere in this proxy statement.

        Revenues.    Revenues were $3.9 million and $24.6 million for the fiscal years ended August 31, 2005 and 2006, respectively. Revenues increased $20.7 million in fiscal year 2006 compared to fiscal year 2005. The increase in revenue for fiscal year ended August 31, 2006 was primarily due to additional revenue generated from the acquisition of ZFone in January 2006 and CTI in June of 2006. ZFone generated approximately $15,000 per month and CTI generated approximately $2.7 million per month. Revenue in the fiscal year ended August 31, 2005 is comprised of three months of revenue generated by the international wholesale business acquired from NGT.

        Revenues were $3.8 million and $13.4 million for the three months ended November 30, 2005 and 2006, respectively. Revenue in the three months ended November 30, 2006 increased with the purchase of ZFone and CTI, along with the addition of new wholesale customers.

        Cost of Sales.    Cost of sales was $4.6 million and $20.7 million for the fiscal years ended August 31, 2005 and 2006, respectively. Cost of sales increased $16.1 million in fiscal year 2006 compared to fiscal year 2005. The increase in cost of sales for fiscal year ended August 31, 2006 is directly related to the additional revenue generated from the acquisition of ZFone in January 2006 and CTI in June of 2006. Cost of sales in the fiscal year ended August 31, 2005 is comprised of three months of cost associated with the acquisition of the international wholesale business from NGT.

        Cost of sales was $3.7 million and $8.7 million for the three months ended November 30, 2005 and 2006, respectively. Cost of sales increased in the three months ended November 30, 2006 compared to the same period in the prior fiscal year primarily due to the additional revenue generated from the acquisition of ZFone in January 2006 and CTI in June of 2006.

        Operating Expenses.    Operating expenses were $0.8 million and $12.5 million for the fiscal years ended August 31, 2005 and 2006, respectively. Operating expenses increased $11.7 million in fiscal year 2006 compared to fiscal year 2005. The increase in operating expenses for fiscal year ended August 31, 2006 was primarily due to additional expenses incurred as a result of the acquisition of ZFone in January 2006 and CTI in June of 2006. General and administrative expenses increased for legal and audit fees and additional finance staff necessary to prepare for the reverse merger. Operating expenses in the fiscal year ended August 31, 2005 relate to three months of revenue related to the international wholesale business acquired from NGT and startup costs related to the deployment of our VoIP network.

        Operating expenses were $2.2 million and $6.3 million for the three months ended November 30, 2005 and 2006, respectively. Operating expenses increased in the three months ended November 30, 2006 compared to the same period in the prior fiscal year primarily due to outside services and legal fees related to merger activity and additional executive staff.

        Depreciation and Amortization Expense.    Depreciation and amortization expenses were $0.1 million and $1.0 million for the fiscal years ended August 31, 2005 and 2006, respectively. Depreciation and amortization expenses increased $1.0 million in fiscal year 2006 compared to fiscal year 2005. The increase in depreciation expense for fiscal year ended August 31, 2006 was primarily due to the additional fixed assets resulting from the CTI acquisition in June of 2006. The increase in amortization expense is due to amortization of intangible assets acquired in the acquisitions of NGT, ZFone and CTI. Depreciation and amortization expenses in the fiscal year ended August 31, 2005 relates to depreciation of assets within our VoIP network and to three months of depreciation of the legacy TDM switch acquired from NGT.

        Depreciation and amortization expenses were $18,000 and $0.9 million for the three months ended November 30, 2005 and 2006, respectively. Depreciation expense increased in the three months ended November 30, 2006 compared to the same period in the prior fiscal year primarily due to the assets of the acquired companies and the addition of fixed assets to our VoIP network.

        Impairment Charge.    Impairment of intangible asset charges were $0.7 million and $1.2 million for the fiscal years ended August 31, 2005 and 2006, respectively. Impairment charges in fiscal year 2005 relate to the acquisition of NGT. Impairment charges in fiscal year 2006 relate to purchased technology.

        There were no impairment charges in the three months ended November 30, 2005 and $26,000 of goodwill impairment charges in the three months ended November 30, 2006 relating to the acquisition of ZFone.

        Interest and Other Expense.    Interest and other expense was $0.2 million and $2.3 million for the fiscal years ended August 31, 2005 and 2006, respectively. Interest expense increased in fiscal year 2006 primarily due to the interest associated with the $21.9 million of additional notes by the Company including the amortization of the fair value of warrants issued in connection with the notes.

        Interest and other expense was $0.1 million and $2.0 million for the three months ended November 30, 2005 and 2006, respectively. Interest expense increased due to the issuance of notes payable including the amortization of the fair value of warrants issued in connection with the notes.

Liquidity and Capital Resources

        Historically, Starvox was financed primarily through cash from operations, borrowings under a line of credit facility and from affiliates, and through the issuance of preferred. During the period from October 2006 through February 2007, we completed a bridge financing, whereby the Company issued unsecured demand promissory notes with warrants to investors. The Company will need to raise additional cash in the near future as our current cash and working capital resources are not sufficient to provide the necessary working capital required by the Company. We will seek to raise additional funds through the public or private sale of debt or equity securities, the issuance of debt, or a combination of both. There can be no assurance that future financings will be available to us, and if available, that the terms will be acceptable to the Company. If financing is not available to us, we will be unable to continue operations. The Company has historically incurred net losses since inception. These historical losses raise doubt about the Company's ability to continue as a going concern.

        In August 2005, we entered into a one year financing agreement with a financial institution providing a line credit of $0.8 million through August 2006. The line permits borrowing of up to 70% of eligible accounts receivable at an effective interest rate of 24% per annum. In addition, certain creditors of the Company agreed to subordinate their interest to this financial institution. In January 2006, the line was increased to $1.5 million.

        As of August 31, 2005 and 2006 and as of November 30, 2006 we borrowed (including interest) $0.5 million, $1.1 million and $0.1 million, respectively.

        In September 2006, we finalized a two-part credit facility with a commercial bank. The first part is a line of credit of $6.0 million that permits borrowing of 80% of eligible accounts receivable. Interest is calculated at prime plus 1% or prime plus 1.5% depending on maintaining a specific quick ratio. A portion of the proceeds were used to retire the accounts receivable credit line established in August 2005. The second part of the credit facility is a $6.0 million general term facility that can increase to $10.0 million if the Company achieves certain profitability goals. The interest rate is prime plus 2.25% and requires the issuance of Series A preferred stock warrants to purchase up to 300,000 shares, prorated based on the amount of funds drawn under this line. The exercise price of the warrants is $0.50 per share and they mature one year from the date of issuance. To be eligible to draw funds under the terms of this line, the Company must maintain a certain fixed debt service coverage ratio and

EBITDA targets, Borrowings under both credit facilities are secured by all of our assets and are senior to all other debts. Additionally, the terms require the Company to obtain the bank's consent to enter into material agreements.

        During the fiscal year ended August 31, 2005, net cash used in operating activities was $2.8 million, primarily resulting from an operating loss of $2.4 million, an increase in accounts receivable of $1.7 million, partially offset by an increase in accounts payable and accrued expenses of $0.9 million. During the fiscal year ended August 31, 2006, net cash used in operating activities was $7.5 million, primarily resulting from a operating loss of $13.1 million, an increase in accounts receivable of $2.2 million, an increase in prepaid expenses of $1.3 million partially offset by an increase in accounts payable and accrued expenses of $3.9 million, depreciation and amortization expense of $1.0 million non-cash interest expense of $1.3 million and an increase in deferred revenue of $1.6 million.

        Cash flows used in investing activities were $2.0 million in the fiscal year ended 2005 and were comprised primarily of $1.2 million for the purchase of property and equipment and $0.9 million paid for acquisitions. Cash flows used in investing activities were $16.8 million in the fiscal year 2006. This was primarily due to $16.1 million in expenditures for the acquisitions of ZFone, VoIP Corporation and CTI and $0.8 million for the purchase of property and equipment.

        Net cash flows provided by financing activities were $5.1 million for the fiscal year ended August 31, 2005. This was primarily the result of proceeds from the issuance of convertible notes payable of $4.6 million. Net cash flows provided by financing activities were $25.5 million and $5.1 million for the fiscal years ended August 31, 2006 and 2005 respectively. This was primarily from the proceeds from the issuance of convertible notes payable of $18.4 million and proceeds from the issuance of senior notes payable of $3.5 million and proceeds from the issuance of preferred stock of $3.0 million.

        Given our cash position and available borrowings under our credit facility and our continuing operating losses the Company will require a significant amount of funding to sustain its operations and satisfy its contractual obligations. These factors, among others, indicate the Company may be unable to continue as a going concern. The financial statements presented do not include any adjustments related to the realization of the carrying value of the assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon the Company's ability to secure financing in order to fund its operations and until it achieves profitability. Management believes that they will be successful in obtaining equity or debt financing which will enable the Company to continue its operations and to continue as a going concern.

        Subsequent to August 31, 2006, the Company has raised an additional $5.9 million through the issuance of unsecured demand promissory notes and warrants.

Off Balance Sheet Arrangements

        The Company does not have off-balance sheet arrangements that are required to be disclosed under Section 303(a)(4)(ii) of SEC Regulation S-K.

Contractual Obligations

        The following table summarizes our contractual cash obligations at May 31, 2007 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

Year ending 31-Aug	Capital lease payments	Operating lease payments	Senior secured convertible notes*	Total expected cash payments
2007	$436	$164	$—	$600
2008	872	284	17,057	18,213
2009	872	213	—	1,085
2010	218	164	—	382
2011	—	55	—	55

	$2,398	$880	$17,057	$20,335

*
Includes principle and accrued interest through November 2, 2007.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        Effective as of the completion of the merger with StarVox on March 23, 2007, our board of directors dismissed Friedman LLP as the Company's independent registered public accounting firm. The Board of Directors participated in and approved the decision to dismiss Friedman.

        The reports of Friedman on the consolidated financial statements of the Company, as of and for the year ended June 30, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 2006 and the three months ended June 30, 2005 (Successor Company) and the nine months ended March 31, 2005 (Predecessor Company) did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with the audits of the Company's consolidated financial statements for the fiscal years ended June 30, 2006 and June 30, 2005, and during the subsequent interim period, there have been no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Friedman would have caused Friedman to make reference thereto in its report.

        There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended June 30, 2006 and June 30, 2005, or during the subsequent interim period.

        We provided Friedman a copy of the Company's Current Report on Form 8-K, filed March 26, 2007, prior to its filing with the SEC and requested Friedman furnish a letter addressed to the SEC stating whether it agrees with the statements made above. A copy of that letter is [                        ].

        Effective as of the completion of the merger with StarVox on March 23, 2007 our Board of Directors appointed Armanino McKenna LLP as the Company's independent registered public accounting firm and engaged Armanino McKenna LLP to audit the financial statements of the Company for fiscal 2007. Armanino McKenna LLP has been engaged as the independent auditors of StarVox since inception in fiscal year 2004. The board of directors participated in and approved the decision to engage Armanino McKenna LLP.

        Representatives of Armanino McKenna LLP, the principal accountants of the Company for the current year and for the most recently completed fiscal year, are [not] expected to be present at the Special Meeting of stockholders, will [not] have the opportunity to make a statement if they desire to do so, and are [not] expected to be available to respond to appropriate questions.

Financial Statements

U.S. Wireless Data, Inc.

Unaudited Condensed Consolidated Balance Sheet

May 31, 2007

(in thousands except per share data)

	August 31, 2006	May 31, 2007
		(unaudited)
Assets
Current assets:
Cash	$1,386	$881
Accounts receivable, net of allowance of $664 and $463, respectively	7,018	3,961
Prepaid expenses and other current assets	882	1,107

Total current assets	9,286	5,949
Property and equipment, net of accumulated depreciation	4,308	5,737
Intangible assets	6,271	4,726
Goodwill	7,426	7,400
Restricted cash and other assets	1,391	1,151

Total assets	$28,684	$24,963

Liabilities. Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Line of credit	$1,125	—
Accounts payable	5,639	8,000
Accrued liabilities and other	3,476	5,534
Notes payable	3,500	—
Convertible notes payable	17,126	14,000
Deferred revenue	1,627	1,532
Related party payables	250	—

Total current liabilities	32,743	29,066
Capital lease obligations	—	1,389
Other long term liabilites	42	—

Total liabilities	32,785	30,455

Commitments and contingencies (see Note 12)
Preferred stock	8,875	3
Stockholders' deficit:
Common stock	4	121
Deferred stock compensation	(7)
Additional paid-in capital	2,572	29,384
Accumulated deficit	(15,545)	(34,997)
Total stockholders' deficit:	(12,976)	(5,495)

Total convertible preferred stock and stockholders' deficit	(4,101)	(5,492)

Total liabilities, convertible preferred stock and stockholders' deficit	$28,684	$24,963

The accompanying notes are an integral part of these condensed consolidated financial statements

U.S. Wireless Data, Inc.

Consolidated Statements of Operations

(in thousands,except per share data)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
Revenues	$4,800	$8,491	$12,239	$32,115
Operating expenses:
Cost of sales	5,887	4,977	15,568	20,883
Operating expenses:	656	7,641	2,149	20,506
Depreciation and amortization	70	841	249	2,502
Fas 123 R expense		35		168
Impairment charge				26
Total operating expenses	6,613	13,494	17,966	44,085
Loss from operations	(1,813)	(5,003)	(5,727)	(11,970)
Other expense (income)
Interest and warrant amortization expense	166	602	305	4,593
Other expense (income), net	12	(2)	62	(3)
Gain (loss) sale of assets		(18)		(18)
Total other expense	178	582	367	4,572
Net loss before taxes	(1,991)	(5,585)	(6,094)	(16,542)
Provision for taxes	16		16	18
Net loss	$(2,007)	$(5,585)	$(6,110)	$(16,560)
Basic and diluted net loss per common share	$(0.46)	$(0.48)	$(1.47)	$(1.58)
Weighted average shares used in computing basic and diluted net loss per share	4,328,370	11,572,576	4,154,359	10,509,260
Basic and diluted net loss per common share as if the merger had occurred	$(0.24)		$(1.04)
Weighted average shares used in computing basic and diluted net loss per share as if the merger had occurred	8,486,143		5,877,386

The accompanying notes are an integral part of these condensed and consolidated financial statements

U.S. Wireless Data, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit

(in thousands, except share and per share data)

	Convertible Preferred Stock
													Total Convertible Preferred Stock and Stockholders' Deficit
	Series A		Series A-1		Common Stock				Treasury Stock
							Deferred Stock Compensation	Additional Paid-in Capital			Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount
June 1, 2004 (inception)	—	$—	—	$—	—	$—	$—	$—	—	$—	$—	$—	$—
Common stock issued to founders	—	—	—	—	2,880,000	3	—	48	—	—	—	51	51
Net loss for period from June 1, 2004 (inception) through August 31, 2004	—	—	—	—	—	—	—	—	—	—	(73)	(73)	(73)

Balances at August 31, 2004	—	—	—	—	2,880,000	3	—	48	—	—	(73)	(22)	(22)
Common stock granted to employees	—	—	—	—	700,000	1	(35)	34	—	—	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	6	—	—	—	—	6	6
Net loss	—	—	—	—	—	—	—	—	—	—	(2,375)	(2,375)	(2,375)

Balances at August 31, 2005	—	—	—	—	3,580,000	4	(29)	82	—	—	(2,448)	(2,391)	(2,391)
Conversion of convertible debt to Series A preferred stock	12,165,688	4,906	—	—	—	—	—	—	—	—	—	—	4,906
Issuance of Series A convertible preferred stock, net of issuance costs	6,670,000	3,019	—	—	—	—	—	—	—	—	—	—	3,019
Conversion of other liabilities to Series A-1 convertible preferred stock	—	—	1,900,000	950	—	—	—	—	—	—	—	—	950
Issuance of common stock for Zfone acquisition	—	—	—	—	100,000	—	—	5	—	—	—	5	5
Common stock granted to consultants	—	—	—	—	475,000	—	—	23	—	—	—	23	23
Common stock granted to employees	—	—	—	—	175,000	—	(9)	9	—	—	—	—	—
Issuance of warrants to purchase common stock in conjuction with issuance of convertible notes payable	—	—	—	—	—	—	—	2,515	—	—	—	2,515	2,515
Repurchase of common stock	—	—	—	—	—	—	—	—	(932,500)	(47)	—	(47)	(47)
Amortization of deferred stock compensation	—	—	—	—	—	—	16	—	—	—	—	16	16
Reversal of unamortized deferred stock compensaton for terminated employees	—	—	—	—	—	—	15	(15)	—	—	—	—	—
Net loss (as Restated)	—	—	—	—	—	—	—	—	—	—	(13,097)	(13,097)	(13,097)

Balances at August 31, 2006 (as Restated)(1)	18,835,688	7,925	1,900,000	950	4,330,000	4	(7)	2,619	(932,500)	(47)	(15,545)	(12,976)	(4,101)

Repurchase of common stock									(12,500)	(1)		(1)	(1)
Reclassification of unamortized balance of deferred stock compensation upon adoption of FAS 123R	—	—	—	—	—	—	7	(7)	—	—	—	—	—
Vesting of restricted shares previously awarded	—	—	—	—	—	—	—	3	—	—	—	3	3
Net loss	—	—	—	—	—	—	—	—	—	—	(4,523)	(4,523)	(4,523)

Balances at November 30, 2006 (Unaudited)	18,835,688	$7,925	1,900,000	$950	4,330,000	$4	$—	$2,615	(945,000)	$(48)	$(20,068)	$(17,497)	$(8,622)

(1)
See Note 2—"Restatement of Consolidated Financial Statements" of the notes to our consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements

U.S. Wireless Data, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended May 31,
	2006	2007
Cash Flows from Operating Activities:
Net Loss	$(6,110)	$(16,560)
Adjustments to reconcile net loss to net cash used in Operating Activities:
Depreciation and amortization	227	2,502
Impairment or writedown of assets	1,017	26
Non-cash stock based compensation expense		170
Non-cash interest expense		4,136
Gain on sale of property & building		(18)
Changes on operating assets and liabilities:
Accounts receivable	(1,105)	3,058
Prepaid expenses and other current assets	(67)	(225)
Restricted Cash	(11,000)	240
Accounts payable	763	2,361
Accrued liabilities and other	403	108
Deferred revenue		(95)

Net cash used in operating activities	(15,872)	(4,297)

Cash flows from Investing Activities:
Purchase of property and equipment	(1,525)	(541)
Proceeds from sale of property and equipment		500
Cash paid for acquisitions, net of cash acquired	(40)

Net cash used in investing activities	(1,565)	(41)

Cash flows from Financing Activities:
Borrowings (payments) on line of credit	1,020	(1,125)
Payments under capital lease		(186)
Payments of secured promissory notes		(448)
Payments of other long term liabilities		(42)
Proceeds from the issuance of senior notes payable	300
Proceeds from the issuance of convertible notes	13,608	150
Proceeds from issuance of unsecured demand promissory notes		5,484
Proceeds from issuance of preferred stock, net of issuance costs	3,553
Repurchase of common stock	(52)

Net cash provided by financing activities	18,429	3,833

Net (decrease) increase in cash and cash equivalents	992	(505)
Cash at beginning of period	210	1,386

Cash at end of period	$1,202	$881

Supplemental cash flow disclosure:
Cash paid during the periods for:
Interest	$—	$151
Income taxes	$—	$18
Noncash financing and investing activities:
Property, plant and equipment obtained on capital lease	$—	$2,326
Elimination of secured note payable thru reverse merger		$3,052
Conversion of note payable and accrued interest to equity		$10,204
Cashless exercise of warrants		$3

The accompanying notes are an integral part of these consolidated financial statements

U.S. WIRELESS DATA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1. Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Interim Financial Statements

        The accompanying interim condensed consolidated balance sheet as of May 31, 2007, the condensed consolidated statements of operations for the three and nine months ended May 31, 2006 and 2007 and the condensed consolidated statements of cash flows for the nine months ended May 31, 2006 and 2007 are unaudited. These interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In our opinion, the interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements for the year ended August 31, 2006 and include all adjustments necessary for fair presentation. The results for the three and nine months ended May 31, 2007 are not necessarily indicative of the results to be expected for any subsequent quarterly or annual financial period, including the fiscal year ending August 31, 2007. The fiscal quarters ended May 31, 2006 and 2007 both consisted of 13 weeks. Our 2006 fiscal year consists of 52 weeks and ended on August 31, 2006. Our 2007 fiscal year consists of 52 weeks and ends on August 31, 2007.

        The accompanying unaudited interim condensed consolidated financial statements are prepared in accordance with Securities and Exchange Commission rules and regulations, which allow certain information and footnote disclosures that are normally included in annual financial statements to be condensed or omitted. As a result, the accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with our consolidated financial statements and footnotes thereto for the year ended August 31, 2006, included in our Current Report on Form 8-K filed on March 26, 2007.

        The condensed consolidated balance sheet at August 31, 2006 was derived from audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

        Please refer to the summary of significant accounting policies for the fiscal year ended August 31, 2006 described in our Current Report on Form 8-K filed on March 26, 2007.

Stock-based Compensation

        During the first quarter of fiscal 2007, the Company adopted the provisions of, and accounted for stock-based compensation in accordance with, the Financial Accounting Standards Board's ("FASB") SFAS No. 123—revised 2004 "Share-Based Payment",("SFAS 123(R)"), which replaced SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected to use the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123(R) apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.

        The adoption of SFAS 123(R) did not have a material impact on the Company's consolidated financial position, results of operations and cash flows. See Note 3 for further information regarding the Company's stock-based compensation assumptions and expenses.

Computation of net loss per share

        Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. For the three and nine month periods ended May 31, 2006, weighted-average shares are for StarVox only, and include treasury stock. Potentially dilutive securities consisting of unvested restricted shares, stock purchase warrants, convertible notes payable and convertible preferred stock were not included in the diluted net loss per common share computations for all periods presented because the inclusion of such shares would have an anti-dilutive effect.

        The following table sets forth the computation of basic and diluted net loss per common share for the periods indicated (in thousands, except per share amounts):

Numerator:
Net Loss attributable to common stockholders	$(2,007)	$(5,585)	$(6,110)	$(16,560)

Denominator:
Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	4,328,370	11,572,576	4,154,359	10,509,260

Basic and diluted net loss per common share	$(0.46)	$(0.48)	$(1.47)	$(1.58)

        The following convertible notes payable, convertible preferred stock and warrants to purchase common and preferred stock were excluded from the computation of diluted net loss per common share for the periods presented because including them would have been anti-dilutive in periods of net loss. The three and nine month periods ended May 31, 2006 and 2007, respectively represent the Company's anti-dilutive shares.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
Convertible preferred stock	20,735,688	22,224,703	20,735,688	22,224,703
Convertible notes payable converting to Preferred Series A stock	1,566,400	—	1,566,400	—
Warrants to purchase common stock	10,071,242	56,299,356	10,071,242	56,299,356
Stock options	—	5,792,706	—	5,792,706
Warrants to purchase preferred stock	150,000	—	150,000	—

	32,523,330	84,316,765	32,523,330	84,316,765

Recently Issued Accounting Standards

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes: an interpretation of FASB statement No. 109" (FIN 48). FIN 48 clarifies the accounting treatment for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes," by defining the minimum recognition threshold a tax position is required to meet before being recognized in our financial statements. FIN 48 is effective commencing with the Company's fiscal year beginning September 1, 2007. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its financial position and results of operations.

        In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning September 1, 2008. The Company is currently evaluating the impact of the provisions of SFAS 157 on its financial position, results of operations and cash flows and does not believe the impact of the adoption will be material.

        In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115" (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS 159 are effective for the fiscal year beginning September 1, 2008. The Company is currently evaluating the impact of the provisions of SFAS 159 on its financial position, results of operations and cash flows and does not believe the impact of the adoption will be material.

2. Going Concern

        The accompanying unaudited interim condensed consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. As shown in the accompanying balance sheet, the Company has incurred a cumulative net loss of approximately $35,000,000 for the period from inception (June 14, 2004) to May 31, 2007. As of May 31, 2007, the Company will require significant additional equity or debt funding to sustain its operations and satisfy its contractual obligations. These factors, among others, may indicate that the Company may be unable to continue in existence. The Company's financial statements do not include any adjustments related to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company's ability to establish itself as a going concern is dependent upon its ability to obtain additional financing, in order to fund its planned operations and ultimately, to achieve profitable operations. Management believes that they can be successful in obtaining equity and/or debt financing which will enable the Company to continue in existence and establish itself as a going concern. The Company has sold approximately $42,000,000 of convertible notes, convertible preferred stock and common stock through May 31, 2007. In June 2007, the Company entered into agreements which provide for the issuance and sale of convertible notes totaling $9,000,000, of which $6,000,000 closed on June 1, 2007 and $3,000,000 closed on July 10, 2007 (See Note 13 for subsequent events). Management believes that the Company will be successful in raising additional funds to have sufficient capital to meet its obligations for its planned operations.

3. Stockholders' Equity and Stock Based Compensation

  Merger of StarVox and USWD

        In March 2007, StarVox merged with USWD and all outstanding StarVox common and preferred stock was converted to USWD Series A Preferred stock. Our Series A preferred stock is convertible into common stock at the rate of approximately 73.6908 shares of common stock for each share of outstanding Series A preferred stock. Our Series A preferred stock will be converted automatically into common stock upon an amendment to our certificate of incorporation to increase our authorized shares of common stock, contingent upon approval of such amendment by our stockholders.

  Exercise of Warrants

        From October 2006 through March 2007, for the purpose of providing working capital, the Company issued to our current investors unsecured demand promissory notes and attached warrants for an aggregate principal amount of $5,884,000 of which $5,734,000 was received in the nine months ended May 31, 2007. The promissory notes bear interest at 5 percent per annum. The related warrants were exercised through the cancellation of the principal and accrued interest of the related notes. Concurrent with the merger with USWD in March 2007, StarVox common shares were issued in exchange for cancellation of the notes and related accrued interest. The StarVox common shares were then converted to USWD Series A preferred stock as part of the merger.

  Stock Based Compensation

        The Company has a stock-based compensation program that provides its Board of Directors discretion in creating employee equity incentives. The Company's 2007 Stock Plan was adopted by the StarVox Board of Directors in January 2007 and approved by the StarVox shareholders in February 2007. This Plan provides for incentive and non-statutory stock options for employees, directors and consultants. The exercise price of all stock options must at least be equal to the fair market value of our common stock on the date of grant. The Plan also allows for awards of restricted stock to employees, directors and consultants. Stock options are generally time-based, vesting 25% each year over four years and expire ten years from the grant date. Shares issued as a result of stock option exercises are newly issued shares.

        StarVox allocated approximately 64,500,000 shares of its common stock to be issued in conjunction with the plan. This converted to 90,495 shares of USWD Series A preferred as part of the merger. As of May 31, 2007, the Company had approximately 91,000 shares of Series A preferred shares reserved for future option exercises under the stock option plans.

        On September 1, 2006, the Company adopted the provision of SFAS 123(R) for its share-based compensation plans. Under SFAS 123(R), the Company is required to recognize stock-based compensation costs based on the estimated fair value at the grant date for its share-based awards. In accordance to this standard, the Company recognizes the compensation cost of all share-based awards on a straight-line basis over the requisite service period which is the vesting period of the award.

        The Company previously accounted for its employee stock option and employee stock purchase plans under the intrinsic value recognition and measurement principles of APB 25 and related Interpretations, and adopted the disclosure-only provisions of SFAS 123, as amended by Statement of Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosures", ("SFAS 148").

        The Company has elected to use the modified prospective transition method as permitted by SFAS 123(R) and therefore has not restated its financial results for prior periods. Under this transition method, in the three and nine months ended May 31, 2007, the compensation cost recognized includes the cost for all stock-based compensation awards granted prior to, but not yet vested as of September 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123. Compensation cost for all share-based compensation awards granted on or subsequent to September 1, 2006 was based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company selected the straight-line single option amortization method.

        Compensation expense recognized in the unaudited condensed consolidated statement of operations for the three and nine months ended May 31, 2007 is based on awards ultimately expected to vest and reflects estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to adoption of SFAS 123(R) the Company accounted for forfeitures as they occurred.

        In calculating the compensation cost, the Company estimates the fair value of each option grant on the date of grant using the Black-Scholes options pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility.

        As a result of adopting SFAS 123(R), the Company's loss before income taxes for the three and nine months ended May 31, 2007 was $35,000 and $168,000 higher than if it had continued to account for share-based compensation under APB 25. Basic and diluted net loss per share for the three and nine months ended May 31, 2007 would have been zero and $0.01 lower, if the Company had not adopted SFAS 123(R). There was no effect on the condensed consolidated statements of cash flows for the nine months ended May 31, 2007 from adopting SFAS 123(R).

        The following table illustrates the stock-based compensation expense resulting from stock options included in the unaudited condensed consolidated statement of operations for the three and nine month period ended May 31, 2007 (in thousands):

	Nine months Ended 31-May-07	Nine months Ended 31-May-07
Cost of sales	$—	$—
Operating expenses	35	168

Stock-based compensation expense before income taxes	35	168
Income tax benefit	—	—

Stock-based compensation expense after income taxes	$35	$168

Stock Option Plans

        A total of 91,057 shares of Series A preferred are currently reserved for issuance under the Plan. Summary of activity under the Plan for the nine months ended May 31, 2007:

	Weighted Options Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value	Average Remaining Contractual Life
Balance at August 31, 2006	—	—	$—	$—
Options approved by shareholders	91,057	—	—	—
Options granted	(78,047)	78,047	23.79	—	9.47
Options cancelled or expired	—	—	—	—
Options exercised	—	—	—	—

Balance at May 31, 2007	13,010	78,047	$23.79	$—	9.47

Vested or expected to vest at May 31, 2007		22,672	$28.98		9.14
Exerciseable at May 31, 2007		22,672	$28.98		9.14

        The weighted-average fair value per option for options granted during the three and nine months ended May 31, 2007 was $8.33. At May 31, 2007, there was $421,000 of unrecognized stock-based compensation expense, net of estimated forfeitures related to non-vested options, that is expected to be recognized over a weighted-average period of 2.7 years.

        The fair value of option grants was estimated by using the Black-Scholes options pricing model with the following weighted-average assumptions:

Three and Nine Months Ended 31-May-07
Expected volatility	42%
Dividend yield	0%
Risk free interest rate	4.68%
Expected term in years	4

        Expected Volatility:    The Company's computation of expected volatility for the three and nine month period ended May 31, 2007 is based on the historical volatility of the common stock of a small group of public peer group companies for a time period approximating the expected term.

        Dividend Yield:    The dividend yield assumption is based on the Company's history and expectation of dividend payouts.

        Risk-Free Interest Rate:    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

        Expected Term:    The Company's expected term represents the period that the Company's stock-based awards are expected to be outstanding after the vesting date and was determined for the three and nine month period ended May 31, 2007 based on historical experience of similar awards to comparable companies, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Restricted Stock

        Since inception, StarVox has issued 2,515,000 restricted shares of common stock. As of May 31, 2007, 2,385,000 restricted shares were vested and repurchase rights have been exercised on 945,000 shares leaving no remaining restricted shares outstanding.

        In fiscal 2006, StarVox recognized $16,000 of stock-based compensation expense in connection with the award of restricted stock to certain employees. Compensation expense was measured on the award date and is being recognized over two years as these restrictions lapse. The unamortized balance of deferred stock based compensation was reclassified to additional paid in capital upon the Company's adoption of FAS 123(R) effective September 1, 2006.

Unsecured Demand Promissory Notes with attached Warrants

        From October 2006 through March 2007, for the purpose of providing working capital, StarVox issued to some of our current investors unsecured demand promissory notes and attached warrants for an aggregate principal amount of $5,884,000. The promissory notes bore interest at 5 percent per annum and the warrants, with a 10 year term, were convertible into 181,387,689 shares of StarVox common stock or 50% of the Company, whichever is greater. In conjunction with the merger, the related warrants were exercised through the cancellation of the principal and accrued interest of the related notes. A total of 254,492 shares of Series A preferred shares were issued.

Shares Reserved for Future Issuance

        We have reserved shares of Series A preferred stock for future issuance, as follows:

	31-May-07	As Converted To Common Stock
Preferred Series A stock warrants
Warrants issued in April 2005 in connection with financing	6,314	465,257
Warrants issued in May-June 2006 in connection with financing	9,502	700,210
Warrants issued in January 2006 for financial services	351	25,848
Warrants attached to Unsecured Demand Promissory Notes	254,492	18,753,746
Warrants to Trinad for management consulting services	3,508	258,476
Warrants issued to holders of $14M of Convertible Promissory Notes	90,893	6,697,993
Warrants issued in conjunction with lines of credit	631	46,526
2007 Stock Option Plan	90,495	6,668,681
Out-of-Plan stock option grant	562	41,414

	456,748	33,658,151

        We have reserved shares of common stock for future issuance, as follows:

31-May-07
Common stock warrants issued in connection with financing	1,225,000

        The Company will seek the approval of its stockholders at a special meeting of stockholders to increase its authorized common shares.

4. Business Combinations

  U.S. Wireless Data, Inc.

        In June 2006, StarVox signed a reverse merger agreement with US Wireless Data, Inc. ("USWD"), a public shell Company. Prior to this merger, USWD was a "shell" company with virtually no operations. USWD effected a reorganization on March 18, 2004, thereby emerging from Chapter 11 Proceedings. The StarVox business plan was to merge or effect a business combination with a domestic or foreign public entity thereby gaining access to public capital markets. The merger was completed March 23, 2007. Under the terms of the merger agreement, StarVox contributed all of its assets and liabilities (including CTI, a wholly owned subsidiary) in exchange for approximately 72% of USWD's common stock. The StarVox current officers and management have become the officers and management of USWD. Subject to approval of its stockholders at a special meeting of stockholders, USWD intends to change its name to StarVox Communications, Inc.

        In connection with the negotiations and signing of the reverse merger agreement with USWD, StarVox issued to USWD two senior secured promissory notes totaling $3,500,000, interest at 10% until maturity, then 15% per annum. As of August 31, 2006, the note for $300,000 was callable and the note for $3,200,000 was callable after September 30, 2006. Prior to the merger, StarVox repaid $448,099 of the total promissory note. The remainder of the note was forgiven. See Note 8.

5. Property and Equipment

        Property and equipment consists of (in thousands):

	August 31, 2006	May 31, 2007
		(unaudited)
Land	$30	$—
Building	522	—
Network equipment	4,057	6,945
Computers and software	249	229
Furniture and fixtures	62	62

	4,920	7,236
Less: accumulated depreciation and amortization	(612)	(1,499)

Property and equipment, net	$4,308	$5,737

        In March 2007, StarVox sold its facility located in York, Pennsylvania to a related party for approximately $500,000. There was a gain of approximately $18,000 on the sale of the building and land. The Company has signed a six month lease agreement to continue using a portion of the building for approximately $3,000 per month. The Company will pay $6,000 rent plus operating expenses after the initial six month rental period expires. The lease term is on a month to month basis.

6. Goodwill and Intangible Assets

        Goodwill and intangible assets consist of (in thousands):

	August 31, 2006	May 31, 2007
		(unaudited)
Amortizable intangible assets:
Acquired customer contracts	$5,900	$5,900
Acquired trademarks / trade names	800	800

	6,700	6,700
Less: Accumulated amortization	(429)	(1,974)

Intangible assets, net	$6,271	$4,726

Non-amortized intangible assets:
Goodwill	$7,427	$7,400

        In fiscal 2007, management determined that the goodwill relating to the ZFone acquisition had no net realizable value. Accordingly an impairment charge in the amount of $26,000 was recorded to write off the full value of this asset.

  Software Licenses

        We evaluate our intangible assets for impairment whenever events and circumstances indicate its fair value may be less than its carrying value. Adjustments to record impairment of intangible assets could have a material adverse impact on our financial condition and results of operations in the period or periods in which such impairment is identified. Amortization expense associated with the acquired customer contracts and trade names was $429,000 and $1,545,000 in fiscal 2006 and the nine months ended May 31, 2007, respectively. As of May 31, 2006, management determined that purchased and unamortized software licenses totaling $1.0 million had no net realizable value and accordingly an impairment charge was recorded to write off the full amount.

        The anticipated amortization schedule for intangible assets is as follows (in thousands):

	Acquired Customer Relationships	Acquired Trademarks / Trade Names	Total
Nine months ending May 31, 2007	$942	$603	$1,545
Year ending August 31,
2008	1,260	—	1,260
2009	1,260	—	1,260
2010	1,177	—	1,177
2011	681	—	681

	$5,320	$603	$5,923

7. Line of Credit

        In August 2005, StarVox entered into a one year financing agreement with a financial institution providing a line of credit of $750,000 through August 2006 providing borrowing capacity up to 70% of eligible accounts receivable at an effective interest rate of 24% per annum. In addition, certain of our other creditors agreed to subordinate their interest to this financial institution. In January 2006, the line of credit was amended to increase the borrowing limit to $1,500,000.

        In September 2006, StarVox finalized a two part credit facility with a financial institution. The first part is a $6,000,000 revolving line of credit providing borrowing capacity up to 80% of eligible accounts receivable. Interest is calculated as prime rate plus 1.0% or prime rate plus 1.5% dependent upon the Company's quick ratio. StarVox intends to use a portion of this facility to retire its current accounts receivable credit line. The second part is a $6,000,000 general term facility that can increase to $10,000,000 as the Company achieves certain profitability targets. The interest rate is prime rate plus 2.25%. In connection with this facility, the Company issued to the bank warrants to purchase 421 shares of Series A preferred stock, exercisable at $35.64 per share. The Company must maintain a fixed debt service coverage ratio, and certain EBITDA targets, and obtain the bank's consent to enter into certain material agreements. Borrowings under both credit facilities are secured by all of the Company's assets and are senior to all other debt holders. As of August 31, 2006, and May 31, 2007, we had borrowings and accrued interest of $1,125,000 and zero, respectively. See Note 13 for additional discussion.

8. Notes Payable

        In fiscal 2006, StarVox issued two senior secured promissory notes to USWD in connection with the contemplated reverse merger as follows:

August 31, 2006
Senior secured promissory note maturing August 2006. Interest at 10% per annum until maturity, then 15% per annum	$300
Senior secured promissory note maturing September 2006. Interest at 10% per annum until maturity, then 15% per annum	3,200

$3,500

        Both notes payable were collateralized by all of our assets until the closing of the merger of StarVox with USWD on March 23, 2007. In connection with the issuance of these notes, significant holders of the StarVox voting stock had entered into a stockholders voting agreement establishing the composition of the StarVox board of directors. The stockholders voting agreement terminated on the closing of the merger of StarVox with USWD. As of May 31, 2007, $448,000 was repaid on the notes and $3,052,000 was forgiven.

9. Convertible Notes Payable and Unsecured Demand Promissory Notes with Attached Warrants

        The following schedule details all convertible notes payable and their respective terms:

	August 31, 2006	May 31, 2007
		(unaudited)
Secured convertible promissory notes, due upon demand; interest at 5% per annum until maturity, then 15% per annum	$1,220	$—
Secured convertible promissory notes maturing August and September 2006; interest at 5% per annum until maturity, then 15% per annum	3,100	—
Senior secured convertible promissory notes maturing November and December 2006; Interest at 12% per annum until maturity, then 15% per annum	14,000	14,000

	18,320	14,000
Less: Unamortized issuance costs	(1,194)	—

	$17,126	$14,000

        Between February and June of 2006, StarVox issued $18,320,000 in secured and senior secured convertible promissory notes to serve as bridge financing for the acquisition of CTI and to fund continuing operating costs. The secured convertible promissory notes of $4,320,000 converted to 9,375,652 shares of Series A preferred stock upon the merger with USWD which was completed on March 23, 2007. See note 13 for further discussion. The remaining $14,000,000 of senior secured convertible notes are due in November 2007.

        In connection with the $14,000,000 senior secured convertible promissory notes issued in fiscal 2006, note holders were also issued warrants to purchase 6,772,489 shares of StarVox common stock at an exercise price of $0.01 per share. In January 2007, StarVox granted additional warrants. The additional warrants enable the holders to purchase 64,783,506 shares of StarVox common stock at an exercise price of $0.01 per share. The warrants were fully vested and exercisable upon issuance and expire three years from the date of the note. The fair value of the warrants calculated using the Black-Scholes option pricing model is $2,515,000 and has been recorded as a note issuance discount and is being amortized to interest expense over the life of the notes. Interest expense associated with the amortization of the warrant discount was $16,000 and $1,194,000 for the nine months ended May 31, 2006 and 2007, respectively. See note 13 for additional discussion.

  Unsecured Demand Promissory Notes with attached Warrants

        From October 2006 through March 2007, for the purpose of providing working capital, StarVox issued to certain current investors, unsecured demand promissory notes and attached warrants for an aggregate principal amount of $5,884,000. The promissory notes bear interest at 5 percent per annum. The related warrants were exercised through the cancellation of the principal and accrued interest of the related notes concurrent with the merger of StarVox with USWD in March 2007. StarVox issued 181,387,689 common shares in exchange for cancellation of the notes and related accrued interest.

10. Income Taxes

        During the three and nine months ended May 31, 2007, the Company's income tax provision was zero and $18,000, respectively and primarily reflects amortization of deferred charges and provisions for taxes in certain state and local jurisdictions. The Company's income tax expense reflects the estimated annual effective tax rate at that time based on projections of operations.

        A valuation allowance is required to be recorded if in management's judgment, based on available evidence; it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on available evidence, management has concluded that a valuation allowance is necessary to reduce the net deferred tax asset balance to zero. Deferred tax assets have been recognized only to the extent of deferred tax liabilities.

11. Related Party Payables and Transactions

        In September 2006, notice was received demanding full payment of a related party note payable. In November 2006, $100,000 of the note was repaid. The remaining $150,000 note and accrued interest of $48,000 was converted into a demand promissory note with attached warrants for 6,089,047 shares of StarVox common stock. Concurrent with the merger of StarVox with USWD in March 2007, StarVox common shares were issued in exchange for cancellation of the note and related accrued interest.

12. Commitments and Contingencies

        Rental expenses under operating leases were $244,000 and $354,000 for fiscal 2006, and the nine months ended May 31, 2007, respectively. We have future minimum rental commitments for non-cancelable operating and capital leases on office space and equipment as of May 31, 2007, as follows:

Year ending 31-Aug	Total capital lease payments	Total operating lease payments
2007	$436	$164
2008	872	284
2009	872	213
2010	218	164
2011	—	55

	2,398	$880

Less future interest expense	(257)

	2,141
Less current portion	752

	$1,389

Letters of Credit

        We have several outstanding letters of credit for the benefit of certain vendors that secure our obligations for leased space and telecommunications services. The terms of the letters of credit coincide with the terms of the leases or for the periods we continue to purchase these telecommunications services. The letters of credit are secured by certificates of deposit held by the issuing financial institution, are reported as restricted cash and are excluded from our operating cash.

13. Subsequent Events

        On June 1, 2007, the Company entered into agreements providing for a bridge loan from three investors (the "Investors") DKR Soundshore Oasis Holding Fund Ltd., ("DKR"); SMH Capital, Inc.; and Trinad Capital Master Fund, Ltd.); for an aggregate principal amount of up to $9,000,000 to be funded in two separate closings. In the first closing, completed June 1, 2007, each of the investors has funded $2,000,000 for a total of $6,000,000 less $438,000 for legal and investment banking fees. In the second closing, completed July 10, 2007, DKR funded an additional $3,000,000, less $16,900 in legal fees, upon the satisfaction of certain conditions, including the approval of the loan arrangements by the Pennsylvania Public Utility Commission. The loan is in the form of senior secured debentures (the "Debentures") that accrue interest at 10% per annum, payable at maturity, August 1, 2007. If an event of default occurs under the Debentures, the interest rate will automatically increase to 15% and holders of a majority of the aggregate principal amount of the Debentures then outstanding may require redemption of all or any portion of the Debentures at a price equal to 110% of the outstanding principal. The Debentures include warrants to purchase up to 2,520,000 shares of USWD's common stock, with an exercise price of $0.01 per share The Debentures are fully vested and expire June 1, 2012. The fair value of the common stock conversion feature has not yet been determined.

        In connection with the sale of the Debentures, the Company renegotiated with existing holders of $14,000,000 of indebtedness to subordinate their indebtedness to the Debentures. The maturity of their indebtedness has been extended to November 2, 2007. In exchange for the subordination of the $14,000,000 notes, the holders are entitled to a fee in the amount of 2% of their principal amount outstanding totaling $280,000. An additional provision provides the existing holders with warrants to purchase up to 2,999,999 shares of USWI common stock, with an exercise price of $0.01 per share. These warrants are fully vested and expire June 1, 2012.

        When the Company issues equity securities which are convertible into common stock at a discount from the common fair value at the commitment date, the difference between the fair value of the common stock and the conversion price multiplied by the number of shares issuable upon conversion is recognized as a beneficial conversion feature. Since the warrants are immediately convertible into common stock by the holder at any time, the Company will record and immediately expense a beneficial conversion charge if any, once the fair value of the common stock has been determined.

        On June 1, 2007, in connection with the issuance and sale of Debentures, the Company terminated its credit agreement with a financial institution. No amounts were outstanding at the time of termination, and the cost to the Company for termination of the facility included legal fees of $4,000 and a termination fee of $60,000. The Company currently has no available lines of credit.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements gives effect to the Merger of U.S. Wireless Data, Inc. ("USWD") and StarVox Communications, Inc. ("StarVox") on February 28, 2007, to which a wholly owned subsidiary of USWD merged with and into StarVox, with StarVox surviving the merger and becoming our wholly-owned subsidiary.

        The pro forma balance sheets and operating data presented are not necessarily indicative of the results that actually would have occurred if the Merger had been completed on the assumed date(s) nor are the statements necessarily indicative of future combined financial position or earnings. The data presented should be read in conjunction with the financial statements of StarVox and US Wireless.

        The transaction is being treated as a reverse acquisition and a recapitalization. StarVox is the acquirer for accounting purposes. The pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the dates indicated or the results which may be obtained in the future. In connection with the merger, all issued and outstanding shares of StarVox common stock and preferred stock were exchanged for an aggregate of 301,594 shares of our preferred stock, which are convertible into 22,224,705 shares of our common stock. The shares of our preferred stock issued in connection with the merger will be automatically converted into our common stock upon the amendment of our certificate of incorporation to increase our authorized number of shares of common stock, contingent upon the approval of such amendment by our stockholders. In connection with the merger, we assumed all outstanding options and warrants to purchase StarVox capital stock. The total fully diluted effect of Starvox outstanding options and warrants would be a total of 503,849 shares of our preferred stock which then converts into 37,129,047 shares of common stock.

        On June 15, 2006, StarVox acquired all of the capital stock of Capital Telecommunications, Inc. ("CTI"). The following unaudited pro forma condensed consolidated financial information, with explanatory notes, present how the condensed consolidated financial statements of USWD and StarVox may have appeared had USWD, StarVox and CTI been consolidated for the year ending August 31, 2006, and three months ending November 30, 2006.

        The pro forma information has been prepared utilizing the historical financial statements of StarVox Communications, Inc. ("StarVox") and notes thereto for the three month period ended November 30, 2006 and years ended August 31, 2005 and 2006. The historical results of USWD are incorporated by reference to its historical financial statements since its emergence from bankruptcy in May 2005. The unaudited pro forma condensed consolidated financial information may not be indicative of the actual results of the combined business had the acquisitions occurred on September 1, 2005, nor are financial information indicative of future combined financial position or earnings. The accompanying unaudited pro forma condensed consolidated financial information presented should be read in conjunction with the historical financial statements and the related notes of StarVox, USWD and CTI.

        This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included in this Proxy Report on Form 14A The historical results are not necessarily indicative of results to be expected for any future period.

StarVox Communications, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Fiscal Year Ended August 31, 2006
(in thousands except per share data)

	Year Ended August 31, 2006 StarVox	September 1, 2005 through 13-Jun-06 CTI	Year Ended 30-Jun-06 USWD	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$24,626	$27,202	$—	$—		$51,828

Operating expense:
Cost of sales	20,674	19,576	—	—		40,250
Operating expenses	13,527	6,548	(1,105)	20	(1)	18,990
Impairment charge	1,200					1,200

Total Operating expenses	35,401	26,124	(1,105)	20		60,440

Loss from operations	(10,775)	1,078	(1,105)	(20	)(1)	(8,612)
Interest (other) expense, net	(2,302)	(133)	—	(79	)(2)	(2,514)

Net income (loss) before income taxes	(13,077)	945	(1,105)	(99	)(3)	(11,126)
Provision for taxes	20	244		—		264

Net (loss)	$(13,097)	$701	$(1,105)	$(99)		$(11,390)

Weighted average shares outstanding, basic and diluted	3,736		5,867			33,684
Basic and diluted net loss per share	$(3.51)		$(0.19)			$(0.34)

        Unaudited pro forma condensed consolidated financial statements for the year ended August 31, 2006 as shown above include the operations and activities of each company as if the merger was complete for the entire time period.

        Notes to the unaudited pro forma condensed consolidated financial statements for the fiscal year ended August 31, 2006 are as follows:

  1.
  Elimination of the effect of $20,000 USWD interest income related to the $3,500,000 promissory notes between USWD and StarVox.

  2.
  Eliminating the $79,000 interest expense recorded by StarVox relating to the $3,500,000 promissory notes between USWD and StarVox.

  3.
  Eliminating the net effect of $59,000 of other interest income/expense related to the two promissory notes totaling $3,500,000 in principal between USWD and StarVox.

StarVox Communications, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
November 30, 2006
(in thousands except per share data)

	November 30, 2006 StarVox	September 30, 2006 USWD	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Current Assets:
Cash and cash equivalents	$1,780	$954	$—		$2,734
Accounts receivable, net	6,608	—	—		6,608
Loans receivable	—	3,500	(3,500	)(4)	—
Interest receivable	—	110	(20	)(5)	90
Due from related parties	—	15	—		—
Prepaids and other current assets	1,004	45	—		1,049

Total current assets	9,392	4,624	(3,520)		10,481

Property and equipment, net of accumulated depreciaton	3,937	—	—		3,937
Goodwill and intangible assets	13,156	—	—		13,156
Other assets	1,393	—	—		1,393

Total assets	$27,878	$4,624	$(3,520)		$28,982

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current Liabilities
Accounts payable and accrued liabilities	$7,506	$134	$—		$7,640
Notes payable	7,575	—	—		7,575
Convertible notes payable	18,296	—	(3,500	)(4)	14,796
Related party note	198	198
Accrued interest on notes payable	1,298	—	(107	)(6)	1,191
Deferred revenue	1,627	—	—		1,627

Total current liabilities	36,500	134	(3,607)		33,027
Total liabilities	36,500	134	(3,607)		33,027

Convertible preferred stock
Series A	7,925	—	—		7,925
Series A-1	950	—	—		950
Stockholders' Equity (Deficit)
Common stock	4	95	—		99
Additional paid-in-capital	2,615	5,739	87	(7)	8,441
Accumulated deficit	(20,068)	(1,344)	—		(21,412)
Treasury stock	(48)	—			(48)
Total stockholders equity (deficit)	(8,622)	4,490	87		(4,045)

Total Liabilities, Convertible Preferred Stock and Stockholders' (Deficit)	$27,878	$4,624	$(3,520)		$28,982

StarVox Communications, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Three Months Ended November 30, 2006
(in thousands except per share data)

	Three Months Ended November 30, 2006 StarVox	Three Months Ended September 30, 2006 USWD	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$13,416	$—	$—		$13,416

Operating expense:
Cost of sales	8,738	—	—		8,738
Operating expenses	7,230	312	—		7,542

Total Operating expenses	15,968	312	—		16,280

Loss from operations	(2,552)	(312)			(2,864)
Interest (other) expense, net	1,971	98	(8	)(8)	2,061

Net income (loss) before income taxes	(4,523)	(214)	8	(8)	(4,729)
Provision for taxes	—	—			—

Net loss	$(4,523)	$(214)	$8		$(4,729)

Weighted average shares outstanding, basic and diluted	3,561	9,500			33,684
Basic and diluted net loss per share	$(1.27)	$(0.02)			$(0.14)

        Unaudited pro forma condensed consolidated financial statements for the three months ended November 30, 2006 as shown above include the operations and activities of each company as if the merger was complete for the entire time period. The first quarter for USWD ends on September 30. We included the September 30, 2006 first quarter financial information from their 10Q filing in the pro forma statement of operations.

        Notes for the three months ended November 30, 2006 pro forma schedules are as follows:

  4.
  Elimination of principal amount of a $3,200,000 note payable and a $300,000 note payable for a total of $3,500,000 in principal for notes between USWD and StarVox.

  5.
  Elimination of $20,000 interest receivable from the two promissory notes between USWD and StarVox that have a total principal balance of $3,500,000.

  6.
  Elimination of $107,000 accrued interest from the two promissory notes between USWD and StarVox that have a total principal balance of $3,500,000.

  7.
  Eliminating the $87,000 effect on retained earnings due to the interest income/expense resulting from the elimination of the two promissory notes between USDW and StarVox.

  8.
  Elimination of the net effect of $8,000 of other interest income/expense related to the interest on the promissory notes between USWD and StarVox.

        Pro forma financial statements are to be used in combination with audited financial results and management commentary on the results of operations. Read this financial statement with the accompanying form 8-K, managements discussion and analysis, quarterly forms 10-Q and annual form 10-K as well as related financial data as described. Future results may be very different from the financial statements shown here.

        This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included in this proxy statement. The historical results are not necessarily indicative of results to be expected for any future period.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders

StarVox Communications, Inc.
San Jose, California

        We have audited the accompanying consolidated balance sheets of StarVox Communications, Inc. ("the Company") as of August 31, 2005 and 2006, and the related consolidated statements of operations, convertible preferred stock and stockholders' deficit, and cash flows for the period from June 1, 2004 (inception) to August 31, 2004 and for the years ended August 31, 2005 and 2006. These consolidated statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StarVox Communications, Inc. as of August 31, 2005 and 2006, and the results of its operations and its cash flows for the period ended August 31, 2004 and the two-year periods ended August 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Managements' plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2006 consolidated financial statements.

  Armanino McKenna LLP
  San Ramon, California

        October 31, 2006, except for the computation of net loss per share described in Note 1, the restatement described in Note 2, the Going Concern described in Note 3 and the subsequent events described in Note 16 to the Consolidated Financial Statements, as to which the date is February 15, 2007.

StarVox Communications, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	August 31,
			November 30, 2006
	2005	2006
		(as Restated)(1)	(Unaudited)
Assets
Current assets:
Cash	$210	$1,386	$1,780
Accounts receivable, net of allowance of $88 and $664, respectively	1,658	7,018	6,608
Prepaid expenses and other current assets	399	882	1,004

Total current assets	2,267	9,286	9,392
Property and equipment, net of accumulated depreciation	1,273	4,308	3,937
Intangible assets	1,200	6,271	5,756
Goodwill	—	7,427	7,400
Restricted cash and other assets	140	1,392	1,393

Total assets	$4,880	$28,684	$27,878

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Line of credit	$517	$1,125	$145
Accounts payable	671	5,639	4,815
Accrued liabilities and other	283	3,476	3,844
Notes payable	—	3,500	7,575
Convertible notes payable	4,600	17,126	18,296
Deferred revenue	—	1,627	1,627
Related party payables	1,200	250	198

Total current liabilities	7,271	32,743	36,500
Other long term liabilities	—	42	—

Total liabilities	7,271	32,785	36,500

Commitments and contingencies (see Note 14)
Preferred stock, $0.001 par value; 25,000,000, 25,900,000 and 25,900,000 shares authorized at August 31, 2005, 2006 and November 30, 2006, respectively
Series A convertible preferred stock, 0, 24,000,000 and 24,000,000 shares designated at August 31, 2005, 2006 and November 30, 2006, respectively; 0, 18,835,688 and 18,835,688 shares issued and outstanding at August 31, 2005, 2006 and November 30, 2006, respectively (aggregate liquidation preference of $9,418,000 at August 31, 2006 and November 30, 2006)	—	7,925	7,925
Series A-1 convertible preferred stock, 0, 1,900,000 and 1,900,000 shares designated at August 31, 2005, 2006 and November 30, 2006, respectively; 0, 1,900,000 and 1,900,000 shares issued and outstanding at August 31, 2005, 2006 and November 30, 2006, respectively (aggregate liquidation preference of $950,000 at August 31, 2006 and November 30, 2006)	—	950	950
Stockholders' deficit:
Common stock, $0.001 par value; 50,000,000, 36,000,000 and 36,000,000 shares authorized at August 31, 2005, 2006 and November 30, 2006, respectively; 3,580,000, 4,330,000 and 4,330,000 shares issued and outstanding at August 31, 2005, 2006 and November 30, 2006, respectively	4	4	4
Deferred stock compensation	(29)	(7)	—
Additional paid-in capital	82	2,619	2,615
Accumulated deficit	(2,448)	(15,545)	(20,068)
Treasury stock	—	(47)	(48)

Total stockholders' deficit	(2,391)	(12,976)	(17,497)

Total convertible preferred stock and stockholders' deficit	(2,391)	(4,101)	(8,622)

Total liabilities, convertible preferred stock and stockholders' deficit	$4,880	$28,684	$27,878

StarVox Communications, Inc.

Consolidated Statements of Operations

(in thousands,except per share data)

		Fiscal Year Ended August 31,		Three Months Ended November 30,
	June 1, 2004 (inception) through August 31, 2004
		2005	2006	2005	2006
			(as Restated)(1)	(Unaudited)
Revenues	$—	$3,938	$24,626	$3,867	$13,416
Operating expenses:
Cost of sales	—	4,575	20,674	3,724	8,738
Operating expenses	73	801	12,539	2,214	6,315
Depreciation and amortization	—	77	988	18	889
Impairment charge	—	675	1,200	—	26

Total operating expenses	73	6,128	35,401	5,956	15,968

Loss from operations	(73)	(2,190)	(10,775)	(2,089)	(2,552)
Other expense:
Interest and amortization expense	—	(184)	(2,197)	(89)	(1,971)
Other expense	—	—	(105)	3	—

Net other expense	—	(184)	(2,302)	(86)	(1,971)

Net loss before income taxes	(73)	(2,374)	(13,077)	(2,175)	(4,523)
Provision for income taxes	—	(1)	(20)	—	—

Net loss	$(73)	$(2,375)	$(13,097)	$(2,175)	$(4,523)

Basic and diluted net loss per share	$(0.10)	$(0.76)	$(3.51)	$(0.58)	$(1.27)

Shares used in computing basic and diluted net loss per share	720	3,113	3,736	3,768	3,561

Basic and diluted net loss per share (unaudited pro forma) (See Note 1)			$(0.39)		$(0.03)

Shares used in computing basic and diluted net loss per share (unaudited pro forma) (See Note 1)			33,848		165,370

(1)
See Note 2—"Restatement of Consolidated Financial Statements" of the notes to our consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements

StarVox Communications, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit

(in thousands, except share and per share data)

	Convertible Preferred Stock												Total Convertible Preferred Stock and Stockholders' Deficit
	Series A		Series A-1		Common Stock				Treasury Stock
							Deferred Stock Compensation	Additional Paid-in Capital			Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount
June 1, 2004 (inception)	—	$—	—	$—	—	$—	$—	$—	—	$—	$—	$—	$—
Common stock issued to founders	—	—	—	—	2,880,000	3	—	48	—	—	—	51	51
Net loss for period from June 1, 2004 (inception) through August 31, 2004	—	—	—	—	—	—	—	—	—	—	(73)	(73)	(73)

Balances at August 31, 2004	—	—	—	—	2,880,000	3	—	48	—	—	(73)	(22)	(22)
Common stock granted to employees	—	—	—	—	700,000	1	(35)	34	—	—	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	6	—	—	—	—	6	6
Net loss	—	—	—	—	—	—	—	—	—	—	(2,375)	(2,375)	(2,375)

Balances at August 31, 2005	—	—	—	—	3,580,000	4	(29)	82	—	—	(2,448)	(2,391)	(2,391)
Conversion of convertible debt to Series A preferred stock	12,165,688	4,906	—	—	—	—	—	—	—	—	—	—	4,906
Issuance of Series A convertible preferred stock, net of issuance costs	6,670,000	3,019	—	—	—	—	—	—	—	—	—	—	3,019
Conversion of other liabilities to Series A-1 convertible preferred stock	—	—	1,900,000	950	—	—	—	—	—	—	—	—	950
Issuance of common stock for Zfone acquisition	—	—	—	—	100,000	—	—	5	—	—	—	5	5
Common stock granted to consultants	—	—	—	—	475,000	—	—	23	—	—	—	23	23
Common stock granted to employees	—	—	—	—	175,000	—	(9)	9	—	—	—	—	—
Issuance of warrants to purchase common stock in conjuction with issuance of convertible notes payable	—	—	—	—	—	—	—	2,515	—	—	—	2,515	2,515
Repurchase of common stock	—	—	—	—	—	—	—	—	(932,500)	(47)	—	(47)	(47)
Amortization of deferred stock compensation	—	—	—	—	—	—	16	—	—	—	—	16	16
Reversal of unamortized deferred stock compensaton for terminated employees	—	—	—	—	—	—	15	(15)	—	—	—	—	—
Net loss (as Restated)	—	—	—	—	—	—	—	—	—	—	(13,097)	(13,097)	(13,097)

Balances at August 31, 2006 (as Restated)(1)	18,835,688	7,925	1,900,000	950	4,330,000	4	(7)	2,619	(932,500)	(47)	(15,545)	(12,976)	(4,101)

Repurchase of common stock									(12,500)	(1)		(1)	(1)
Reclassification of unamortized balance of deferred stock compensation upon adoption of FAS 123R	—	—	—	—	—	—	7	(7)	—	—	—	—	—
Vesting of restricted shares previously awarded	—	—	—	—	—	—	—	3	—	—	—	3	3
Net loss	—	—	—	—	—	—	—	—	—	—	(4,523)	(4,523)	(4,523)

Balances at November 30, 2006 (Unaudited)	18,835,688	$7,925	1,900,000	$950	4,330,000	$4	$—	$2,615	(945,000)	$(48)	$(20,068)	$(17,497)	$(8,622)

(1)
See Note 2—"Restatement of Consolidated Financial Statements" of the notes to our consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements

StarVox Communications, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Period From June 1, 2004 (inception) through August 31, 2004	Fiscal Year Ended August 31,		Three Months Ended November 30,
		2005	2006	2005	2006
		(as Restated)(1)		(Unaudited)
Cash flows from Operating Activities:
Net loss	$(73)	$(2,375)	$(13,097)	$(2,192)	$(4,523)
Adjustments to reconcile net loss to net cash used in
Operating Activities:
Depreciation and amortization	—	77	987	84	2,059
Gain on sale of property and equipment	—	—	2	—	—
Impairment charge	—	675	1,200	—	109
Non-cash stock based compensation expense	—	6	39	—	3
Non-cash interest expense	—	—	1,321	—	676
Changes in operating assets and liabilities:
Accounts receivable	—	(1,658)	(2,155)	(181)	410
Prepaid expenses and other current assets	—	(499)	(1,326)	(131)	(207)
Accounts payable	22	649	2,519	470	(829)
Accrued liabilities and other	—	283	1,354	(164)	(396)
Deferred
Revenue	—	—	1,627	—	—

Net cash used in operating activities	(51)	(2,842)	(7,529)	(2,114)	(2,698)

Cash flows from
Investing Activities:
Purchase of property and equipment	—	(1,175)	(812)	(133)	(3)
Proceeds from sale of property and equipment	—	—	100	—	—
Cash paid for acquisitions, net of cash acquired	—	(850)	(16,058)	—	—

Net cash used in investing activities	—	(2,025)	(16,770)	(133)	(3)

Cash flows from
Financing Activities:
(Borrowings) repayments under line of credit	—	517	608	(365)	(980)
Proceeds from issuance of senior notes payable	—	—	3,500	—	—
Proceeds from issuance of convertible notes payable	—	4,560	18,420	—	4,075
Redemption of convertible notes payable	—	—	(25)	—	—
Proceeds from issuance of preferred stock, net of issuance costs	—	—	3,019	3,030	—
Proceeds from issuance of common stock	51	—	—
Repurchase of common stock	—	—	(47)	—	—

Net cash provided by financing activities	51	5,077	25,475	2,665	3,095

Net increase in cash and cash equivalents	—	210	1,176	418	394
Cash at beginning of period	—	—	210	210	1,386

Cash at end of period	$—	$210	$1,386	$628	$1,780

Supplemental cash flow disclosure:
Cash paid during the periods for:
Interest	$1	$1	$235	$—	$—
Income taxes	$—	$—	$1	$—	$—
Noncash financing and investing activities:
Other accrued expenses for purchase of software licenses in advance of stock issuance	$—	$200	$—	$—	$—
Payable to related party for purchase of software licenses in advance of stock issuance	750	—	—	—	—
Note payable issued to related party for purchase of software licenses	$250	$—	$—	$—	$—

(1)
See Note 2—"Restatement of Consolidated Financial Statements" of the notes to our consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements

STARVOX COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

  Summary of Business

        StarVox Communications, Inc. ("StarVox" or "the Company"), a Delaware corporation founded June 1, 2004, was established to build a large base of business subscribers by acquiring the customer bases of Competitive Local Exchange Carriers or ("CLECs") that typically are concentrated in Tier 2 & Tier 3 markets and are serving their customer base with legacy voice communication technology—such as TDM (time division multiplexing) technology. StarVox will migrate the CLEC's legacy network to its VoIP (voice over internet protocol) network.

        In addition, StarVox will migrate the customer base to new generation integrated voice and data products. StarVox currently offers a suite of both TDM and VoIP products designed to meet the voice and data communications needs of these acquired customers. StarVox's VoIP Integrated Voice and Data (IVAD) product allows local voice service, long distance service and data service (i.e. Internet Access) to be offered to a business site over an integrated voice and data access line. StarVox's IP Centrex product combines the IVAD offering with a StarVox network hosted office phone system, such that a business site can outsource all of its voice and data communications to a single supplier-StarVox.

        The Company has incurred significant operating losses since inception. As a result, the Company has generated negative cash flows from operations, and has an accumulated deficit at August 31, 2006. The Company's primary source of funds through August 31, 2006 was the issuance of debt and equity securities (see Note 3).

  Principles of Consolidation

        The accompanying restated consolidated financial statements, (see Note 2), have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). The consolidated financial statements include the accounts of StarVox Communications, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

  Unaudited Interim Financial Statements

        The consolidated financial statements as of November 30, 2006 and for the three months ended November 30, 2006 and 2005 are unaudited. All disclosures as of November 30, 2006 and for the three months ended November 30, 2006 and 2005, presented in the notes to the financial statements are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary to state fairly the financial condition as of November 30, 2006, and the results of operations and cash flows for the three months ended November 30, 2006 have been made. The results of operations for the three months ended November 30, 2006 and 2005 are not necessarily indicative of the results that may be expected for the full year.

  Use of Estimates

        The preparation of the financial statements in accordance with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported and disclosed in our financial statements and the accompanying notes. Actual results could differ materially from these estimates.

        On an ongoing basis, we evaluate the estimates including those related to the useful lives of property and equipment and software licenses, the valuation allowance for accounts receivable, goodwill and the value of common stock and stock warrants. We base our estimates on historical experience, available market information, appropriate valuation methodologies including the Black-Scholes option model ("Model"), and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities. The inputs for the Model are stock price at valuation date and issuance date, strike price for the options, risk-free interest rate, life of the option in years and volatility.

  Segment Information

        The Company currently operates as one business segment. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker who comprehensively manages the entire business entity. The Company does not operate any separate lines of business or separate business entities with respect to its products. Accordingly the Company does not accumulate discrete financial information with respect to separate product lines and does not have separately reportable segments.

  Fiscal Year

        Our fiscal year ends on August 31st. References to fiscal 2006, for example, refer to the fiscal year ending August 31, 2006.

  Revenue Recognition

        We recognize revenue when telecommunication services and products are delivered, rates are fixed and determinable and collection is deemed probable. We invoice our customers weekly, semi-weekly and monthly and we defer revenue and costs for services and products that have not yet been provided.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of highly liquid investment instruments purchased with original maturities of three months or less. At August 31, 2005, 2006 and November 30, 2006, our cash consists of cash deposits with banks, recorded at cost, which approximates fair value.

  Restricted Cash and Letters of Credit

        Restricted cash consists of certificates of deposit held as collateral for letters of credit issued on our behalf. Certain of our vendors that provide on-going services require letters of credit in the event we fail to meet our obligations. The amount of collateralized letters of credit is $133,000, $1,306,000, and $1,309,000 at August 31, 2005, 2006, and November 30, 2006, respectively.

  Concentration of Credit Risk

        Our financial instruments that are exposed to concentrations of credit risk principally consist of cash and accounts receivable. We deposit our cash in accounts with major financial institutions and, at times, such investments may be in excess of federally insured limits. Much of our revenue and resulting accounts receivable, which are unsecured, is concentrated within a small number of large customers. In fiscal 2005, three customers each accounted for more than 10% of our total revenue. Combined, these three customers accounted for 52% of our total revenue. Four customers each accounted for more than 10% of our accounts receivable and combined account for 63% of accounts receivable at August 31, 2005. In fiscal 2006, one customer accounted for more than 10% of our total revenue at 22%. That same customer accounted for 16% of our accounts receivable at August 31, 2006. In the first quarter of fiscal 2007, two customers consisted for more than 20% of our total revenue. Those same customers consisted of approximately 18% of the total accounts receivable at November 30, 2006.

  Allowance for Doubtful Accounts

        We continually monitor customer payment histories in order to maintain a reserve for estimated losses that are likely to result from our customers' inability to make required payments. In determining the reserve, we evaluate the collectibility of our accounts receivable based upon a variety of factors. When we become aware of circumstances that may impair a specific customer's ability to meet its financial obligations, we record a specific allowance against amounts due, and thereby reduce the net recognized receivable to the amount reasonably expected to be collected. We also record a general allowance for doubtful accounts based on factors that include our historical write-off experience, the length of time receivables are past due, customer creditworthiness, and the current business environment. Actual future losses from uncollectible accounts may differ from our estimates. Our allowance for doubtful accounts totaled $88,000, $664,000, and $557,000 at August 31, 2005, 2006 and November 30, 2006, respectively.

  Deferred Financing Costs

        We account for legal, accounting and other advisory fees related to acquisition or capital fund raising as capitalizable acquisition costs or reductions in the proceeds of equity, respectively. Advisory fees related to debt financing are capitalized and amortized to interest expense over the term of the related debt instrument.

  Long-Lived Assets

        Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," requires that long-lived assets, including intangible assets, with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset's carrying value may not be recoverable. Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows that the asset is expected to generate. If it is determined that an asset is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the asset exceeds its fair value. Excluding goodwill and unamortized software, no impairments have been incurred to date.

  Property and Equipment

        Property and equipment includes acquired assets and those accounted for under capital leases and consist primarily of network equipment and computer hardware, a building, furniture and fixtures and software. Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using a straight-line method based on estimated useful lives as follows:

Software	3 to 5 years
Computers and equipment	3 to 5 years
Furniture and fixtures	5 years
Buildings & improvements	15 to 25 years

        Our network equipment and hardware, which consists of routers, gateways and servers that enable our telephony services and products, is subject to technological risks and rapid market changes due to the introduction of new products and services into our markets and changing customer demand. These changes may result in future adjustments to the estimated useful lives or the carrying value of these assets, or both.

  Goodwill and Intangible Assets

        We account for goodwill in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which, among other things, establishes new standards for goodwill acquired in a business combination, eliminates the amortization of goodwill and requires the carrying value of goodwill and certain non-amortizing intangibles to be evaluated for impairment on an annual basis. As required by SFAS No. 142, we perform an annual impairment test on recorded goodwill by comparing the estimated fair value to its carrying value. Our estimation of the fair value requires making judgments concerning future cash flows and appropriate discount rates. The estimate of the fair value of goodwill could change over time based on a variety of factors, including our actual operating performance. If the carrying value of the assets and liabilities, including goodwill, were to exceed our estimation of the fair value, we would record an impairment charge in an amount equal to the excess of the carrying value of goodwill over the implied fair value of the goodwill.

  Fair Value of Financial Instruments

        The carrying amount of our financial instruments, which include cash and cash equivalents, restricted cash, net accounts receivable, accounts payable, and other accrued expenses, approximate their fair values due to their short maturities.

  Income Taxes

        We account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the use of the asset and liability method, under which deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. We record a valuation allowance to reduce our deferred tax assets when uncertainty regarding their realizability exists.

  Computation of net loss per share

        Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Weighted-average shares include treasury stock. Potentially dilutive securities consisting of unvested restricted shares, stock purchase warrants and convertible preferred stock were not included in the diluted net loss per common share calculations for all periods presented because the inclusion of such shares would have had an anti-dilutive effect.

        The following table sets forth the computation of basic and diluted net income loss per share for the periods indicated (in thousands, except share and per share amounts):

	Years Ended August 31,
				Three Months Ended November 30, 2006
	2004	2005	2006
	(unaudited)
Numerator:
Net Loss attributable to stockholders	$(73)	$(2,375)	$(13,097)	$(4,523)
Denominator:
Weighted average number of shares outstanding used in computing basic and diluted net loss per share	720,000	3,113,333	3,736,417	3,561,436

Basic and diluted net loss per share	$(0.10)	$(0.76)	$(3.51)	$(1.27)

Unaudited Proforma
Numerator:
Net loss attributable to stockholders			(13,097)	$(4,523)
Denominator:
Weighted average shares outstanding used in computing basic and diluted net loss per share (above)			3,736,417	3,561,436
Adjustment to reflect the weighted average effect of the assumed conversion of the convertible preferred shares and warrants			30,111,340	161,808,687

Proforma weighted average shares outstanding basic and diluted			33,847,757	165,370,123

Proforma basic and diluted net loss per share			$(0.39)	$(0.03)

        The following convertible preferred stock and warrants to purchase common and preferred stock were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	August 31,			November 30,
	2004	2005	2006	2005	2006
Convertible preferred stock	—	—	20,735,688	18,835,688	20,735,688
Convertible notes payable	—	—	9,375,652	—	9,375,652
Warrants to purchase common stock	—	—	6,772,489	4,500,000	138,469,836
Warrants to purchase preferred stock				150,000	450,000

  Stock-Based Compensation

        We account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and elected to utilize the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." Under the provisions of APB No. 25 and related interpretations, compensation expense is to be recognized when options to purchase shares of common stock are issued below the fair market value of the underlying stock on the date of grant. The amount of compensation expense to be recognized is equal to the intrinsic value per share, which is the difference between the exercise price and the fair market value at the date of grant. The Company did not have any issued or outstanding stock options in fiscal year 2006 or 2005.

  Stock Warrants Issued to Third Parties

        We account for stock warrants issued to third parties in accordance with the provisions of the Emerging Issues Task Force ("EITF") issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." Under the provisions of EITF No. 96-18, because none of our agreements have a disincentive for nonperformance, we record and expense the fair value portion of the warrants earned from the point in time when vesting of the warrants becomes probable. Final determination of fair value of the warrants occurs upon final vesting.

  Recently Issued Accounting Standards

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment." SFAS No. 123R requires compensation expense related to stock-based awards to be recognized in the financial statements. The amount of compensation expense will be measured based upon the fair value of the stock-based awards at the date of grant. We will adopt SFAS No. 123R in the first quarter of fiscal 2007. At that time, we will begin recognizing compensation expense related to unvested stock-based awards and newly granted awards.

        Stock-based compensation expense recorded under SFAS No. 123R will increase operating expenses. The full impact is dependent upon, among other things, the timing of when additional employees that we hire commence employment, new long-term incentive strategies involving stock awards in order to attract and retain employees, the total number of stock awards granted, the fair value of the stock awards at the time of grant and the tax benefit that we may or may not receive from stock-based expenses.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes: an interpretation of FASB statement no. 109." FIN No. 48 clarifies the accounting treatment for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes," by defining the minimum recognition threshold a tax position is required to meet before being recognized in our financial statements. FIN No. 48 is effective commencing with the Company's fiscal year 2007 annual financial statements. The Company is currently evaluating the effect that the adoption of Fin No. 48 will have on its financial position and results of operations.

2. Restatement of Consolidated Financial Statements

        The Company is restating its consolidated balance sheet as of August 31, 2006, and the related consolidated statements of operations, convertible preferred stock and stockholders' deficit and cash flows for the year ended August 31, 2006.

        In November 2006, the Company's finance and accounting department initiated a review of the Company's accounting policies for the recording of deferred revenue and related cost of sales (COS), capitalized and unamortized software licenses and certain prepaid expenses associated with current and future acquisitions.

        The Company determined that deferred revenue and the associated deferred COS were not properly recorded for the acquisition of CTI (see Note 4). As of August 31, 2006, the accounting error resulted in an adjustment to record an additional $1,336,000 in deferred revenue and $452,000 in deferred COS, with an increase of $884,000 to goodwill.

        After considering revised information regarding the purchased and unamortized software licenses (see Note 6), Management of the Company determined that the unamortized software had no net realizable value at August 31, 2006. Accordingly, an impairment charge in the amount of $1,200,000 was recorded to write off the full value of this asset.

        The Company concluded that certain previously capitalized legal and accounting expenses incurred in connection with a planned private equity investment (see Note 4) had no net realizable value as of August 31, 2006. Accordingly, we have made an adjustment in the amount of $399,000 to write off these legal and accounting expenses.

        Management of the Company, after considering the quantitative and qualitative analysis prepared by the finance and accounting department relating to these issues, concluded that the Company should restate its previously issued financial statements. As a result of the above errors and adjustments, we have restated our financial statements for the year ended August 31, 2006.

        The impact of the restatement on the consolidated statements of operations is an increase in the net loss of $1.6 million.

        The following table presents the effects of the adjustments to record deferred revenue and COS, to record an impairment charge for the value of unamortized software licenses, to write off certain prepaid expenses and the corresponding income tax effect of these adjustments made to the Company's previously reported consolidated balance sheet as of August 31, 2006 (in thousands, except share amounts):

	Year Ended August 31, 2006
	As Previously Issued	Adjustments	As Restated
	(in thousands except share and per share data)
Assets
Current assets:
Cash	$1,386	$—	$1,386
Restricted cash	1,306	—	1,306
Accounts receivable, net of allowance of $88 and $664, respectively	7,018	—	7,018
Prepaid expenses and other current assets	430	452	882

Total current assets	10,140	452	10,592
Property and equipment, net of accumulated depreciation	4,308	4,308
Intangible assets	7,471	(1,200)	6,271
Goodwill	6,669	758	7,427
Other assets	485	(399)	86

Total assets	$29,073	$(389)	$28,684

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Line of credit	$1,125	$—	$1,125
Accounts payable	5,639	—	5,639
Accrued payroll	225	—	225
Notes payable	3,500	—	3,500
Convertible notes payable	17,126	—	17,126
Accrued taxes	1,329	(117)	1,212
Other accrued expenses	2,039	—	2,039
Deferred revenue	290	1,337	1,627
Related party payables	250	—	250

Total current liabilities	31,523	1,220	32,743
Other long term liabilities	42		42

Total liabilities	31,565	1,220	32,785

Commitments and contingencies (see Note 14)
Preferred stock, $0.001 par value; 25,900,000 shares authorized at August 31, 2006,
Series A convertible preferred stock, 24,000,000 shares designated at August 31, 2006, 18,835,688 shares issued and outstanding at August 31, 2006, (aggregate liquidation preference of $9,418,000 at August 31, 2006)	7,925	—	7,925
Series A-1 convertible preferred stock, 1,900,000 shares designated at August 31, 2006, 1,900,000 shares issued and outstanding at August 31, 2006, (aggregate liquidation preference of $950,000 at August 31, 2006)	950	—	950
Stockholders' deficit:
Common stock, $0.001 par value; 36,000,000 shares authorized at August 31, 2006, 4,330,000 shares issued and outstanding at August 31, 2006,	4	—	4
Deferred stock compensation	(7)	—	(7)
Additional paid-in capital	2,619	—	2,619
Accumulated deficit	(13,936)	(1,609)	(15,545)
Treasury stock	(47)	—	(47)

Total stockholders' deficit	(11,367)	(1,609)	(12,976)

Total convertible preferred stock and stockholders' deficit	(2,492)	(1,609)	(4,101)

Total liabilities, convertible preferred stock and stockholders' deficit	$29,073	$(389)	$28,684

The accompanying notes are an integral part of these consolidated financial statements

        The restatement had no net impact to our reconciliation of our net loss to the cash used in operating activities. The $1.6 million increase in our net loss was off-set by an increase in the impairment of intangible assets. Additionally, certain items within net cash provided by/used in, investing or financing activities were minimally affected by the restatement adjustments.

3. Going Concern

        The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. As shown in the accompanying balance sheet the Company has incurred a cumulative net loss of $20,068,000 for the period from inception (June 14, 2004) to November 30, 2006. As of November 30, 2006, the Company will require significant additional equity or debt funding to sustain its operations and satisfy its contractual obligations. These factors, among others, may indicate that the Company may be unable to continue in existence. The Company's financial statements do not include any adjustments related to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company's ability to establish itself as a going concern is dependent upon its ability to obtain additional financing, in order to fund its planned operations and ultimately, to achieve profitable operations. Management believes that they can be successful in obtaining equity and/or debt financing which will enable the Company to continue in existence and establish itself as a going concern. The Company has sold approximately $25.9 million of convertible notes and common stock through November 30, 2006, and management believes that the Company will be successful in raising additional funding to have sufficient capital to meet its obligations for its planned operations. The Company has raised an additional $1.8 million subsequent to November 30, 2006 in convertible debt (see Note 16).

4. Business Combinations

  New Global Telecom's International Wholesale Business

        On June 1, 2005, we acquired certain assets and certain customer and vendor relationships from New Global Telecommunication ("NGT"), a Delaware Corporation, for cash payments totaling $850,000. We acquired the international wholesale business from NGT and routed the traffic onto our network to generate revenue and to defray a portion of the fixed network costs included in operating expenses.

        The acquisition was accounted for as a purchase in accordance with SFAS No. 141, "Accounting for Business Combinations (SFAS 141)"; accordingly, we allocated the purchase price to the fair value of assets acquired. No liabilities were assumed.

        The final allocation of the purchase price, based on the fair value of each component, consisted of the following:

(in thousands)

Property and equipment	$175
Goodwill	675

Total purchase price	$850

        The excess of the purchase price over the fair value of the underlying net tangible assets purchased from NGT was recorded as goodwill.

        In August of 2005, we reduced the expected cash flows related to the NGT acquisition significantly. Our experience has shown the international wholesale business to be significantly more competitive than expected; putting pressure on the Company's expected profit margins. As a result, the associated goodwill was deemed impaired and a $675,000 impairment charge was recorded in fiscal 2005.

  ZFone VoIP Corporation

        In January 2006 we acquired certain assets from ZFone VoIP Corporation ("ZFone"); an IPCentrex service provider headquartered in Orlando, Florida for cash payments totaling $40,000 and 100,000 shares of our common stock.

        The acquisition was accounted for as a purchase in accordance with SFAS 141. Accordingly, we allocated the purchase price to the fair value of assets acquired. No liabilities were assumed.

        The final allocation of the purchase price, based on the fair value of each component, consisted of the following:

(in thousands)

Accounts receivable	$19
Goodwill	26

Total purchase price	$45

        The excess of the purchase price over the fair value of the underlying net tangible assets purchased from Zfone was recorded as goodwill. The recorded goodwill was written off in November 2006.

  Capital Telecommunications, Inc.

        On June 15, 2006 we acquired all the capital stock of Capital Telecommunications, Inc. ("CTI"), a registered CLEC headquartered in York, Pennsylvania. The aggregate purchase price was $15,144,000. Purchase consideration consisted of $12,000,000 in cash and the assumption of all liabilities. Additionally, we entered into a 16 month, $500,000 consulting agreement with one of the founders. The acquisition was financed with a consortium of bridge loans that became callable in November 2006.

        The acquisition was accounted for as a purchase in accordance with SFAS 141. Accordingly, we allocated the purchase price to the fair value of assets acquired and liabilities assumed.

        The preliminary allocation of the purchase price, based on the fair value of each component, consisted of the following:

(in thousands)

Goodwill	$7,400
Customer contracts	5,900
Trade names	800
Acquired tangible assets, net of liabilities assumed	1,801

Total purchase price	$15,901

        The value attributed to the customer contracts and trade names acquired from CTI contributed to a purchase price in excess of the fair value of tangible assets acquired. The remaining excess of the purchase price over the fair value of the acquired tangible and intangible assets purchased from CTI was recorded as goodwill.

        The results of operations of CTI have been included in the Company's restated consolidated financial statements subsequent to the date of acquisition. The financial information in the table below summarized the combined results of operations of StarVox and CTI, on a pro forma basis, as though the companies had been combined as of the beginning of fiscal 2006 (in thousands, except per share amounts):

August 31, 2006
Total pro forma revenue	$51,760
Pro forma net loss	$(13,610)
Pro forma net loss per share—basic and diluted	$(0.56)
Reported revenue	$24,626
Reported net loss	$(13,097)
Reported net loss per share—basic and diluted	$(0.54)

        The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the merger had taken place at the beginning of each of the periods presented. The pro forma financial information for the year ended August 31, 2006 excludes merger related expenses of $24,000 recorded by CTI.

  US Wireless Data, Inc.

        In June 2006, we signed a reverse merger agreement with US Wireless Data, Inc. ("USWD"), a public Company. USWD is currently a "shell" company with virtually no operations. USWD effected a reorganization on March 18, 2004, thereby emerging from Chapter 11 Proceedings. Our business plan was to merge or effect a business combination with a domestic or foreign public entity thereby gaining access to public capital markets. Under the terms of the merger agreement we will contribute all of our assets and liabilities (including our CTI subsidiary) in exchange for approximately 72% of USWD's common stock. Our current officers and management will become the officers and management of USWD and following the completion of the reverse merger, USWD intends to change its name to StarVox Communications, Inc.

        In connection with the negotiations and signing of the reverse merger agreement with USWD, we issued to USWD two senior secured promissory notes totaling $3,500,000. As of August 31, 2006, the note for $300,000 is callable and the note for $3,200,000 is callable after September 30, 2006. See Note 8.

        The following table outlines changes to the carrying amount of goodwill:

(in thousands)

Balance at August 31, 2004	$—
Goodwill acquired—NGT	675
Impairment charge—NGT	(675)

Balance at August 31, 2005	—
Goodwill acquired—ZFone	26
Goodwill acquired—CTI	7,400

Balance at August 31, 2006	7,426
Impairment charge—ZFone	(26)

Balance at November 30, 2006 (unaudited)	$7,400

5. Property and Equipment

        Property and equipment consists of:

	August 31,
			November 30, 2006
	2005	2006
			(unaudited)
	(in thousands)
Land	$—	$30	$30
Building	—	522	522
Network equipment	1,133	4,057	4,082
Computers and software	170	249	226
Furniture and fixtures	47	62	62

	1,350	4,920	4,922
Less accumulated depreciation and amortization	(77)	(612)	(985)

Property and equipment, net	$1,273	$4,308	$3,937

6. Goodwill and Intangible Assets

        Goodwill and intangible assets consist of:

	August 31,
			November 30, 2006
	2005	2006
			(unaudited)
	(in thousands)
Amortizable intangible assets:
Acquired customer contracts	$—	$5,900	$5,900
Acquired trademarks / trade names	—	800	800

	—	6,700	6,700
Less: Accumulated amortization	—	(429)	(944)

Intangible assets, net	$—	$6,271	$5,756

Non-amortized intangible assets:
Goodwill	$—	$7,427	$7,400

  Software Licenses

        In 2004, we purchased a unified communications software license from our founder in exchange for a $250,000 note payable and a future issuance of $750,000 of preferred stock. The $1,000,000 fair value of the software license was based on the amount our founder had previously paid in cash and notes for the license, an analysis of discounted cash flows, a comparison to similar licenses purchased by unrelated parties under similar terms and a value determined by a third party specialist. At August 31, 2006 the software was deemed impaired and fully written off. See Note 2. As of August 31, 2005, these obligations were recorded as related party payables. See Note 10. As of August 31, 2006, the $250,000 note payable to our founder remains outstanding. As of November 30, 2006, $100,000 of the note was repaid and the remaining $150,000 plus accrued interest of $48,000 was converted into unsecured demand promissory notes.

        In 2005, we purchased certain software licenses and intellectual property from a group that included our Vice President of Marketing and our largest equity investor for a future issuance of $200,000 of preferred stock. The $200,000 fair value of the software was based on an analysis of discounted cash flows and recorded as a related party payable. At August 31, 2006 the software was deemed impaired and fully written off. See Note 2.

        In October 2005, 1,900,000 shares of Series A-1 Convertible Preferred Stock was issued in satisfaction of $950,000 of related party payables.

        We evaluate our intangible assets for impairment whenever events and circumstances indicate its fair value may be less than its carrying value. Adjustments to record impairment of intangible assets could have a material adverse impact on our financial condition and results of operations in the period or periods in which such impairment is identified. Amortization expense associated with the acquired customer contracts and trade names was $429,000 and $515,000 in fiscal 2006 and the three months ended November 30, 2006, respectively.

        The anticipated amortization schedule for intangible assets is as follows:

Year ending August 31,	Acquired Customer Relationships	Acquired Trademarks / Trade Names	Total
	(In thousands)
2007	$1,260	$633	$1,893
2008	1,260	—	1,260
2009	1,260	—	1,260
2010	1,177	—	1,177
2011	681	—	681

	$5,638	$633	$6,271

7. Line of Credit

        In August 2005, we entered into a one year financing agreement with a financial institution providing a line of credit of $750,000 through August 2006 where we can borrow up to 70% of eligible accounts receivables at an effective interest rate of 24% per annum. In addition, certain of our other creditors agreed to subordinate their interest to this financial institution. In January 2006, the line of credit was amended to increase the borrowing limit to $1,500,000.

        As of August 31, 2005, 2006, and November 30, 2006, we had borrowed $516,000 plus accrued interest of $1,000, $1,125,000 and $145,000, respectively.

        In September 2006, we finalized a two part credit facility with a financial institution. The first part is a $6 million revolving line of credit where we can borrow up to 80% of eligible accounts receivable. Interest is calculated as prime rate plus 1.0% or prime rate plus 1.5% dependant upon our quick ratio. We intend to use some of the proceeds from this facility to retire our current accounts receivable credit line. The second part is a $6 million general term facility that can grow to $10 million as we achieve certain profitability targets. The interest rate is prime rate plus 2.25% and we will be required to issue to the bank up to 300,000 Series A preferred stock warrants, exercisable at $0.50 per share depending upon the amount of credit extended. We must maintain a fixed debt service coverage ratio, and certain EBITDA targets, and obtain the bank's consent to enter into certain material agreements. Borrowings under both credit facilities are secured by all of our assets and are senior to all other debt holders.

8. Notes Payable

        In fiscal 2006, we issued two senior secured promissory notes to USWD in connection with the contemplated reverse merger as follows:

        Year ended August 31, 2006 and three months ended November 30, 2006

Total
(in thousands)
Senior secured promissory note maturing August 2006, interest at 10% per annum until maturity, then 15% per annum	$300
Senior secured promissory note maturing September 2006, interest at 10% per annum until maturity, then 15% per annum	3,200

3,500
Unsecured demand promissory notes bearing interest at 5% per annum	4,075

$7,575

        Both notes payable are collateralized by all of our assets. In connection with the issuance of these notes, significant holders of our voting stock have entered into a stockholders voting agreement establishing the makeup of our board of directors. The stockholders voting agreement will terminate on the earlier of the closing of the merger with USWD or the repayment in full of the notes payable to USWD.

        As of August 31, 2006, the $300,000 senior secured promissory note has matured, is callable and bears interest at 15% per annum.

        Between October 2006 and November 2006, we issued $4,300,000 in unsecured demand promissory notes with simple interest of 5% per annum. In connection with these notes, non-detachable warrants were issued to purchase approximately 131,700,000 shares of common stock at a price of $0.03 per share. Just prior to the merger (see Note 4), the principle of these notes was used to exercise the warrants.

9. Convertible Notes Payable

        The following schedule details all convertible notes payable and their respective terms:

	August 31,
			November 30, 2006
	2005	2006
			(unaudited)
	(in thousands)
Secured convertible notes payable maturing July through October 2005; interest at 13% per annum	$4,500	$—	$—
Secured convertible promissory note, due upon demand; interest at 8% per annum	100	—	—
Secured convertible promissory notes, due upon demand; interest at 5% per annum until maturity, then 15% per annum	—	1,220	1,220
Secured convertible promissory notes maturing August and September 2006; interest at 5% per annum until maturity, then 15% per annum	—	3,100	3,100
Senior secured convertible promissory notes maturing November and December 2006; Interest at 12% per annum until maturity, then 15% per annum.	—	14,000	14,000

	4,600	18,320	18,320
Less: Unamortized issuance costs	—	(1,194)	(24)

	$4,600	$17,126	$18,296

        In connection with the $4,500,000 convertible notes issued in fiscal 2005, note holders were also issued warrants to purchase 4,500,000 shares of common stock at an exercise price of $0.525 per share. The warrants were fully vested and exercisable upon issuance and expire three years from the date of the note. The fair value of the warrants calculated using the Black-Scholes option pricing model was determined to be immaterial. As of August 31, 2006, and November 30, 2006 warrants to purchase 4,500,000 shares of common stock remained outstanding.

        In October 2005, $4,475,000 of the $4,500,000 13% convertible notes payable plus $231,000 in accrued interest was converted into 11,765,688 shares of Series A Preferred Stock. We retired the remaining $25,000 convertible note payable by paying the note holder in cash. The convertible notes were converted into Series A Preferred Stock at a price of $0.40 per share.

        In September 2005, we issued an additional $100,000 secured convertible demand promissory note bearing interest at 8% per annum. Then in October 2005, for cash and the conversion of the $200,000 of convertible promissory notes, we issued 7,070,000 shares of Series A Preferred Stock at a price of $0.50 per share.

        Between February and June of 2006, we issued $18,320,000 in secured and senior secured convertible promissory notes to serve as bridge financing for the acquisition of CTI and to fund continuing operating costs. Certain of the secured convertible promissory notes were callable upon issuance, with the balance callable upon maturity between August and December of 2006. As of August 31, 2006, $2,820,000 of the outstanding promissory notes are callable. As of November 30, 2006, $15,320,000 notes are callable.

        In connection with $14,000,000 senior secured convertible promissory notes issued in 2006, note holders were also issued warrants to purchase 6,772,489 shares of common stock at an exercise price of $0.01 per share. The warrants were fully vested and exercisable upon issuance and expire three years from the date of the note. The fair value of the warrants calculated using the Black-Scholes option pricing model is $2,515,000 and has been recorded as a note issuance discount and is being amortized to interest expense over the life of the notes. Interest expense associated with the amortization of the warrant discount was $1,321,000 and $1,170,000 in fiscal 2006 and the quarter ended November 30, 2006, respectively.

10. Related Party Payables and Transactions

        In 2003 our founder purchased a perpetual unified communications software license for $1,000,000. In 2004 we purchased this license from our founder in exchange for a demand promissory note in the amount of $250,000 with interest at 12% per annum and a future issuance of preferred stock with a value of $750,000. These obligations were recorded as related party payables

        In 2005, we purchased certain software licenses and intellectual property from a group that included our Vice President of Marketing and our largest equity investor for a future issuance of $200,000 of preferred stock. The $200,000 fair value of the software was based on an analysis of discounted cash flows and recorded as a related party payable.

        In October 2005, 1,900,000 shares of Series A-1 Convertible Preferred Stock were issued in satisfaction of the $950,000 of the future issuance of preferred stock obligation. As of August 31, 2006, the $250,000 note payable to our founder remains outstanding.

        In September 2006, notice was received demanding full payment of the note payable. See Note 6.

        In November 2006, $100,000 of the note was repaid. The remaining $150,000 note and accrued interest of $48,000 was converted in to a demand promissory note.

        The following table represents future issuance of preferred stock and notes payable to founder.

	August 31,
			November 30, 2006
	2005	2006
			(unaudited)
	(in thousands)
Future issuances of preferred stock (See Note 5)
To founder for acquisiton of software license	$750	$—	$—
To related group for acquired software licenses	200	—	—
Note payable to founder, due upon demand; interest at 12% per annum	250	250	—
Note payable to founder, due upon demand; interest at 5% per annum	—	—	198

	$1,200	$250	$198

11. Convertible Preferred Stock

        The rights, preferences, and privileges of the convertible preferred stock are as follows:

  Dividends

        The holders of Series A preferred stock are entitled to receive dividends out of any assets legally available prior and in preference to any declaration or payment of any dividend on Series A-1 preferred and common stock at a rate of 8% of the original issue price per annum, when and if declared by our Board of Directors. After payment of the dividend preference, outstanding shares of Series A preferred stock shall participate with shares of Series A-1 preferred and common stock as to any additional declaration or payment of any dividend. As of August 31, 2006, no dividends had been declared or paid.

  Conversion

        Each share of Series A and A-1 preferred stock is convertible, at the option of its holder, into the number of fully paid and non-accessible shares of common stock which results from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion. The original issue prices per share of Series A and Series A-1 preferred stock are $0.50. As of August 31, 2006 and November 30, 2006, the conversion prices per share of Series A and Series A-1 preferred stock were $0.50, and the rate at which each share converted into common stock is one for one.

        Each share of Series A and A-1 preferred stock will automatically convert into common stock, at the conversion rate then in effect, immediately on the earlier of (1) the affirmative election of the holders of a majority of the outstanding shares of Series A and A-1 preferred stock, or (2) the closing of the sale of our common stock in a firm commitment underwritten public offering with aggregate gross proceeds of at least $20,000,000.

  Liquidation Preferences

        In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A preferred stock will be entitled to receive, prior and in preference to any distribution to Series A-1 and common stock shareholders, an amount equal to the original purchase price of $0.50 per share, plus any declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series A preferred stock are insufficient to permit the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        After payment of the full liquidation preference to Series A preferred stock holders, the holders of Series A-1 preferred stock will be entitled to receive, prior and in preference to any distribution to Series A-1 and common stock shareholders, an amount equal to the original purchase price of $0.50 per share, plus any declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series A-1 preferred stock are insufficient to permit the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

  Voting Rights

        Each share of Series A and A-1 preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A and A-1 preferred stock could be converted on the record date for any vote, or effective date of any written consent, as applicable.

        In addition to any other vote or consent required, a majority affirmative vote of the Series A preferred shareholders is required to affect or validate certain actions relating to the Certificate of Incorporation or changing our capitalization structure.

        For as long as 13,000,000 shares of Series A preferred stock remain outstanding, the holders of Series A preferred stock, voting as a separate class, are entitled to elect three members of the Board of Directors. The holders of Series A-1 preferred stock and common stock, voting together as a single class, are entitled to elect one member of the Board of Directors. The holders of Series A and A-1 preferred stock and common stock, voting together as a single class on an as-if-converted basis, are entitled to elect all remaining members of the Board of Directors.

  Anti-dilution Provisions

        Each share of Series A and A-1 preferred stock has standard anti-dilution protection.

  Warrants

        In fiscal 2006, we issued a warrant to purchase 150,000 shares of Series A convertible preferred stock at an exercise price of $0.525 per share to the financial institution providing our line of credit facility. The fair value of the warrants calculated using the Black-Scholes option pricing model was determined to be immaterial.

        In fiscal 2006, we issued a warrant to purchase 250,000 shares of common stock at an exercise price of $0.525 per share to consultants. The fair value of the warrants calculated using the Black-Scholes option pricing model was determined to be immaterial.

        In September 2006, we issued a warrant to purchase 300,000 shares of Series A convertible preferred stock at an exercise price of $0.50 per share to the financial institution providing our line of credit facility. The fair value of the warrants calculated using the Black-Scholes option pricing model was determined to be immaterial.

  Issuance of Series A and Series A-1 Preferred Stock

        In October 2005, we issued 1,900,000 shares of Series A-1 preferred stock to satisfy $950,000 of obligations to issue preferred stock resulting from the purchase of acquired technology. See Note 5.

        In October 2005, $4,475,000 of convertible promissory notes and $231,000 in accrued interest were converted into 11,765,688 shares of Series A preferred stock. The convertible notes and accrued interest were converted into Series A preferred stock at a price of $0.40 per share.

        In October 2005, 7,070,000 shares of Series A preferred stock were issued in exchange for net cash of $2,819,000 and $200,000 of convertible promissory notes at a price of $0.50 per share.

12. Stockholders' Deficit

  Restricted Stock

        Since inception, we have issued 2,515,000 restricted shares of common stock. The restricted shares generally vest 50% on each of the first and second anniversaries following the award date. As of August 31, 2006, 1,172,500 shares were vested, repurchase rights had been exercised on 932,500 shares after employment termination and 410,000 shares of common stock were subject to repurchase rights upon termination of employment by the holders. As of November 30, 2006, there were still 1,172,500 shares vested, repurchased rights had been exercised on 945,000 shares after employment termination and 397,500 shares of common stock were subject to repurchase rights upon termination of employment by the holders

  Treasury Stock

        Between January and September of 2006 we repurchased 945,000 shares of unvested common stock for $47,000 from employees that had left the Company.

  Stock Based Compensation

        For fiscal years 2005, 2006 and 2007, we recognized $6,000, $16,000, and $3,000 respectively, of stock-based compensation expense in connection with the award of restricted stock to certain employees. The restrictions on the shares of restricted stock lapse 50% on each of the first two anniversaries following the award date. Compensation expense was measured on the award date and is being recognized over two years as these restrictions lapse. The unamortized balance of deferred stock based compensation was reclassified to additional paid in capital upon the Company's adoption of FAS 123(R) effective September 1, 2006.

  Shares Reserved for Future Issuance

        We have reserved shares of common stock for future issuance at August 31, 2005 and 2006, as follows:

	August 31,
			November 30, 2006
	2005	2006
			(unaudited)
Common stock warrants	4,500,000	11,522,489	143,219,836
Convertible preferred stock	—	20,735,688	20,735,688
Series A convertible preferred stock warrants	150,000	150,000	450,000

	4,650,000	32,408,177	164,405,524

13. Income taxes

        At August 31, 2006 and 2005, federal, state, and local tax expenses included in the accompanying financial statements are as follows:

	2005	2006
	(in thousands)
Current Tax Expense
Federal	$—	$11
State and Local	1	9

Total	$1	$20

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of August 31, 2006 and 2005 are as follows:

	2005	2006
	(in thousands)
Deferred Tax Assets
Accruals	$54	$308
Net operating losses	633	4,474
Depreciation and amortization	176	—
Other	—	180

	863	4,962
Less: Valuation allowance	(863)	(2,293)
Net deferred tax assets	—	2,669
Deferred Tax Liabilities
Deferred Revenue	—	(454)
Depreciation and amortization	—	(2,215)

Total deferred tax liabilities	—	—

Net deferred tax assets	$—	$—

        A reconciliation between the income tax provision at the federal statutory tax rate and the reported provision for income taxes is as follows:

	2005	2006
	(in thousands)
Provision at federal statutory rate of 35%	$(807)	$(4,427)
Provision for state income tax, net of federal benefit	(210)	(535)
Change in valuation allowance	863	1,430
Tax effects of acquisitions		2,419
Effect of nondeductible expenses		776
Other	155	357

Provision for income taxes	$1	$20

        A valuation allowance must be established for a deferred tax asset if a tax benefit may not be realized from the asset. We have established a 100% valuation allowance to the extent our deferred tax assets exceed our deferred tax liabilities as it is more likely than not we will not realize the benefit from our deferred tax assets during fiscal 2007.

        At August 31, 2006, we have approximately $11,718,000 of net operating loss carryforwards, expiring at various dates through 2026, available to offset future federal taxable income. Additionally, we have approximately $9,739,000 of net operating loss carryforwards, expiring at various dates through 2016, available to offset future state taxable income.

14. Commitments and Contingencies

  Lease Commitments

        Rental expenses under operating leases were $125,000, $325,000 and $137,000 for fiscal 2005, 2006 and the three months ended November 30, 2006, respectively. We have future minimum rental commitments for non-cancelable operating leases on office spaces as of August 31, 2006, as follows:

Year ending August 31	(in thousands)
2007	$463
2008	284
2009	213
2010	164
2011	52

$1,176

        In August 2006, we entered into a $2,300,000, 36 month capital lease arrangement to acquire network equipment. Our bank issued an $844,000 letter of credit in favor of the lessor and we will be required to make quarterly lease payments of $218,000 once equipment has been delivered. As of November 30, 2006 we had not taken delivery of the equipment.

  Letters of Credit

        We have several outstanding letters of credit for the benefit of certain vendors that secure our obligations for leased space and telecommunications services. The terms of the letters of credit coincide with the terms of the leases or for the periods we continue to purchase these telecommunications services. The letters of credit are secured by certificates of deposit held by the issuing financial institution, are reported as restricted cash and are excluded from our operating cash.

15. Employee Benefit Plans

        CTI has a 401(k) Plan (the "Plan") in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and CTI may make discretionary matching contributions. CTI made matching contributions of approximately $73,000, $62,000 and $9,000 during fiscal 2005, 2006 and the three months ended November 30, 2006, respectively.

16. Subsequent Events

        In September 2006, notice was received demanding payment of the related party $250,000 demand promissory note. In November 2006, the Company repaid $100,000 of the note payable. The remainder of the note and accrued interest of $48,000 was converted into the unsecured demand promissory notes discussed below.

        From October 2006 through March 2007, for the purpose of providing working capital, the Company issued to our current investors unsecured demand promissory notes and warrants for an aggregate principal amount of $5,900,000 of which $4,300,000 was received in the quarter ended November 30, 2006 (see Note 9). The promissory notes bear interest at 5 percent per annum and the warrants, with a 10 year term, would convert into 181,400,000 shares of our common stock or 50% of the Company, whichever is greater. The exercise price of the warrants would be equal to the cancellation value of the principal of the related notes.

        In December 2006, the Company received equipment under the Cisco lease arrangement signed in August 2006 incurring a capital lease liability of $2,300,000. This is a three year lease with interest at 9.37%.

        In January 2007, the Company granted additional warrants to holders of the $14,000,000 senior secured convertible promissory notes originally issued in fiscal 2006. The additional warrants enable the holders to purchase 64,783,506 shares of common stock at an exercise price of $0.01 per share. The warrants were fully vested and exercisable upon issuance and expire three years from the date of the note. When the Company issues equity securities which are convertible into common stock at a discount from the common fair value at the commitment date, the difference between the fair value of the common stock and the conversion price multiplied by the number of shares issuable upon conversion is recognized as a beneficial conversion feature. The beneficial conversion feature is presented as a deemed dividend to the related security holders with an offsetting amount to additional paid in capital and will be amortized over the period from the issue date to the first conversion date. Since the warrants are immediately convertible into common stock by the holder at any time, the Company recorded and immediately amortized a beneficial conversion charge (deemed dividend) of approximately $0.5 million in connection with its convertible subordinated debentures in February 2007.

        In January 2007, the authorized shares of common stock was increased to 369,000,000 shares and the authorized preferred stock was increased to 31,000,000.

        In January 2007, the Company issued Trinad a warrant to purchase 2,500,000 shares of common stock at an exercise price of $0.525 per share. The warrant is consideration for management consulting services.

        Peyton Chandler & Sullivan, Inc., an investor in the Company, was issued 50,000 shares of common stock at the fair market value of $0.03 per share. This was done in January 2007 as consideration for work performed on a consulting contract.

        In January 2007, an out of plan option was granted and exercised by a former employee for 50,000 shares of common stock at an exercise price equal to the fair market value of $0.03 per share. This was completed as part of a severance agreement dated in August 2006. The fair value of the options calculated using the Black Scholes option pricing model was determined to be immaterial.

        In January 2007, the Company approved the 2007 Stock Option Plan. The 2007 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options to our employees, directors and consultants and any parent and subsidiary corporations' employees and consultants. The 2007 Stock Plan also allows for awards of restricted stock to our employees, directors and consultants and any parent and subsidiary corporations' employees, directors and consultants. The Company also authorized up to 64.5 million common shares to be issued under this plan.

        In February 2007, all warrants issued and outstanding, with exercise prices equal to or greater than $0.50 per share, were re-priced to a value equal to one tenth of the original exercise price. Warrants to purchase an aggregate of 7,700,000 shares of common stock were re-priced with exercise prices ranging from $0.05 to $0.053 per share. The fair value of the re-priced warrants, calculated using the Black Scholes option pricing model was determined to be less than the original fair value, accordingly no additional charge was recorded in connection with the repricing.

        In February 2007, the Company issued nonstatuatory and incentive stock options under the 2007 Stock Option Plan totaling 55,227,500 options to purchase shares of common stock at an exercise price of $0.03, which is determined to be the fair market value. The company also issued an out of plan option to purchase 400,000 shares of common stock at an exercise price of $0.50. The fair value of the common stock calculated using the Black Scholes option pricing model was determined to be immaterial.

        In January 2006 and March 2007, the USWD Merger Agreement was amended to account for the increased amount of the unsecured demand promissory notes and to extend the termination date of the agreement to the end of March 2007.

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Capital Telecommunications, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Capital Telecommunications, Inc. and Subsidiaries (Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Telecommunications, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations, and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

  Beard Miller Company LLP

  York, Pennsylvania

  May 5, 2006

Capital Telecommunications, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
			March 31, 2006
	2004	2005
			(Unaudited)
Assets
Current Assets
Cash	$63,779	$23,717	$12,884
Investments	653,202	598,765	686,467
Accounts receivable, net of allowance for adjustments and uncollectible of $205,000	3,957,150	3,562,263	3,277,318
Deferred income taxes	71,000	71,000	16,000
Other assets	92,776	61,704	112,456

Total Current Assets	4,837,907	4,317,449	4,105,125

Property and Equipment, net of accumulated depreciation of $5,020,902, $5,198,546, and $5,439,989 (unaudited) respectively	3,903,300	3,300,333	3,138,558

Other Assets
Customer base, net of accumulated amortization of $1,654,773, $2,139,249, and $2,260,368 (unaudited), respectively	2,046,268	1,561,792	1,440,673
Deferred income taxes	250,000	36,000	19,000
Notes receivable—stockholders	60,000	—	—

Total Other Assets	2,356,268	1,597,792	1,459,673

Total Assets	$11,097,475	$9,215,574	$8,703,356

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit	$1,974,374	$1,692,652	$1,513,416
Current maturities of long-term debt	1,254,982	328,697	182,331
Accounts payable	4,071,404	3,233,684	3,105,397
Accrued line transmission costs	572,000	595,000	596,000
Accrued gross receipts taxes	657,780	642,461	419,646
Accrued corporate taxes	343,378	433,682	446,133
Accrued payphone surcharges	416,391	252,301	251,926
Other accrued liabilities	816,244	979,171	924,742
Deferred income taxes	—	—	29,000

Total Current Liabilities	10,106,553	8,157,648	7,468,591
Long-Term Debt	381,229	—	—
Deferred Income Taxes	—	24,000	26,000

Total Liabilities	10,487,782	8,181,648	7,494,591

Stockholders' Equity
Controlling interest:
Preferred stock ($1.15 cumulative; no par value; authorized—10,000 shares; issued and outstanding—2,500 shares)	25,000	25,000	25,000
Common stock (no par value; authorized—10,000,000 shares; issued—60,000 shares; outstanding—55,762, 54,922, and 54,992 (unaudited) shares, respectively)	50,000	50,000	50,000
Retained earnings	1,617,909	2,163,549	2,302,553
Accumulated other comprehensive income (loss):
Net unrealized holding gains (losses)	19,779	(18,784)	17,051
Treasury stock, common—4,238 shares, 4,908 shares, and 4,908 shares, respectively	(1,163,792)	(1,247,792)	(1,247,792)
Minority interest	60,797	61,953	61,953

Total Stockholders' Equity	609,693	1,033,926	1,208,765

Total Liabilities and Stockholders' Equity	$11,097,475	$9,215,574	$8,703,356

See notes to consolidated financial statements.

Capital Telecommunications, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
				(Unaudited)
Revenue
Sales of communications services	$43,871,172	$34,281,107	$35,409,423	$8,666,303	$8,375,728

Operating Expenses
Line transmission costs, exclusive of depreciation	30,306,414	24,156,891	24,919,175	6,166,905	5,706,632
General and administrative	7,936,345	6,989,888	6,681,928	1,596,663	1,697,276
Selling	1,548,477	1,212,175	1,339,299	337,256	353,600
Depreciation	1,382,429	1,259,917	1,322,537	309,097	241,443
Customer base amortization	739,992	484,476	484,476	121,119	121,119

Total Operating Expenses	41,913,657	34,103,347	34,747,415	8,531,040	8,120,070

Operating Income	1,957,515	177,760	662,008	135,263	255,658

Other Income (Expenses)
Gain on sale of equipment	—	—	300,000	100,000	—
Bad debt recovery	—	—	170,751	—	—
Write-off of note receivable	—	(1,722,418)	—	—	—
Investment income	39,197	51,915	10,125	2,498	27,909
Minority interest	(4,812)	—	(1,156)	—	—
Interest expense	(483,440)	(340,959)	(244,288)	(67,046)	(52,563)

Total Other Income (Expenses), Net	(449,055)	(2,011,462)	235,432	35,452	(24,654)

Income (Loss) before Provision for Income
Taxes (Benefit)	1,508,460	(1,833,702)	897,440	170,715	231,004
Provision for Income Taxes (Benefit)	630,000	(780,000)	351,800	61,000	92,000

Net Income (Loss)	$878,460	$(1,053,702)	$545,640	$109,715	$139,004

See notes to consolidated financial statements.

Capital Telecommunications, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

	Controlling Interest
	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)— Net Unrealized Holding Gains	Treasury Stock, Common	Minority Interest	Total Stockholders' Equity
Balances—December 31, 2002	$25,000	$50,000	$1,793,151	$(123,846)	$(704,678)	$55,985	$1,095,612
Net income	—	—	878,460	—	—	—	878,460
Unrealized holding gains, net of $131,000 deferred income tax expense	—	—	—	192,855	—	—	192,855
Total Comprehensive Income	—	—	—	—	—	—	1,071,315
Purchase of treasury stock	—	—	—	—	(266,076)	—	(266,076)
Increase in minority interest	—	—	—	—	—	4,812	4,812

Balances—December 31, 2003	25,000	50,000	2,671,611	69,009	(970,754)	60,797	1,905,663
Net loss	—	—	(1,053,702)	—	—	—	(1,053,702)
Unrealized holding losses, net of $34,000 deferred income tax benefit	—	—	—	(49,230)	—	—	(49,230)
Total Comprehensive Loss	—	—	—	—	—	—	(1,102,932)
Purchase of treasury stock	—	—	—	—	(193,038)	—	(193,038)

Balances—December 31, 2004	25,000	50,000	1,617,909	19,779	(1,163,792)	60,797	609,693
Net income	—	—	545,640	—	—	—	545,640
Unrealized holding losses, net of $26,000 deferred income tax benefit	—	—	—	(38,563)	—	—	(38,563)
Total Comprehensive Income	—	—	—	—	—	—	507,077
Purchase of treasury stock	—	—	—	—	(84,000)	—	(84,000)
Increase in minority interest	—	—	—	—	—	1,156	1,156

Balances—December 31, 2005	25,000	50,000	2,163,549	(18,784)	(1,247,792)	61,953	1,033,926
Net income (unaudited)	—	—	139,004	—	—	—	139,004
Unrealized holding gains, net of $25,000 deferred income tax expense (unaudited)	—	—	—	35,835	—	—	35,835
Total Comprehensive Income (Unaudited)	—	—	—	—	—	—	174,839

Balances—March 31, 2006 (Unaudited)	$25,000	$50,000	$2,302,553	$17,051	$(1,247,792)	$61,953	$1,208,765

Capital Telecommunications, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
				(Unaudited)
Cash Flows from Operating Activities
Net income (loss)	$878,460	($1,053,702)	$545,640	$109,715	$139,004
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,382,429	1,259,917	1,322,537	309,097	241,443
Amortization	739,992	484,476	484,476	121,119	121,119
Other non-cash adjustment	—	—	60,000	—	—
Gain on sale of equipment	—	—	(300,000)	(100,000)	—
Gain on sale of investments	(31,774)	(30,840)	—	—	(24,147)
Write-off of note receivable	—	1,722,418	—	—
Bad debts and billing adjustments	517,417	412,567	265,690	—	—
Minority interest	4,812	—	1,156	—	—
Deferred tax expense (benefit)	531,000	(860,000)	264,000	—	78,000
Change in cash surrender value of life insurance	19,375	—	—	—	—
(Increase) decrease in assets:
Accounts receivable	(191,800)	(504,471)	129,197	(39,240)	284,945
Other assets	(550,498)	38,839	31,072	11,206	(50,752)
Increase (decrease) in liabilities:
Accounts payable	1,671,224	(984,435)	(980,145)	282,055	14,138
Accrued line transmission costs	(336,000)	(248,000)	23,000	165,000	1,000
Accrued gross receipts taxes	(673,241)	339,588	(15,319)	(259,711)	(222,815)
Accrued corporate taxes	(114,174)	95,499	90,304	61,000	12,451
Accrued payphone surcharges	30,186	(57,085)	(164,090)	(337)	(375)
Other accrued liabilities	352,597	(417,481)	162,927	152,065	(54,429)

Net Cash Provided by Operating Activities	4,230,005	197,290	1,920,445	811,969	539,582

Cash Flows from Investing Activities
Cash paid to acquire certain assets from vNet Source, Inc.	(2,289,400)	—	—	—	—
Capital expenditures	(334,965)	(138,496)	(577,145)	(67,738)	(222,093)
Purchase of available-for-sale securities	(7,424)	(44,371)	(10,126)	(2,498)	(95,234)
Proceeds from disposal of available-for-sale securities	65,000	216,426	—	—	92,514
Proceeds from sale of vNet Source, Inc. assets	200,000	—	—	—	—
Repayment of note receivable	—	806,295	—	—	—
Proceeds from sale of equipment	—	—	300,000	100,000	—
Proceeds from surrender of life insurance	214,250	—	—	—	—

Net Cash Provided by (Used in) Investing Activities	(2,152,539)	839,854	(287,271)	29,764	(224,813)

Cash Flows from Financing Activities
Change in line of credit	59,000	759,374	(281,722)	(493,290)	(179,236)
Proceeds from long-term debt	44,273	—	—	—	—
Principal payments against long-term debt	(1,916,484)	(1,601,473)	(1,307,514)	(359,175)	(146,366)
Cash paid for treasury stock	(266,076)	(193,038)	(84,000)	(30,000)	—

Net Cash Used in Financing Activities	(2,079,287)	(1,035,137)	(1,673,236)	(882,465)	(325,602)

Net Increase (Decrease) in Cash	(1,821)	2,007	(40,062)	(40,732)	(10,833)
Cash—Beginning	63,593	61,772	63,779	63,779	23,717

Cash—Ending	$61,772	$63,779	$23,717	$23,047	$12,884

Capital Telecommunications, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Supplementary Schedule of Non-cash Investing
and Financing Activities

In 2006:

        The Company recorded unrealized holding gains on available-for-sale securities of $60,835, less deferred income tax expense of $25,000 as a direct increase to stockholders' equity.

In 2005:

        The Company recorded unrealized holding losses on available-for-sale securities of $64,563, less a deferred income tax benefit of $26,000 as a direct decrease to stockholders' equity.

        The Company acquired $142,425 of equipment, the cost of which was included in accounts payable.

In 2004:

        The Company recorded unrealized holding losses on available-for-sale securities of $83,230, less a deferred income tax benefit of $34,000 as a direct decrease to stockholders' equity.

In 2003:

        The Company recorded unrealized holding gains on available-for-sale securities of $323,855 less deferred income tax expense of $131,000 as a direct increase to stockholders' equity.

        The Company entered into a note payable in the amount of $2,483,600 in conjunction with the acquisition of assets from vNet Source, Inc.

        Net assets sold of vNet Source, Inc. consists of the following:

Assets of vNet Source, Inc.
Net assets sold
Net working capital	$179,306
Equipment and other assets, net	5,194,014
Note payable assumed by buyer	(2,244,607)

Total Net Assets Sold	3,128,713
Cash received	(200,000)

Note receivable assumed by the Company prior to provision for deferred gain	$2,928,713

        The gain on sale of these net assets of $400,000 was deferred pending receipt of the note receivable balance.

Capital Telecommunications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1—Nature of Operations

        Capital Telecommunications, Inc. and Subsidiaries (Pennsylvania C corporations) (Company) operates a long distance telephone system and is an internet service provider serving customers in the Mid-Atlantic States and Texas.

Note 2—Estimates and Summary of Significant Accounting Policies

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, if any, at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions made by management include establishing reserves for accounts receivable, depreciation and amortization, and various tax accruals.

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

  Principles of Consolidation

        The financial statements include those of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions are eliminated in the consolidated financial statements.

  Accounts Receivable

        Accounts receivable are stated at outstanding balances, less an allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income. Accounts deemed to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on past experience, aging of the receivables, adverse situations that may affect a customer's ability to pay, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates that may be susceptible to significant change. Unpaid balances remaining after the stated payment terms are considered past due.

  Revenue Recognition

        The Company records as revenue the amount of communications services as measured by the minutes of traffic processed, after deducting an estimate of the traffic which may not be collected.

  Property and Equipment

        Property and equipment is recorded at cost and depreciated commencing with the first full month assets are placed in service, using the straight line method over their estimated useful lives as follows: communication system equipment, three to five years; property and improvements, fifteen to twenty-five years; office furniture and equipment, three to five years. Maintenance and repairs are charged to operations as incurred.

  Advertising and Marketing Costs

        Advertising and marketing costs are expensed as incurred.

  Customer Base

        The customer base is amortized on a straight-line basis over five to eight years. Estimated amortization expense for each of the remaining four years is approximately $484,000 from 2006 to 2008 and $110,000 in 2009.

  Investments

        At the date of acquisition and each subsequent balance sheet date, investments in debt and equity securities are classified into three categories and accounted for as follows:

  1.
  Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost.

  2.
  Debt securities and equity securities having a readily determinable fair value that are acquired and held principally for the purpose of selling and benefiting from short-term price fluctuations are classified as trading securities and stated at fair value. Unrealized gains and losses are included in operating results.

  3.
  Debt securities and equity securities having a readily determinable fair value and not classified as held-to-maturity or trading securities are classified as available-for-sale securities and stated at fair value. Unrealized gains and losses are excluded from operating results and are reported as a separate component of equity, net of deferred income taxes.

        Realized gains and losses, if any, on the sale or disposal of investments are computed on an average cost method.

  Income Taxes

        Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes primarily relate to differences between the bases of accounts receivable, communications system, investments, customer base, and accrued liabilities for financial and income tax reporting. Collectively, these differences are referred to as temporary differences. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the temporary differences reverse, or when the underlying assets and liabilities are recovered or settled. Deferred tax assets are also recognized for net operating loss carry forwards that are available to offset future taxable income.

  Unaudited Interim Results

        The accompanying consolidated balance sheet as of March 31, 2006, the consolidated statements of income and of cash flows for the three months ended March 31, 2005 and 2006, and the consolidated statement of stockholders' equity for the three months ended March 31, 2006, are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company's consolidated financial position as of March 31, 2006, and the consolidated results of their operations, and their cash flows for the three months ended March 31, 2005 and 2006. The financial data and other information disclosed in these notes to the financial statements related to the three month periods are unaudited. The results for the three months ended March 31, 2006, are not necessarily indicative of the results to be expected for the year ending December 31, 2006, or for any other interim period or for any future year.

Note 3—Advertising and Marketing Costs

        Advertising and marketing costs amounted to $68,915, $81,305, and $16,296 for the years ended December 31, 2003, 2004, and 2005, respectively.

Note 4—Investments

        The cost, gross unrealized gains and losses, and fair value of available-for-sale securities consist of the following as of:

	December 31, 2004
		Gross Unrealized
Available-for-Sale				Fair Value
	Cost	Gains	Losses
Money market account	$4,030	$—	$—	$4,030
Equity securities	616,393	96,134	(63,355)	649,172

	$620,423	$96,134	$(63,355)	$653,202

	December 31, 2005
Money market account	$13,746	$—	$—	$13,746
Equity securities	616,803	88,878	(120,662)	585,019

	$630,549	$88,878	$(120,662)	$598,765

	March 31, 2006 (Unaudited)
Money market account	$109,087	$—	$—	$109,087
Equity securities	548,328	82,424	(53,372)	577,380

	$657,415	$82,424	$(53,372)	$686,467

        Proceeds from the sale and gross realized gains of available-for-sale securities consist of the following for the years and three months ended:

	Years Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
					(Unaudited)
Proceeds from sale	$65,000	$216,426	$—	$—	$92,514
Gross realized gains (using average cost method)	31,774	30,840	—	—	24,147

        Unrealized holding gains (losses) on available-for-sale securities included as a separate component of equity consist of the following as of and for the years and three months ended:

	Years Ended December 31,
				Three Months Ended March 31, 2006
	2003	2004	2005
				(Unaudited)
Unrealized holding gains (losses)—beginning	$(123,846)	$69,009	$19,779	$(18,784)

Unrealized holding gains (losses)	355,629	(52,390)	(64,563)	84,982
Reclassification adjustment for realized gains included in net income (loss)	(31,774)	(30,840)	—	(24,147)

Net unrealized holding gains (losses)	323,855	(83,230)	(64,563)	60,835
Income tax benefit (expense)	(131,000)	34,000	26,000	(25,000)

Net unrealized holding gains (losses), net of income taxes	192,855	(49,230)	(38,563)	35,835

Unrealized holding gains (losses)—ending	$69,009	$19,779	($18,784)	$17,051

        The following tables show the investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous loss position as of December 31, 2004 and 2005 and March 31, 2006. Six individual securities had unrealized losses as of December 31, 2004 and 2005 and March 31, 2006. Management believes that holding losses recorded on these investments are not a permanent impairment.

	December 31, 2004
	Less than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Common stocks	$—	$—	$177,075	$(63,355)	$177,075	$(63,355)

	December 31, 2005
Common stocks	$104,040	$(33,195)	$152,963	$(87,467)	$257,003	$(120,662)

	March 31, 2006
Common stocks	$101,520	$(35,715)	$197,934	$(17,657)	$299,454	$(53,372)

Note 5—Write-off of Note Receivable

        On October 7, 2003, the Company's subsidiary, vNet Source, Inc. sold certain of its assets for consideration of $6,068,230. The consideration and resulting gain consisted of the following for the year ended:

December 31, 2003
Cash collected at settlement	$200,000
Assumption of note payable	2,244,607
Assumption of accounts payable	694,910
Installment sale note receivable	2,928,713

Total Consideration	6,068,230

Less: Book value of assets sold:
Accounts receivable	410,046
Other assets	464,170
Equipment, net	4,794,014

5,668,230

Tentative Gain from Sale of Assets	$400,000

Portion of Gain Deferred	$400,000

        The write-off of the note receivable consists of the following for the year ended:

December 31, 2004
Original installment note receivable	$2,928,713
Reserve established in 2003 to defer gain of the sale of net assets	(400,000)
Cash collected and other adjustments	(806,295)

Write-off of note receivable	$1,722,418

Note 6—Property and Equipment

        The cost of property and equipment consists of the following as of:

	December 31,
			March 31, 2006
	2004	2005
			(Unaudited)
Communication system equipment	$7,874,674	$7,467,385	$7,542,717
Property and improvements	971,502	971,503	971,503
Office furniture and equipment	78,026	59,991	64,327

	$8,924,202	$8,498,879	$8,578,547

Note 7—Line of Credit

        The Company entered into a line of credit agreement with M&T Bank. The line of credit agreement provides for maximum borrowings of $3,000,000 at the bank's prime rate plus 0.50% (8.25% as of March 31, 2006), and is collateralized by the Company's accounts receivable, inventory, real estate, equipment, and general intangibles, and the assignment of a life insurance policy. The line of credit contains a covenant which requires the Company to maintain certain financial ratios. The Company is not in violation of any covenants. Amounts outstanding under this agreement amounted to $1,692,652, $1,974,374, and $1,513,416 as of December 31, 2005 and 2004, and March 31, 2006, respectively.

Note 8—Long-Term Debt

        Long-term debt consists of the following as of:

	December 31,
			March 31, 2006
	2004	2005
			(Unaudited)
9% (LIBOR, plus 5%) as of December 31, 2005; notes payable in various amounts through July, 2006; collateralized by related communication system equipment	$939,211	$328,697	$182,331
7% (fixed); promissory note payable; collateralized by related customer base acquired; repaid during 2005	572,000	—	—
Promissory note payable; collateralized by the assets acquired; repaid during 2005	125,000	—	—

	1,636,211	328,697	182,331
Current maturities of long-term debt	(1,254,982)	(328,697)	(182,331)

	$381,229	$—	$—

        Notes payable contain covenants which require the Company to maintain certain financial ratios. The Company is not in violation of any covenants.

Note 9—Provision for Income Taxes (Benefit)

        Provision for income taxes (benefit) consist of the following for the years ended December 31:

	2003	2004	2005
Current expense:
Federal and state	$99,000	$80,000	$87,800
Deferred expense (benefit), excluding the effects of the following:	656,000	(307,000)	264,000
Benefit resulting from net operating loss carry forwards	(125,000)	(553,000)	—

	$630,000	$(780,000)	$351,800

        The federal income tax provision differs from the provision that would result from applying graduated federal statutory rates to income before income taxes because of the federal benefit of state income taxes. Transactions without tax consequences are not significant.

        The components of net deferred income tax assets consist of the following as of December 31:

	2004	2005
Gross deferred tax assets:	$671,000	$675,000
Amortization of customer base bad debt reserve	71,000	71,000
Net operating losses	818,000	296,000
Accrued liabilities	61,000	48,000
Other	27,000	43,000

	1,648,000	1,133,000

Gross deferred tax liabilities:
Cumulative excess tax depreciation	(853,000)	(660,000)
Accrued liabilities	(259,000)	(233,000)

	(1,112,000)	(893,000)

Deferred tax valuation allowance	(215,000)	(157,000)

Net Deferred Tax Assets	$321,000	$83,000

        The Company has federal net operating loss carry forwards amounting to approximately $850,000 that may be used to offset against future taxable income. These net operating loss carry forwards will expire between 2020 and 2024.

Note 10—Preferred Dividend

        As of December 31, 2005, the cumulative value of the preferred dividends in arrears amounted to $64,688 ($25.88 per share).

Note 11—Commitments

        As of December 31, 2005, the Company was committed under non-cancelable, non-capitalized leases for the rental of office and retail space which requires annual minimum lease payments of approximately $380,000, $234,000, $164,000, $84,000, and $79,000 from 2006 to 2010, respectively. Total rental expense for all operating leases amounted to $571,933, $520,817, and $515,978 for the years ended December 31, 2003, 2004, and 2005, respectively.

Note 12—Retirement Investment Plan

        The Company sponsors a retirement investment plan which covers all eligible employees. Contributions to the plan consist of employee contributions and Company matching contributions. Company contributions to the plan totaled $139,900, $135,464, and $62,181 for the years ended December 31, 2003, 2004, and 2005, respectively.

Note 13—Concentration of Credit Risk

        The Company maintains cash balances at several financial institutions. At times during the years ended December 31, 2004 and 2005 the Company's cash balances may have exceeded the federally insured limit of $100,000.

Note 14—Significant Events

        On December 31, 2003, under a court order, the Company received a $1,500,000 administrative expense claim. The court ordered stipulation is the result of certain claims filed by the Company alleging breech of a six-month minimum service commitment by a customer. The proceeds of this claim were netted against operating expenses in the accompanying consolidated statements of income.

        In October, 2003, a contract from a customer was cancelled. Revenue from that customer was approximately 12% of the Company's total revenue for the year ended December 31, 2003.

Note 15—Reclassifications

        Certain information in the 2003 and 2004 consolidated financial statements and related footnotes contain reclassifications to make that information comparable to information presented in the 2005 consolidated financial statements. Reclassifications primarily relate to the reclassification of selling, general and administrative expenses, depreciation, and write-off of a note receivable.

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
StarVox Communications, Inc.:

        We consent to the reference to our firm in the Form 14A (Commission file no. 0-22848) of U.S. Wireless Data, Inc. and to the incorporation by reference therein pertaining to StarVox Communications, Inc., of our report dated October 31, 2006, except for the computation of net loss per share described in Note 1, the restatement described in Note 2, the Going Concern described in Note 3 and the subsequent events described in Note 16 to the Consolidated Financial Statements, as to which the date is February 15, 2007.

/s/  ARMANINO MCKENNA LLP
Armanino McKenna LLP

San Ramon, California
August 13, 2007

Consent of Independent Accounting Firm

U.S. Wireless Data, Inc.
San Jose, California

        We hereby consent to the inclusion in this Schedule 14A filed by U.S. Wireless Data, Inc. of our report dated May 5, 2006 on the consolidated financial statements of Capital Telecommunications, Inc.

                      /s/  BEARD MILLER COMPANY LLP
                      Beard Miller Company LLP

York, Pennsylvania
August 15, 2007

OTHER MATTERS

        The Board of Directors does not know of any other matter to be presented at the Special Meeting. If any additional matters are properly presented at the Special Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of Common Stock and Series A Preferred Stock they represent in accordance with their own judgment on such matters.

        It is important that your shares be represented at the Special Meeting, regardless of the number of shares that you hold. We urge you to vote by executing and returning, at your earliest convenience, the enclosed proxy card in the envelope that has also been enclosed.

By Order of the Board of Directors,

Christopher T. McKee Vice President, Legal Counsel and Secretary
San Jose, California August 30, 2007

Appendix A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

U.S. WIRELESS DATA, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

        Thomas Rowley hereby certifies that:

        ONE:    The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 3, 2000 (the "Original Certificate"). The Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 21, 2007 (the "Certificate of Designation").

        TWO:    He is the duly elected and acting Chief Executive Officer of U.S. Wireless Data, Inc., a Delaware corporation.

        THREE:    The Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

        The name of the corporation is StarVox Communications, Inc. (the "Corporation").

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("Delaware General Corporation Law").

ARTICLE IV

        a.     The total number of shares of capital stock which the Corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock, $0.01 par value per share ("Common Stock"), and Five Million (5,000,000) shares of preferred stock, $0.01 par value per share ("Preferred Stock"). Upon the close of business on the date of filing of this Amended and Restated Certificate of Incorporation (the "Filing Date") and immediately upon the automatic conversion of the Corporation's Series A Convertible Preferred Stock into Common Stock as set forth in the Certificate of Designation, each two and one-half (2.5) outstanding shares of the Corporation's Common Stock will be exchanged and combined, automatically and without further action, into one share of Common Stock. Such combination shall be effected on a certificate by certificate basis. Instead of any fractional shares of Common Stock which would otherwise be issuable as a result of such combination, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the fair market value of one share of Common stock on the Filing Date. Upon the occurrence of the conversion of the Series A Convertible Preferred Stock into Common Stock, no further shares of Series A Convertible Preferred Stock will be issued subject to the Certificate of Designation, and all matters set forth in the Certificate of Designation with respect to the Series A Convertible Preferred Stock shall be void and of no effect.

        b.     The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of this Article, at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, of any number of shares of Preferred Stock, and by filing a certificate of designation pursuant to Section 151 of the Delaware General Corporation Law, to establish the number of shares to be included in each series of Preferred Stock and to fix the powers, designations, preferences, relative rights, qualifications and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, a determination of the following:

            (i)  The number of shares of Preferred Stock constituting that series and the distinctive designation of that series;

           (ii)  The dividend rate on the shares of Preferred Stock of that series, whether dividends shall be cumulative, and if so, from which date or dates, and whether they shall be payable in preference to, or in such relation to, the dividends payable on any other class or classes or of any other series of the capital stock of the Corporation;

          (iii)  Whether that series shall have any voting rights in addition to those provided by law, and if so, the terms of such additional voting rights;

          (iv)  Whether that series shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

           (v)  Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all of the shares are to be redeemed, the date or dates upon or after which they shall be redeemable and the type and amount of consideration payable per share in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi)  Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and if so, the terms and amount of such sinking fund;

         (vii)  The right of shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase or redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation;

        (viii)  The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights or any other class or classes or series of capital stock; and

          (ix)  Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

ARTICLE V

        The number of directors of the Corporation shall be fixed from time to time in the manner provided in the By-laws of the Corporation (the "By-laws"). The election of directors of the Corporation need not be by ballot unless the By-laws so require.

ARTICLE VI

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

        The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law.

ARTICLE VIII

        a.     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-laws of the Corporation.

        b.     From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (b).

ARTICLE IX

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X

        The Board of Directors of the Corporation shall have the broadest possible authority and discretion in adoption and maintaining resistance to, and defenses against, takeover bids that it deems not to be in the best interests of the Corporation, including (without limitation) adopting and maintaining any form of stockholder rights plan or "poison pill" comprised of such terms and features as the Board deems to be in the best interests of the Corporation. Without limitation on the foregoing, the Board shall have the authority and discretion to adopt and maintain a stockholder rights plan or other defensive mechanism that may be deactivated or redeemed only (1) by vote of continuing directors (i.e. the directors who put such stockholder rights plan or other defensive mechanism in place or the designated successors of such directors) to the exclusion of newly elected directors nominated or supported by a takeover bidder or bidders, (2) after a prescribed delay period following election of directors making up a majority of the Board if such new directors are nominated or supported by a takeover bidder or bidders, or (3) before election of directors making up a majority of the board if such new directors are nominated or supported by a takeover bidder or bidders. No bylaw shall limit in any way the authority of Board of Directors to adopt or maintain any stockholders rights plan or otherwise to resist or defend against any takeover bid that the Board finds not to be in the best interests of the Corporation.

        FOUR:    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

        FIVE:    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. The holders of a majority of the outstanding Common Stock and the holders of a majority of the Series A Preferred Stock of the Corporation duly approved this Amended and Restated Certificate of Incorporation.

{Remainder of this page left intentionally blank.}

        IN WITNESS WHEREOF, U.S. Wireless Data, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this            day of September, 2007.

By:

Name: Thomas Rowley Title: Chief Executive Officer

Appendix B

U.S. WIRELESS DATA, INC.

2007 EQUITY INCENTIVE PLAN

        1.     Purposes of the Plan. The purposes of this Plan are:

    •
    to attract and retain the best available personnel for positions of substantial responsibility,

    •
    to provide incentives to individuals who perform services to the Company, and

    •
    to promote the success of the Company's business.

        The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

        2.     Definitions.    As used herein, the following definitions will apply:

           (a)  "Administrator" means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

           (b)  "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

           (c)  "Applicable Laws" means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

           (d)  "Award" means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

           (e)  "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

            (f)  "Board" means the Board of Directors of the Company.

           (g)  "Change in Control" means the occurrence of any of the following events:

              (i)  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

             (ii)  The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;

            (iii)  A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

            (iv)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

           (h)  "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

            (i)  "Committee" means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

            (j)  "Common Stock" means the common stock of the Company.

           (k)  "Company" means U.S. Wireless, Inc., a Delaware corporation, or any successor thereto.

            (l)  "Consultant" means any person, including an advisor, engaged by the Company or its Affiliates to render services to such entity.

          (m)  "Determination Date" means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as "performance-based compensation" under Section 162(m) of the Code.

           (n)  "Director" means a member of the Board.

           (o)  "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

           (p)  "Employee" means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director's fee by the Company will be sufficient to constitute "employment" by the Company.

           (q)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           (r)  "Fair Market Value" means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed and readily tradable on any established stock exchange or a national market system. If the Common Stock is not listed and readily tradable on any established stock exchange or a national market system, the value of the Common Stock will be determined by the Administrator in good faith.

           (s)  "Fiscal Year" means the fiscal year of the Company.

            (t)  "Incentive Stock Option" means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(1)
All references to Common Stock under the Plan (including numbers of shares) shall be deemed in reference to the Series A Preferred Stock of the Company, pending automatic conversion of such Series A Preferred Stock, in accordance with its terms, into Common Stock. Prior to such conversion, each share of Series A Preferred Stock shall be convertible into approximately 73.6908 shares of Common Stock, before adjustment for any split of the Common Stock.

           (u)  "Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

           (v)  "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (w)  "Option" means a stock option granted pursuant to the Plan.

           (x)  "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

           (y)  "Participant" means the holder of an outstanding Award.

           (z)  "Performance Goals" will have the meaning set forth in Section 11 of the Plan.

         (aa)  "Performance Period" means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

         (bb)  "Performance Share" means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

         (cc)  "Performance Unit" means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

         (dd)  "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

         (ee)  "Plan" means this 2007 Equity Incentive Plan.

          (ff)  "Restricted Stock" means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

         (gg)  "Restricted Stock Unit" means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

         (hh)  "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

           (ii)  "Section 16(b)" means Section 16(b) of the Exchange Act.

           (jj)  "Service Provider" means an Employee, Director or Consultant.

         (kk)  "Share" means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

           (ll)  "Stock Appreciation Right" means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

      (mm)  "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

         (nn)  "Successor Corporation" has the meaning given to such term in Section 14(c) of the Plan.

        3.     Stock Subject to the Plan.

           (a)  Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 907,998 Shares plus (i) any Shares subject to stock options or similar awards granted under the StarVox Communications, Inc. 2007 Stock Plan (the "2007 Plan") that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2007 Plan that are forfeited to or repurchased by the Company, and (ii) an annual automatic increase to be added on the first day of the Company's Fiscal Year beginning with the Company's 2009 Fiscal Year, equal to the least of (A) 1,000,000 Shares, (B) four percent (4%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (C) such number of shares determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock. All share amounts referenced in the Plan are without adjustment for the reverse split of the Company's Common Stock contemplated in its definitive Proxy Statement dated as of August     , 2007.

           (b)  Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price) will cease to be available under the Plan. However, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

        4.     Administration of the Plan.

           (a)  Procedure.

              (i)  Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

             (ii)  Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

            (iii)  Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

            (iv)  Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

           (b)  Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

              (i)  to determine the Fair Market Value;

             (ii)  to select the Service Providers to whom Awards may be granted hereunder;

            (iii)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

            (iv)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

             (v)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

            (vi)  to modify or amend each Award (subject to Section 19(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 14), and neither may the Administrator cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price;

           (vii)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

          (viii)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

            (ix)  to make all other determinations deemed necessary or advisable for administering the Plan.

           (c)  Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

        5.     Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.

        6.     Stock Options.

           (a)  Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market

  Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

           (b)  Number of Shares. The Administrator will have complete discretion to determine the number of Options granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options covering more than 1,000,000 Shares.

           (c)  Term of Option. The Administrator will determine the term of each Option in its sole discretion. Any Option granted under the Plan will not be exercisable after the expiration of ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

           (d)  Option Exercise Price and Consideration.

              (i)  Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. The Administrator may not modify or amend an Option to reduce the exercise price of such Option after it has been granted (except for adjustments made pursuant to Section 14 of the Plan) nor may the Administrator cancel any outstanding Option and replace it with a new Option, Stock Appreciation Right, or other Award with a lower exercise price, unless, in either case, such action is approved by the Company's stockholders.

             (ii)  Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

            (iii)  Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.

           (e)  Exercise of Option.

              (i)  Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

            An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with all applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

             (ii)  Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant's termination as the result of the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

            (iii)  Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

            (iv)  Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant's death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

             (v)  Other Termination. A Participant's Award Agreement may also provide that if the exercise of the Option following the termination of Participant's status as a Service Provider (other than upon the Participant's death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant's Award Agreement may also provide that if the exercise of the Option following the termination of the Participant's status as a Service Provider (other than upon the Participant's death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant's status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

        7.     Stock Appreciation Rights.

           (a)  Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

           (b)  Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 600,000 Shares.

           (c)  Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. The Administrator may not modify or amend a Stock Appreciation Right to reduce the exercise price of such Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 14 of the Plan) nor may the Administrator cancel any outstanding Stock Appreciation Right and replace it with a new Stock Appreciation Right, Option, or other Award with a lower exercise price, unless, in either case, such action is approved by the Company's stockholders.

           (d)  Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

           (e)  Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that no Stock Appreciation Right will have a term greater than ten (10) years from its date of grant. Notwithstanding the foregoing, the rules of Section 6(e) also will apply to Stock Appreciation Rights.

            (f)  Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

              (i)  The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

             (ii)  The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

        8.     Restricted Stock.

           (a)  Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

           (b)  Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will receive more than an aggregate of 400,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

           (c)  Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

           (d)  Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

           (e)  Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

            (f)  Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

           (g)  Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

           (h)  Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

        9.     Restricted Stock Units.

           (a)  Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 400,000 Restricted Stock Units.

           (b)  Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

           (c)  Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

           (d)  Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

           (e)  Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

        10.   Performance Units and Performance Shares.

           (a)  Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant will receive Performance Units having an initial value greater than $300,000, and (b) no Participant will receive more than 400,000 Performance Shares.

           (b)  Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

           (c)  Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

           (d)  Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

           (e)  Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

            (f)  Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

        11.   Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement ("Performance Goals") including one or more of the following measures: (a) business divestitures and acquisitions, (b) cash flow, (c) cash position, (d) earnings, (e) earnings before interest and taxes, (f) earnings before interest, taxes, depreciation and amortization, (g) earnings per Share, (h) economic profit, (i) economic value added, (j) equity or stockholder's equity, (k) expenses, (l) gross margin, (m) market share, (n) net income, (o) net profit, (p) net sales, (q) new product development, (r) number of customers, (s) operating earnings, (t) operating income, (u) operating margin, (v) profit after taxes, (w) profit before taxes, (x) ratio of debt to debt plus equity, (y) ratio of operating earnings to capital spending, (z) return on capital, (aa) return on equity, (bb) return on investments, (cc) return on net assets, (dd) return on sales, (ee) return on stockholder equity, (ff) return to stockholders, (gg) revenue, (hh) sales, (ii) sales growth, (jj) time to market, and (kk) working capital. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

        12.   Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and its Affiliates. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

        13.   Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. With the approval of the Administrator, a Participant may, in a manner specified by the Administrator, (a) transfer an Award to a Participant's spouse or former spouse pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant's immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant's immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant's immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant's immediate family control the management of the foundation's assets. For purposes of this Section 13, "immediate family" shall mean the Participant's spouse, former spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive or step relationships and any person sharing the Participant's household (other than as a tenant or employee).

        14.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.

           (a)  Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 10.

           (b)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

           (c)  Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the "Successor Corporation"). In the event that the Successor Corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if the Successor Corporation refuses to assume or substitute an Option or Stock Appreciation Right in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

          For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

          Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant's consent; provided, however, a modification to such Performance Goals only to reflect the Successor Corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

        15.   Tax Withholding.

           (a)  Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes required to be withheld with respect to such Award (or exercise thereof).

           (b)  Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

        16.   No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

        17.   Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

        18.   Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

        19.   Amendment and Termination of the Plan.

           (a)  Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

           (b)  Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

           (c)  Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

        20.   Conditions Upon Issuance of Shares.

           (a)  Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

           (b)  Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

        21.   Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

        22.   Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

U.S. WIRELESS DATA, INC.
2728 Orchard Parkway
San Jose, California 95134

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF U.S. WIRELESS DATA, INC.

        The undersigned stockholder of U.S. Wireless Data, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and Proxy Statement, each dated August 30, 2007, and mailed to our stockholders in connection with the Special Meeting of Stockholders to be held on September 14, 2007 at 10:00 a.m., local time, at our offices located at 2728 Orchard Parkway, San Jose, California 95134, and hereby appoints Thomas Rowley and Christopher McKee and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting and at any adjournments or postponements thereof, and to vote all shares of Common Stock and/or Series A Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Whether or not you plan to attend the special meeting, please vote by completing, signing, dating and promptly returning this proxy in the postage-prepaid envelope provided. You may revoke your proxy at any time prior to the special meeting. If you decide to attend the special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the special meeting.

THIS PROXY WILL BE VOTED IN THE MANNER YOU DIRECT OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE BELOW-DESCRIBED PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side)

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. ☒

		FOR	AGAINST	ABSTAIN
1.	PROPOSAL TO CHANGE THE COMPANY'S NAME TO "STARVOX COMMUNICATIONS, INC."	☐	☐	☐
2.	PROPOSAL TO INCREASE THE AUTHORISED NUMBER OF SHARES OF OUR COMMON STOCK FROM 19,000,000 TO 200,000,000.	☐	☐	☐
3.	PROPOSAL TO EFFECT A 1-FOR-2.5 SHARE REVERSE SPLIT OF OUR COMMON STOCK.	☐	☐	☐
4.	PROPOSAL TO DELETE ALL REFERENCES TO THE COMPANY'S SERIES A PREFERRED STOCK.	☐	☐	☐
5.	PROPOSAL TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF OUR PREFERRED STOCK FROM 1,000,000 TO 5,000,000.	☐	☐	☐
6.	PROPOSAL TO APPROVE THE ADOPTION OF THE 2007 EQUITY INCENTIVE PLAN.	☐	☐	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted by this method.				☐

Signature:	Date:	Signature:	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

AMENDMENTS TO CURRENT CHARTER
PROPOSAL #1 CHANGE CORPORATE NAME TO "STARVOX COMMUNICATIONS, INC."
PROPOSAL #2 INCREASE THE AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL #3 EFFECT A 1-FOR-2.5 SHARE REVERSE SPLIT OF OUR COMMON STOCK
PROPOSAL #4 DELETE ALL REFERENCES TO THE COMPANY'S SERIES A PREFERRED STOCK
PROPOSAL #5 INCREASE THE AUTHORIZED PREFERRED STOCK
PROPOSAL #6 APPROVAL OF THE 2007 EQUITY INCENTIVE PLAN
SUMMARY COMPENSATION TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
U.S. Wireless Data, Inc. Condensed Consolidated Statement of Operations (in thousands)
U.S. Wireless Data, Inc. Condensed Consolidated Balance Sheet Data (in thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
History
U.S. Wireless Data, Inc. Unaudited Condensed Consolidated Balance Sheet May 31, 2007 (in thousands except per share data)
U.S. Wireless Data, Inc. Consolidated Statements of Operations (in thousands,except per share data)
U.S. Wireless Data, Inc. Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit (in thousands, except share and per share data)
U.S. Wireless Data, Inc. Consolidated Statements of Cash Flows (in thousands)
U.S. WIRELESS DATA, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
StarVox Communications, Inc. Unaudited Pro Forma Condensed Consolidated Statements of Operations For the Fiscal Year Ended August 31, 2006 (in thousands except per share data)
StarVox Communications, Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet November 30, 2006 (in thousands except per share data)
StarVox Communications, Inc. Unaudited Pro Forma Condensed Consolidated Statements of Operations For the Three Months Ended November 30, 2006 (in thousands except per share data)
INDEPENDENT AUDITORS' REPORT
StarVox Communications, Inc. Consolidated Balance Sheets (in thousands, except share and per share data)
StarVox Communications, Inc. Consolidated Statements of Operations (in thousands,except per share data)
StarVox Communications, Inc. Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit (in thousands, except share and per share data)
StarVox Communications, Inc. Consolidated Statements of Cash Flows (in thousands)
STARVOX COMMUNICATIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT
Capital Telecommunications, Inc. and Subsidiaries Consolidated Statements of Income
Capital Telecommunications, Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity
Capital Telecommunications, Inc. and Subsidiaries Consolidated Statements of Cash Flows
Capital Telecommunications, Inc. and Subsidiaries Consolidated Statements of Cash Flows Supplementary Schedule of Non-cash Investing and Financing Activities
Capital Telecommunications, Inc. and Subsidiaries Notes to Consolidated Financial Statements
CONSENT OF INDEPENDENT AUDITORS
Consent of Independent Accounting Firm
OTHER MATTERS
  Appendix A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF U.S. WIRELESS DATA, INC. (Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
  Appendix B
U.S. WIRELESS DATA, INC. 2007 EQUITY INCENTIVE PLAN